UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Hutchinson Technology Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

36,356,580 shares of common stock subject to the transaction (consisting of (a) 33,679,958 shares of common stock outstanding as of November 18, 2015; (b) 8,506 shares of restricted common stock outstanding as of November 18, 2015; (c) 2,114,514 shares of common stock underlying options to purchase shares of common stock outstanding as of November 18, 2015 with exercise prices below $4.00; and (d) 553,602 unvested restricted stock units outstanding as of November 18, 2015).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001007 by the underlying value of the transaction of $139,653,697, which has been calculated as the sum of: (A) the product of 33,688,464 shares of common stock subject to the transaction (consisting of 33,679,958 shares of common stock outstanding as of November 18, 2015 and 8,506 shares of restricted common stock outstanding as of November 18, 2015) and the maximum potential merger consideration of $4.00 per share; plus (B) the product of: (i) 2,114,514 shares of common stock underlying options to purchase shares of common stock outstanding as of November 18, 2015 with an exercise price below $4.00 and (ii) the difference between $4.00 per share and the weighted-average exercise price of such options of $2.73 per share; plus (C) the product of 553,602 unvested restricted stock units outstanding as of November 18, 2015 and the maximum potential merger consideration of $4.00 per share.

(4)	Proposed maximum aggregate value of transaction:

$139,653,697

(5)	Total fee paid:

$14,064

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED [●], 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2015

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Hutchinson Technology Incorporated, which we refer to as the Company, to be held on [●], 2016 at our principal executive offices at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, at 9:00 a.m., Central Time.

At the special meeting, you will be asked to consider and vote on the following proposals:

1.	Approval of the Merger Agreement. To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated November 1, 2015, which we refer to as the merger agreement, by and among the Company, Headway Technologies, Inc., which we refer to as Parent, and Hydra Merger Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub. Parent and Merger Sub are affiliates of TDK Corporation. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent, which we refer to as the merger.

2.	Approval of an Increase in the Conversion Rate of the Convertible Notes. To approve an increase in the conversion rate for the Company’s 8.50% Convertible Senior Notes due 2019 (the “convertible notes”).

3.	Adjournment of the Special Meeting. To adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

4.	Advisory Vote on Merger-Related Named Executive Officer Compensation. To approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

If the merger is consummated, you will be entitled to receive, for each share of our common stock you own (unless you have properly perfected your dissenters’ rights with respect to such shares), per-share merger consideration in an amount equal to:

•	$3.62 in cash, without interest and less any applicable withholding taxes (the “base consideration”), plus

•	up to $0.38 in cash, without interest and less any applicable withholding taxes (the “additional consideration”). The additional consideration will be determined prior to consummation of the merger and will depend on the amount of the Company’s net cash as of a fiscal period end within 45 days prior to the consummation of the merger (referred to as the measurement date). Sample calculations of the additional consideration, and the potential measurement dates, are set forth in Appendix B to the accompanying proxy statement. The amount of additional consideration, if any, will equal approximately $0.01 per share for each $500,000 of the Company’s net cash over $17.5 million as of the measurement date. As of September 27, 2015, the Company’s net cash position was approximately $40 million. The Company cannot predict the amount of additional consideration, if any, that will be payable to shareholders.

The relationship of the per-share merger consideration to the trading price of the Company’s common stock, including that the per-share merger consideration constituted a premium of:

•	Approximately 120% to 144% over the average share price of the common stock during the three months ended October 29, 2015; and

•	Approximately 100% to 121% over the closing share price on October 29, 2015.

Our board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement (including the merger and the increase in the conversion rate of the convertible notes), are fair to, advisable, and in the best interests of the Company and its shareholders, declared the merger agreement advisable under Minnesota law and approved the merger agreement and the transactions contemplated by the merger agreement (including the merger and the increase in the conversion rate of the convertible notes). Our board of directors unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to consummation of the merger. If the proposal to approve an increase in the conversion rate of the convertible notes is not approved, then the Company will not be able to consummate the merger and you will not receive the per-share merger consideration. An increase in the conversion rate of the convertible notes will not have any effect on the per-share merger consideration.

We encourage you to read the enclosed proxy statement and its appendices, including the merger agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the Securities and Exchange Commission from time to time.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to approve and adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting. The failure of any shareholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the accompanying postage prepaid envelope as promptly as possible. You also may grant your proxy by using the toll-free telephone number, or by accessing the Internet website, specified on your proxy card. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling (888) 877-5360 toll-free or via email at HTCH@georgeson.com.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Wayne M. Fortun

Wayne M. Fortun

Chairman of the Board of Directors

The proxy statement accompanying this letter to shareholders is dated [●], 2015, and is first being mailed to shareholders of Hutchinson Technology Incorporated on or about [●], 2015.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED [●], 2015

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2016

Notice is hereby given that a special meeting of shareholders of Hutchinson Technology Incorporated, a Minnesota corporation, which we refer to as the Company, will be held on [●], 2016 at our principal executive offices at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, at 9:00 a.m., Central Time, for the following purposes:

1.	To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated November 1, 2015, by and among Headway Technologies, Inc., which we refer to as Parent, Hydra Merger Sub, Inc., a wholly owned subsidiary of Parent, which we refer to as Merger Sub, and the Company, as it may be amended from time to time, which we refer to as the merger agreement;

2.	To consider and vote on the proposal to approve an increase in the conversion rate of the Company’s 8.50% Convertible Senior Notes due 2019, which we refer to as the convertible notes;

3.	To consider and vote on the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

4.	To consider and vote on the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, is required to approve the proposals (i) to approve an increase in the conversion rate of the convertible notes and (ii) to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve one or more adjournments of the special meeting.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal and the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” if any, will be counted as present for purposes of determining the existence of a quorum.

Only shareholders of record as of the close of business on [●], 201[●] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

Shareholders who do not vote in favor of the proposal to approve and adopt the merger agreement will have the right to assert dissenters’ rights if they deliver a demand for dissenters’ rights before the vote is taken on the merger agreement and comply with all the requirements of Minnesota law, which are summarized herein and reproduced in their entirety in Appendix C to the accompanying proxy statement.

Our board of directors unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

By Order of the Board of Directors,

/s/ Wayne M. Fortun

Wayne M. Fortun

Chairman of the Board of Directors

Hutchinson, Minnesota

[●], 2015

YOUR VOTE IS IMPORTANT

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at www.proxypush.com/htch, 24 hours a day, seven days a week, until 11:59 p.m. (CT) on [●], 2016.

b.	Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. (CT) on [●], 2016.

b.	Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it in the postage-paid envelope that will be provided or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, Minnesota 55164-0945.

If your shares are held in the name of a broker, bank or other nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or other nominee cannot vote on any of the proposals, including the proposal to approve and adopt the merger agreement or increase the conversion rate of the convertible notes, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares through a broker, bank or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting. A shareholder providing a proxy may revoke it at any time before it is exercised by providing written notice of revocation to our Secretary or by providing a proxy of a later date.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its appendices carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: (888) 877-5360

Email: HTCH@georgeson.com

APPENDICES

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Hydra Merger Sub, Inc. with and into Hutchinson Technology Incorporated, with Hutchinson Technology Incorporated surviving as a wholly owned subsidiary of Headway Technologies, Inc., which transaction we refer to as the merger, and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 74. The merger agreement is attached as Appendix A to this proxy statement.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Hutchinson Technology Incorporated including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to Headway Technologies, Inc. as Parent and Hydra Merger Sub, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 1, 2015, as it may be amended from time to time, by and among Parent, Merger Sub and the Company, as the merger agreement.

Parties Involved in the Merger (page 24)

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

The Company is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

For more information about the Company, please visit our website at www.htch.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission, or the SEC. See also “Where You Can Find More Information” beginning on page 74.

Our common stock is currently listed on the “NASDAQ Global Select Market,” which we refer to as Nasdaq, under the symbol “HTCH.”

Headway Technologies, Inc.

682 South Hillview Drive

Milpitas, California 95035

(408) 934-5300

Parent, a wholly owned subsidiary of TDK Corporation, is a California corporation that designs and manufactures magnetic recording heads for the hard disk drive industry. The TDK group of companies is a major recording head supplier to this industry.

Hydra Merger Sub, Inc.

682 South Hillview Drive

Milpitas, California 95035

(408) 934-5300

Merger Sub is a Minnesota corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving company of the merger and a wholly owned subsidiary of Parent.

The Special Meeting (page 19)

Date, Time and Place

A special meeting of our shareholders will be held on [●], 2016, at our principal executive offices at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, at 9:00 a.m., Central Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [●], 201[●], the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals (i) to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) to approve an increase in the conversion rate of the Company’s 8.50% Convertible Senior Notes due 2019, which we refer to as the convertible notes; (iii) to approve one or more adjournments of the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Quorum

As of the record date, there were approximately [●] shares of our common stock outstanding and entitled to be voted at the special meeting. A quorum of shareholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [●] shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

Required Vote

Required Vote to Approve Proposal 1 – Approval of the Merger Agreement

Approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of our common stock entitled to vote at the special meeting.

Required Vote to Approve Proposal 2 – Approval of an Increase in the Conversion Rate of the Convertible Notes

Approval of an increase in the conversion rate of the convertible notes requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to consummation of the merger. If the proposal to approve an increase in the conversion rate of the convertible notes is not approved, then the Company will not be able to consummate the merger and you will not receive the per-share merger consideration. An increase in the conversion rate of the convertible notes will not have any effect on the per-share merger consideration.

Required Vote to Approve Proposal 3 – Adjournment of the Special Meeting

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

Required Vote to Approve Proposal 4 – Advisory Vote on Merger-Related Named Executive Officer Compensation

Approval, by non-binding advisory vote, of compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

Share Ownership of Our Directors and Executive Officers

As of [●], 201[●], the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), representing approximately [●]% of the outstanding shares of our common stock. In connection with the merger agreement, each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into a voting agreement with Parent, pursuant to which each of them agreed to, among other things, vote his or her shares of Company common stock (i) in favor of the approval and adoption of the merger agreement, the plan of merger and all agreements related to the merger; (ii) in favor of the approval of an increase in the conversion rate for the convertible notes; (iii) in favor of any actions related to approval of the merger agreement, the plan of merger, all agreements related to the merger, and an increase in the conversion rate for the convertible notes; and (iv) against any alternative proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action. The voting agreements will terminate upon the earliest of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; (c) the date that Parent notifies the Company that it is not willing or able to proceed with the merger on substantially the terms set forth in the merger agreement; (d) the date following the date of the special meeting (including any adjournment or postponement thereof); and (e) May 2, 2016 (which will be automatically extended to November 1, 2016 to satisfy antitrust or Committee on Foreign Investment in the United States, or CFIUS, closing conditions), which we refer to as the end date.

Voting of Proxies

Any Company shareholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or may vote in person by attending the special meeting. If you are a beneficial owner and hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Company common stock using the instructions provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions, resulting in what we refer to as a broker non-vote. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting, or by providing written notice of revocation to our Secretary before your proxy is exercised. If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal and the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Certain Effects of the Merger on the Company (page 24)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term surviving company to refer to the Company as the surviving company following the merger. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the filing of the articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on the Company if the Merger is Not Completed (page 25)

If the merger agreement is not adopted by Company shareholders or if the merger is not completed for any other reason, Company shareholders will not receive any payment for their shares of common stock. Instead, the Company will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, the Company may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 63.

Merger Consideration (pages 25; 51)

In the merger, each outstanding share of our common stock (other than shares held (i) by Parent or Merger Sub or any direct or indirect subsidiary of the Company or Parent; and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the excluded shares) will be converted automatically into the right to receive per-share merger consideration in an amount equal to:

•	$3.62 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the base consideration, plus

•	up to $0.38 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the additional consideration. The additional consideration will be determined prior to consummation of the merger and will be an amount equal to: (a) (i) the Company’s net cash as of a fiscal period end within 45 days prior to the consummation of the merger (referred to as the measurement date), divided by (ii) $500,000, multiplied by (b) $0.0108. Net cash will not include any restricted cash on the Company’s balance sheet. Net cash will be increased or decreased, as applicable by (i) an amount equal to the outstanding principal amount of the Company’s term loan and revolving loan minus $13.5 million, and (ii) an amount equal to the accrued interest under the Company’s secured notes minus $3.1 million, each as determined as of the measurement date (but adjusted for any additional borrowings by the Company under the term loan or revolving loan prior to consummation of the merger).

Sample calculations of the additional consideration, and the potential measurement dates, are set forth in Appendix B. In general, the amount of additional consideration, if any, will equal approximately $0.01 per share for each $500,000 of the Company’s net cash over $17.5 million as of the measurement date. As of September 27, 2015, the Company’s net cash position was approximately $40 million. The Company cannot predict the amount of additional consideration, if any, that will be payable to shareholders.

All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing any of the shares and any uncertificated shares of Company common stock will thereafter represent only the right to receive the per-share merger consideration. As described further in “The Merger Agreement—Exchange and Payment Procedures” beginning on page 52, at or immediately prior to the effective time of the merger, Parent will deposit or cause to be deposited cash sufficient to pay the aggregate per-share merger consideration with a designated paying agent. Following completion of the merger, after a shareholder has provided the paying agent with his or her stock certificates (or, with respect to shares held in book-entry form, an “agent’s message” with respect to such shares) and the other items specified by the paying agent, including a letter of transmittal, the paying agent will promptly pay the shareholder the per-share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a Company shareholder as a result of the merger (except that shareholders who properly perfect their demand for dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as contemplated by Minnesota law, as described below under “The Merger—Dissenters’ Rights” beginning on page 45).

Treatment of Equity Awards (page 42)

The merger agreement provides for the following treatment of equity and equity-based awards relating to Company common stock:

Stock Options

The Company will take all action necessary to cause each then-outstanding option to purchase shares of Company common stock to become vested and exercisable at least 10 business days prior to the closing date of the merger. The holders of the options may exercise those options on or before the second business day prior to the closing date of the merger. Each share of Company common stock issued upon exercise of such options will be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Each option to purchase shares of Company common stock that remains unexercised prior to the effective time of the merger will be cancelled as of the effective time. In consideration of such cancelation, the holder of each such option will receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to the option, and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Company common stock underlying the stock option (less any applicable withholding taxes).

Restricted Stock

Effective as of the effective time of the merger, each then-outstanding share of restricted Company common stock, which we refer to as restricted stock, including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Restricted Stock Units

Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit will be vested and settled by issuance of shares of Company common stock. Each share of Company common stock issued upon settlement of such restricted stock units will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

The accelerated vesting, settlement, and cash-out of the equity awards are conditioned upon and subject to the closing of the merger.

Recommendation of Our Board of Directors and Reasons for the Merger (page 31)

Our board of directors, which we refer to as the Board, after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to increase the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Opinion of Financial Advisor (page 34)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as BofA Merrill Lynch, the Company’s financial advisor, delivered to the Board a written opinion, dated November 1, 2015, as to the fairness, from a financial point of view and as of the date of the opinion, of the base consideration, plus the additional consideration to be received by holders of the Company common stock. The full text of the written opinion, dated November 1, 2015, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix D to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Board (in its capacity as such) for the benefit and use of the Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

See the section entitled “—Opinion of Financial Advisor” beginning on page 34 of this proxy statement for additional information.

Interests of the Directors and Executive Officers of the Company in the Merger (page 41)

When considering the recommendation of the Board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of the Company. These interests include the following:

•	Agreements between Parent and each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) pursuant to which the directors and executive officers will vote (i) in favor of the approval and adoption of the merger agreement, the plan of merger and all agreements related to the merger; (ii) in favor of the approval of an increase in the conversion rate for the convertible notes; (iii) in favor of any actions related to approval of the merger agreement, the plan of merger, all agreements related to the merger, and an increase in the conversion rate for the convertible notes; and (iv) against any alternative proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action;

•	Accelerated vesting of stock options, shares of restricted stock, and restricted stock units, and the settlement of those awards in exchange for cash in the amounts specified in this proxy statement, conditioned upon closing of the merger;

•	The entitlement of certain of the Company’s executive officers to receive severance payments and benefits under their respective executive employment agreements in the event the officer’s employment is terminated on or following the closing of the merger either by the surviving company without cause or by the officer for good reason; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving company.

If the proposal to approve and adopt the merger agreement is approved by our shareholders and the merger closes, any shares of Company common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company common stock held by all other Company shareholders entitled to receive the per-share merger consideration.

Financing of the Merger (page 45)

We anticipate that the total funds needed to consummate the merger and the other transactions contemplated by the merger agreement will be approximately $253 million, which includes approximately $140 million to pay our shareholders the maximum merger consideration under the merger agreement and make payments in respect of the Company’s outstanding equity and equity-based awards pursuant to the merger agreement, and approximately $148 million (including cash on hand) to (i) discharge certain outstanding indebtedness of the Company, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger, and (ii) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement. These payments are expected to be funded through a combination of Parent’s and the Company’s cash and cash equivalents on hand. Closing of the merger is not subject to a financing condition.

Employee Benefits (page 59)

The merger agreement provides for the following treatment with respect to those employees of the Company and its subsidiaries who are based in the United States and who continue to be so employed following the effective time of the merger, who we refer to collectively as the continuing employees:

•	During the six-month period following the closing of the merger, each continuing employee will receive at least the same base salary or base wages and benefits (other than equity-based compensation) that are comparable, in the aggregate, to the salary, wages and benefits provided to the continuing employee by the Company immediately prior to the effective time of the merger;

•	Each continuing employee will receive service credit for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its affiliates (other than with respect to retiree medical or retiree welfare benefit programs maintained by Parent and its affiliates), but not for purposes of benefit accruals under employee benefit plans (except for vacation and severance); and

•	Parent has agreed to: (i) waive any preexisting condition limitations applicable to continuing employees and their eligible dependents under any Parent health benefit plans in which continuing employees may be eligible to participate following the closing of the merger to the same extent such limitations are waived under any comparable plan of the Company or its subsidiaries applicable to the continuing employee prior to the effective time of the merger; and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under Parent’s medical and dental plans, deductible and out-of-pocket limits paid by the continuing employees in the calendar year in which the effective time of the merger occurs.

Dissenters’ Rights (page 45)

If the merger is approved and becomes effective, holders of our common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, as amended, copies of which are attached as Appendix C, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

U.S. Federal Income Tax Consequences of the Merger (page 47)

The receipt of cash for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 47) in exchange for such U.S. Holder’s shares of Company common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Company common stock surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 47) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 47 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 48)

Under the merger agreement, the merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. The Company and Parent and its affiliates filed their respective HSR Act notifications on November 16, 2015.

In addition, under the merger agreement, the merger cannot be completed if review CFIUS, or the U.S. Department of State’s Directorate of Defense Trade Controls, referred to as the DDTC, shall have concluded, and the President of the United States of America or the DDTC, as applicable, shall have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect. The Company and Parent and its affiliates made a draft filing with CFIUS on November 18, 2015 with respect to the merger. On [●], 2015, the Company submitted to the DDTC the notification required under the International Traffic in Arms Regulations, or ITAR, relating to the merger.

No Solicitation of Other Offers (page 57)

In the merger agreement, subject to certain exceptions, the Company has agreed that it will not, directly or indirectly, among other things:

•	Solicit, initiate or take any action to knowingly facilitate or encourage (including by furnishing non-public information) the making of an acquisition proposal or inquiry;

•	Enter into or participate in discussions or negotiations with any third party that has made or that would be reasonably expected to make an acquisition proposal or inquiry;

•	Furnish non-public information to, or afford access to the business, properties, assets, books or records of the Company and its subsidiaries to any third party that has made or that would be reasonably expected to make an acquisition proposal or inquiry;

•	Cooperate or knowingly assist, participate in, facilitate, or encourage any effort by any third party that has made or that would be reasonably expected to make an acquisition proposal or inquiry;

•	Effect any adverse recommendation change (as summarized below);

•	Approve any transaction under, or any person (other than Parent or Merger Sub) becoming an “interested shareholder” under, Section 302A.673 of the Minnesota Business Corporation Act, regarding business combinations with interested shareholders; or

•	Enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or contract relating to an acquisition proposal or inquiry.

Notwithstanding these restrictions, if at any time prior to the special meeting, the Company receives an acquisition proposal from a third party and such acquisition proposal does not result from any material noncompliance by the Company with the restrictions described above, then the Company may, among other things, and at any time prior to the special meeting, enter into or participate in discussions or negotiations with any third party with respect to such acquisition proposal, and pursuant to the prior execution of an acceptable confidentiality agreement (as described below), furnish any information and afford access to the Company and its subsidiaries’ business, properties, assets, books or records, to any third party in response to such acquisition proposal, subject to the Board first determining in good faith (after consultation with the Company’s financial advisors and legal counsel) that (i) the failure to take such action would be a breach of the directors’ fiduciary duties under the Minnesota Business Corporation Act, and (ii) such proposal either constitutes, or would be reasonably likely to lead to, a superior proposal (as described below).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 57.

Adverse Recommendation Changes; Intervening Event Recommendation Changes; Alternative Acquisition Agreements (page 58)

Under the merger agreement, subject to certain exceptions, the Board may not fail to make, withdraw, or modify in a manner adverse to Parent its merger recommendation, or recommend an acquisition proposal or take any action or make any public statement inconsistent with its merger recommendation, except as provided in the merger agreement.

Prior to the special meeting, and notwithstanding the restrictions described above in “—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to the Company’s compliance with certain obligations (as summarized below), to (i) make an adverse recommendation change, and (ii) terminate the merger agreement and enter into a definitive written agreement providing for a superior proposal.

The Board is permitted to (i) make an adverse recommendation change in the event of an intervening event (as described below) or in the case of a superior proposal, and (ii) terminate the merger agreement to enter into a definitive written agreement providing for a superior proposal if such superior proposal does not result from material noncompliance with the restrictions described above in “—No Solicitation of Other Offers,” if, in each case, the Board determines in good faith (after consultation with its financial advisors and legal counsel) that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable law, subject further to the Company’s compliance with certain notice and other requirements as set forth in the merger agreement.

For a further discussion of the limitations on effecting adverse recommendation changes, and terminating the merger agreement in connection with a superior proposal, see “The Merger Agreement—Adverse Recommendation Changes; Intervening Event Recommendation Changes; Alternative Acquisition Agreements” beginning on page 58.

Conditions to the Closing of the Merger (page 61)

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived. The parties currently expect to complete the merger in the first calendar quarter of 2016. However, it is possible that factors outside of each party’s control could require them to complete the merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the merger may be consummated:

•	Determination of the amount of additional consideration;

•	The approval, by the requisite affirmative vote of the Company’s shareholders, of (i) the proposal to approve and adopt the merger agreement and (ii) the proposal to increase the conversion rate of the convertible notes;

•	The expiration or termination of the applicable waiting period under the HSR Act (see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 48);

•	The consummation of the merger not being prohibited by any law or order of any governmental authority;

•	If review by CFIUS or the DDTC shall have concluded, the President of the United States of America or the DDTC, as applicable, shall not have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect (as described below);

•	The accuracy of the representations and warranties of the Company, Parent and Merger Sub in the merger agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the closing date of the merger;

•	The performance in all material respects by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of their respective obligations required to be performed by them under the merger agreement on or before the closing date of the merger; and

•	Since the date of the merger agreement, there not having occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect.

Termination of the Merger Agreement (page 62)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of the Company, in the following ways:

•	By mutual written agreement of Parent and the Company; or

•	By either Parent or the Company:

•	If the merger has not been consummated on or before May 2, 2016, which date we refer to as the end date (which end date will automatically be extended to November 1, 2016 if all of the conditions to closing other than expiration or termination of any applicable waiting periods under the HSR Act or satisfaction of the CFIUS condition have been satisfied); or

•	If any governmental authority has, by law or order, permanently rendered illegal, prohibited, or enjoined the transactions contemplated by the merger agreement and such law or order has become final or nonappealable; or

•	If the Company’s shareholders fail to approve the proposal to approve and adopt the merger agreement and the proposal to approve an increase in the conversion rate of the convertible notes at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposals is taken; or

•	By the Company:

•	Prior to receiving shareholder approval, if (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to a superior proposal, made an adverse recommendation change in order to enter into a definitive written agreement with respect to such superior proposal, or (ii) the Board has, after complying with its obligations to notify Parent and consult with Parent with respect to an intervening event, made an intervening event recommendation change; or

•	If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following receipt by Parent of written notice of such breach; or

•	By Parent:

•	If at any time before receiving shareholder approval, the Board makes an adverse recommendation change or an intervening event recommendation change, or the Board fails to reaffirm its merger recommendation promptly after receipt of a written request from Parent to do so (provided, that Parent may only request such reaffirmation twice with respect to any particular acquisition proposal or intervening event before the earlier of the closing date of the merger or termination of the merger agreement); or

•	If the Company has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach.

Termination Fees (page 63)

Upon termination of the merger agreement under specified circumstances, including in the event of a termination by the Company in order to accept a superior proposal, the Company has agreed to pay Parent a termination fee of $4.2 million. The Company has also agreed to reimburse Parent for up to $1.4 million of its reasonable out-of-pocket expenses in connection with the merger agreement and the transactions contemplated thereby if the Company terminates the merger agreement because shareholders fail to approve the merger agreement and the increase in the conversion rate of the convertible notes. Any such reimbursed expenses will be deducted from any termination fee that may subsequently be paid by the Company to Parent.

The Company would be entitled to receive a reverse termination fee of $4.2 million from Parent (i) if the merger agreement is terminated (a) by Parent because the merger has not been consummated by November 1, 2016, or (b) by the Company because the merger has not been consummated by December 1, 2016, in either case due to the HSR Act, or (ii) if the merger is prohibited or enjoined in connection with the HSR Act.

In no event will the Company or Parent be required to pay a termination fee more than once.

Specific Performance (page 64)

Parent, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses (page 64)

Except in specified circumstances, whether or not the merger is consummated, the Company and Parent are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. Filing fees incurred in connection with the HSR Act, Exon-Florio, and comparable notification filings, and the reasonable fees and expenses of an economic advisory firm, will be shared equally by the Company and Parent.

Voting Agreements (page 41)

In connection with the merger agreement, each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into a voting agreement with Parent, pursuant to which they each agreed to, among other things, vote their respective shares of Company common stock in favor of (i) the adoption of the merger agreement and approval of the merger, (ii) an increase in the conversion rate for the convertible notes, and (iii) any actions related to the foregoing. Pursuant to such voting agreement, each of the directors and executive officers has also agreed to vote their respective shares of Company common stock against any acquisition proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action. Such voting agreements will terminate upon the earliest of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; (c) the date that Parent notifies the Company that it is not willing or able to proceed with the merger on substantially the terms set forth in the merger agreement; (d) the date following the date of the special meeting (including any adjournment or postponement thereof), and (e) the end date.

Market Prices and Dividend Data (page 70)

Our common stock is listed on Nasdaq under the symbol “HTCH.” On October 30, 2015, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of our common stock on Nasdaq was $1.75 per share. On [●], 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on Nasdaq was $[●] per share.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent. Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business.

Legal Proceedings Regarding the Merger (page 50)

Following the announcement of the merger, two actions were filed in the First Judicial District Court of the State of Minnesota, County of McLeod, by purported shareholders of the Company. The actions are captioned Ridler v. Hutchinson Technology Incorporated, et al., Case No. [●], and Harnik v. Hutchinson Technology Incorporated, et al., Case No. CV-15-1669.

Plaintiffs in the Ridler action purport to bring the action as a class action on behalf of the public shareholders of the Company, and as a derivative action on behalf of the Company as a nominal defendant. Plaintiff in the Harnik action purports to bring the action as a class action on behalf of the public shareholders of the Company. Both complaints name as defendants the Company, the members of its Board, Parent, and Merger Sub. The Harnik complaint also names TDK Corporation. Both complaints generally allege that the Board breached its fiduciary duties to Company shareholders in connection with the merger because, among other reasons, the Board failed to fully inform themselves of the market value of the Company, the Board failed to exercise valid business judgment, the Board failed to maximize shareholder value, the members of the Board were interested in the transaction, and certain provisions in the merger agreement unfairly preclude a third party from making an offer for the Company. The Ridler complaint also alleges claims against the Board for waste and abuse of control, a claim against the Board, Parent and Merger Sub for equitable relief under the Minnesota Business Corporation Act, and a claim against the Company, Parent and Merger Sub for aiding and abetting the Board’s alleged breaches of fiduciary duty. In addition to its allegations against the Board, the Harnik complaint alleges that TDK Corporation, Parent and Merger Sub aided and abetted the Board’s alleged breaches of fiduciary duty. Both complaints seek compensatory damages, equitable relief, and injunctive relief, including an order enjoining the closing of the merger. Both complaints also seek an award of plaintiffs’ attorneys’ fees, costs, and disbursements. The Company and its Board believe that the actions are without merit, and intend to vigorously defend against all claims asserted.

Increase in Conversion Rate of Convertible Notes (page 66)

The merger is expected to constitute a “make-whole fundamental change” under the terms of the First Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of October 20, 2014 (referred to as the indenture) governing the convertible notes.

Upon the occurrence of a make-whole fundamental change, the Company is required to pay a make-whole premium to any holder that converts its convertible notes during a specified period following the consummation of the merger (referred to as the specified period). The make-whole premium is determined by increasing the applicable conversion rate in accordance with the make-whole table contained in Appendix F. If a holder of convertible notes chooses to exercise its make-whole conversion rights during the specified period following the consummation of the merger, such holder will receive solely cash based on the applicable conversion rate, as adjusted to reflect the applicable make-whole premium. Pursuant to the terms of the indenture, and following the consummation of the merger, the Company will issue a notice to holders of the convertible notes that will identify the period during which make-whole conversion rights may be exercised. Such period is expected to commence upon the consummation of the merger and end approximately 30 to 45 days following the consummation of the merger. Any holder that continues to hold the convertible notes after the expiration of the specified period will forfeit the applicable make-whole premium and will only be able to convert its convertible notes into cash based on the applicable conversion rate without the benefit of any make-whole adjustment.

While the indenture provides for a make-whole premium under the circumstances described above, the indenture also limits, subject to certain exceptions, the total number of shares of the Company’s common stock issuable upon conversion to 266.6667 per $1,000 principal amount of convertible notes (referred to as the conversion rate) unless the Company obtains shareholder approval to increase the conversion rate. The indenture specifically provides that the Company shall not undertake a make-whole fundamental change without first obtaining shareholder approval for the increase in the conversion rate. As such, we ask our shareholders to vote “FOR” Proposal 2 to increase the conversion rate of the convertible notes.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to consummation of the merger. If the proposal to approve an increase in the conversion rate of the convertible notes is not approved, then the Company will not be able to consummate the merger and you will not receive the per-share merger consideration. An increase in the conversion rate of the convertible notes will not have any effect on the per-share merger consideration.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to the holders of Company common stock in connection with the solicitation of proxies to be voted at a special meeting of shareholders or at any adjournments or postponements of the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [●], 2016 at our principal executive offices at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, at 9:00 a.m., Central Time.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on [●], 201[●] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting and vote in person. Seating will be limited. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on the following proposals:

•	To approve and adopt the merger agreement, pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent;

•	To approve an increase in the conversion rate of the convertible notes;

•	To approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and

•	To approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:	What is the proposed merger and what effects will it have on the Company?

A:	The proposed merger is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposals to (i) approve and adopt the merger agreement and (ii) to increase the conversion rate of the convertible notes are approved by the holders of Company common stock and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. As a result of the merger, the Company will become a wholly owned subsidiary of Parent. The Company will cooperate with Parent and use its reasonable best efforts to de-list our common stock from Nasdaq and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger (unless you have properly perfected and not withdrawn your dissenters’ rights under the Minnesota Business Corporation Act with respect to your shares), you will be entitled to receive the per-share merger consideration, consisting of:

•	$3.62 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the base consideration, plus

•	up to $0.38 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the additional consideration. The additional consideration will be determined prior to consummation of the merger and will be an amount equal to: (a) (i) the Company’s net cash as of a fiscal period end within 45 days prior to the consummation of the merger (referred to as the measurement date), divided by (ii) $500,000, multiplied by (b) $0.0108. Net cash will not include any restricted cash on the Company’s balance sheet. Net cash will be increased or decreased, as applicable by (i) an amount equal to the outstanding principal amount of the Company’s term loan and revolving loan minus $13.5 million and (ii) an amount equal to the accrued interest under the Company’s secured notes minus $3.1 million, each as determined as of the measurement date (but adjusted for any additional borrowings by the Company under the term loan or revolving loan prior to consummation of the merger).

Sample calculations of the additional consideration, and the potential measurement dates, are set forth in Appendix B. In general, the amount of additional consideration, if any, will equal approximately $0.01 per share for each $500,000 of the Company’s net cash over $17.5 million as of the measurement date. As of September 27, 2015, the Company’s net cash position was approximately $40 million. The Company cannot predict the amount of additional consideration, if any, that will be payable to shareholders.

For example, if you own 100 shares of common stock, and the additional consideration is $0.01, you will receive $363 in cash in exchange for your shares of common stock, less any applicable withholding taxes. In either case, you will not own shares in the surviving company.

Q:	How does the base consideration compare to the market price of the Company’s common stock prior to the public announcement of the merger agreement?

A:	The relationship of the per-share merger consideration to the trading price of the Company’s common stock, including that the per-share merger consideration constituted a premium of:

•	Approximately 120% to 144% over the average share price of the common stock during the three months ended October 29, 2015; and

•	Approximately 100% to 121% over the closing share price on October 29, 2015.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the appendices to this proxy statement, including the merger agreement, and the documents we refer to in this proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope (or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, Minnesota 55164-0945) or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, under the terms of the merger agreement, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the per-share merger consideration for each share of our common stock represented by the stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the per-share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q	How does the Company’s Board of Directors recommend that I vote?

A:	Our Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to increase the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s shareholders or if the merger is not consummated for any other reason, Company shareholders will not receive any payment for their shares of common stock. Instead, the Company will remain a public company, the common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, the Company may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 63.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from those of Company shareholders generally?

A:	In considering the recommendation of the Board with respect to the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of the Company. For a description of the interests of our directors and executive officers in the merger, see “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger” beginning on page 41.

Q:	What vote is required to approve and adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

As of [●], 201[●], the record date for determining who is entitled to vote at the special meeting, there were approximately [●] shares of Company common stock issued and outstanding. Each holder of Company common stock is entitled to one vote per share of stock owned by such holder as of the record date.

Q:	What vote is required to approve an increase in the conversion rate of the convertible notes?

A:	The affirmative vote of the holders of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting is required to approve the proposal to approve an increase in the conversion rate of the convertible notes.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes. Abstentions will have the same effect as a vote “AGAINST” the proposal to approve an increase in the conversion rate of the convertible notes.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to consummation of the merger. If the proposal to approve an increase in the conversion rate of the convertible notes is not approved, then the Company will not be able to consummate the merger and you will not receive the per-share merger consideration. An increase in the conversion rate of the convertible notes will not have any effect on the per-share merger consideration.

Q:	What vote is required to approve (i) the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies, and (ii) the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger?

A:	Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

The failure of any shareholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote and will not have any effect on the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:	What is a quorum?

A:	The holders of a majority of the voting power of all shares of our common stock entitled to vote at a special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. If a quorum is not present, the affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the meeting may adjourn the meeting until a quorum is present.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of Company common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	How may I vote?

A:	If you are a shareholder of record (that is, if your shares of common stock are registered in your name with Wells Fargo Bank, N.A., our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope (or returning it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, Minnesota 55164-0945).

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting if you deliver to our Secretary a written revocation of any proxy you previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares of Company common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. A broker non-vote will have the same effect as if you voted against the proposal to approve and adopt the merger agreement, but will have no effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.” The Board has designated David P. Radloff and Charles S. Ives, and each of them with full power of substitution, as proxies for the special meeting.

Q:	If a shareholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 74 of this proxy statement.

Q:	Will I be subject to U.S. federal income tax upon the exchange of Company common stock for cash pursuant to the merger?

A:	If you are a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 47), the exchange of Company common stock for cash pursuant to the merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received by you pursuant to the merger and your adjusted tax basis in the shares of Company common stock surrendered pursuant to the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 47) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 of this proxy statement.

Q:	What will the holders of Company stock options, restricted stock, and restricted stock units receive in the merger?

A:	The Company will take all action necessary to cause each then-outstanding option to purchase shares of Company common stock to be vested and exercisable at least 10 business days prior to the closing date of the merger. The holders of the options may exercise those options on or before the second business day prior to the closing date of the merger. Each share of Company common stock issued upon exercise of such options will be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Each option to purchase shares of Company common stock that remains unexercised prior to the effective time of the merger will be cancelled as of the effective time. In consideration of such cancelation, the holder of each such option will receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Company common stock underlying the stock option (less any applicable withholding taxes).

At the effective time of the merger, each then-outstanding share of restricted stock will become fully vested and will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount of cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit will be vested and settled by issuance of shares of Company common stock. Each share of Company common stock issued upon settlement of such restricted stock units will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

The accelerated vesting, settlement, and cash-out of the equity awards are conditioned upon and subject to the closing of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the first calendar quarter of 2016. However, the exact timing of completion of the merger cannot be predicted because the merger is subject to conditions, including adoption of the merger agreement by our shareholders and the receipt of regulatory approvals.

Q:	Am I entitled to dissenters’ rights under the Minnesota Business Corporation Act?

A:	Yes. As a holder of the Company’s common stock, you are entitled to exercise dissenters’ rights under the Minnesota Business Corporation Act in connection with the merger if you take certain actions and meet certain conditions. See “The Merger—Dissenters’ Rights” beginning on page 45.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: (888) 877-5360

Email: HTCH@georgeson.com

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on [●], 2016 at our principal executive offices at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, at 9:00 a.m., Central Time.

Purpose of the Special Meeting

At the special meeting, we will ask our shareholders of record as of the record date to vote on proposals to (i) approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) approve an increase in the conversion rate of the convertible notes; (iii) approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on [●], 201[●] are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. A list of shareholders entitled to vote at the special meeting will be available in our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

As of the record date, there were approximately [●] shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum of shareholders is necessary to hold a special meeting. The holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting, either present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, [●] shares must be represented by proxy or by shareholders present and entitled to vote at the special meeting to have a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the voting power of all shares of our common stock entitled to vote at the special meeting is required to approve the proposal to approve and adopt the merger agreement. Approval and adoption of the merger agreement by our shareholders is a condition to the closing of the merger.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting. Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to the closing of the merger.

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

Approval of the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, in person or by proxy, and entitled to vote at the special meeting.

If a Company shareholder abstains from voting, the abstention will have the same effect as if the shareholder voted “AGAINST” the proposal to approve and adopt the merger agreement. For shareholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the shareholder voted (i) “AGAINST” the proposal to increase the conversion rate of the convertible notes; (ii) “AGAINST” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) “AGAINST” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

If you hold your shares in “street name” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to approve and adopt the merger agreement, but will have no effect on (i) the proposal to approve an increase in the conversion rate of the convertible notes; (ii) the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iii) the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Shares Held by the Company’s Directors and Executive Officers

At the close of business on [●], 201[●], our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of our common stock (excluding any shares of our common stock that would be delivered upon exercise or conversion of stock options or other equity-based awards), which represented approximately [●]% of the shares of our outstanding common stock on that date. In connection with the merger agreement, each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into a voting agreement with Parent, pursuant to which each agreed to, among other things, vote their respective shares of Company common stock (i) in favor of the approval and adoption of the merger agreement; (ii) in favor of the approval of an increase in the conversion rate for the convertible notes; (iii) in favor of any related proposal in furtherance of the merger and the transactions contemplated by the merger agreement; and (iv) against any alternative proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action. Such voting agreements will terminate upon the earlier of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; (c) the date that Parent notifies the Company that it is not willing or able to proceed with the merger on substantially the terms set forth in the merger agreement; (d) the date following the date of the special meeting (including any adjournment or postponement thereof), and (e) the end date. Additionally, our other executive officers have informed us that they currently intend to vote all of their shares of Company common stock (i) “FOR” the proposal to approve and adopt the merger agreement; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Wells Fargo Bank, N.A., you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions with respect to a particular proposal will be voted (i) “FOR” the proposal to approve and adopt the merger agreement if voting instructions are not properly given with respect to such proposal; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes if voting instructions are not properly given with respect to such proposal; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting if voting instructions are not properly given with respect to such proposal; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger if voting instructions are not properly given with respect to such proposal.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or other nominee’s voting form, do not vote via the Internet or telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or other nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the proposal to approve and adopt the merger agreement but will not have any effect on the proposal to approve an increase in the conversion rate of the convertible notes, the adjournment proposal, or the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Revocability of Proxies

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	Submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	Delivering a written notice of revocation to our Secretary;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting, revoking your proxy by delivering notice of revocation to our Secretary, and voting in person.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by our Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before [●] on [●], 2016. If you have submitted a proxy but instead attend the special meeting and wish to vote in person, you must deliver to our Secretary a written revocation of any proxy you previously submitted, as your vote by ballot will not revoke any proxy previously submitted.

If you hold your shares of common stock in “street name,” you should contact your broker, bank or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your broker, bank or other nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Board of Directors’ Recommendation

The Board, after considering various factors described in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders, declared the merger agreement advisable under Minnesota law and approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by the Company. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $7,500 plus reasonable out-of-pocket expenses. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve and adopt the merger agreement, we anticipate that the merger will be consummated in the first calendar quarter of 2016.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2016

The proxy statement is available at www.proxyvote.com.

Rights of Shareholders Who Assert Dissenters’ Rights

If the merger is approved and becomes effective, holders of common stock who do not vote their shares in favor of the merger will be entitled to statutory dissenters’ rights if they strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. For a description of the rights of such holders and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of their shares of stock, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix C, as well as the information set forth below.

IN ORDER TO PERFECT DISSENTERS’ RIGHTS WITH RESPECT TO THE MERGER, A SHAREHOLDER MUST SEND A NOTICE TO THE COMPANY BEFORE THE DATE OF THE SPECIAL MEETING AND MUST NOT VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER BY PROXY OR OTHERWISE.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Wells Fargo Bank, N.A. toll free at +1 (800) 401-1957 or online at www.shareowneronline.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “predict,” “should,” “will” and similar words or expression. Shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	The inability to consummate the merger within the anticipated time period, or at all, due to the failure to obtain shareholder approval to adopt the merger agreement or to approve an increase in the conversion rate of the convertible notes, or failure to satisfy the other conditions to the completion of the merger, including the termination or expiration of any waiting period applicable to the merger under the HSR Act;

•	The risk that the merger agreement may be terminated in circumstances requiring us to pay Parent a termination fee of up to $4.2 million;

•	The risk that no additional consideration may be payable upon consummation of the merger;

•	Risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	The effect of the announcement or pendency of the merger on the Company’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•	The amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	Risks related to diverting management’s or employees’ attention from ongoing business operations;

•	The risk that our stock price may decline significantly if the merger is not completed;

•	The risk that the merger may not be consummated in a timely manner, if at all;

•	The nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others;

•	The risk that, if the merger is not consummated, the Company would need to refinance its existing term loan and revolving loan in a short amount of time and at terms that may not be as favorable to the Company as its existing term loan and revolving loan;

•	The risk that, if the merger is not consummated, the Company would need to pay off its 8.50% Senior Secured Second Lien Notes due 2017 and its 10.875% Senior Secured Second Lien Notes due 2017 and may not have a sufficient amount of cash on hand, or access to the credit markets on terms comparable to those of the existing senior notes, in order to fund such payments;

•	The fact that receipt of the all-cash merger consideration would be taxable to the Company’s shareholders that are treated as U.S. persons for United States federal income tax purposes; and

•	The fact that the Company’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Where You Can Find More Information” beginning on page 74). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Company shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

The Company is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

For more information about the Company, please visit our website at www.htch.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the U.S. Securities and Exchange Commission, or the SEC. See also “Where You Can Find More Information” beginning on page 74.

Our common stock is currently listed on the “NASDAQ Global Select Market,” which we refer to as Nasdaq, under the symbol “HTCH.”

Headway Technologies, Inc.

682 South Hillview Drive

Milpitas, California 95035

(408) 934-5300

Parent, a wholly owned subsidiary of TDK Corporation, is a California corporation that designs and manufactures magnetic recording heads for the hard disk drive industry. The TDK group of companies is a major recording head supplier to this industry.

Hydra Merger Sub, Inc.

682 South Hillview Drive

Milpitas, California 95035

(408) 934-5300

Merger Sub is a Minnesota corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving company of the merger and a wholly owned subsidiary of Parent.

Certain Effects of the Merger on the Company

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company. As a result of the merger, the Company will become a wholly owned subsidiary of Parent. The Company will cooperate with Parent and use its reasonable best efforts to de-list our common stock from Nasdaq and de-register under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The effective time of the merger will occur upon the filing of articles of merger with the Secretary of State of the State of Minnesota (or at such later time as we and Parent may agree and specify in the articles of merger).

Effect on the Company if the Merger is Not Completed

If the merger agreement is not adopted by Company shareholders or if the merger is not completed for any other reason, Company shareholders will not receive any payment for their shares of common stock. Instead, the Company will remain a public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of the Company’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock. If the merger is not consummated, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement is not adopted by the Company’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, the Company may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 63.

Merger Consideration

In the merger, each outstanding share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the merger (other than shares held (i) by Parent or Merger Sub or any direct or indirect subsidiary of the Company or Parent; and (ii) by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares, which we refer to collectively as the excluded shares) will be converted automatically into the right to receive the per-share merger consideration and without any action by the holders of such shares, will cease to be outstanding, be cancelled and cease to exist, and each certificate formerly representing any of the shares of Company common stock will thereafter represent only the right to receive the per-share merger consideration. The per-share merger consideration will consist of:

•	$3.62 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the base consideration, plus

•	up to $0.38 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the additional consideration. The additional consideration will be determined prior to consummation of the merger and will be an amount equal to: (a) (i) the Company’s net cash as of a fiscal period end within 45 days prior to the consummation of the merger (referred to as the measurement date), divided by (ii) $500,000, multiplied by (b) $0.0108. Net cash will not include any restricted cash on the Company’s balance sheet. Net cash will be increased or decreased, as applicable by (i) an amount equal to the outstanding principal amount of the Company’s term loan and revolving loan minus $13.5 million and (ii) an amount equal to the accrued interest under the Company’s secured notes minus $3.1 million, each as determined as of the measurement date (but adjusted for any additional borrowings by the Company under the term loan or revolving loan prior to consummation of the merger).

Sample calculations of the additional consideration, and the potential measurement dates, are set forth in Annex B. In general, the amount of additional consideration, if any, will equal approximately $0.01 per share for each $500,000 of the Company’s net cash over $17.5 million as of the measurement date. As of September 27, 2015, the Company’s net cash position was approximately $40 million. The Company cannot predict the amount of additional consideration, if any, that will be payable to shareholders.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per-share merger consideration, but you will no longer have any rights as a Company shareholder as a result of the merger (except that shareholders who properly perfect their dissenters’ rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an dissenters’ proceeding as contemplated by Minnesota law, as described below under “—Dissenters’ Rights”).

Background of the Merger

The following chronology summarizes certain key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the Board, members of Company management, or the Company’s representatives and other parties.

During the past several years, as part of the Company’s ongoing strategic-planning process, the Company’s management and the Board regularly reviewed and assessed, among other things, the Company’s long-term strategic goals and opportunities, competitive environment, and short- and long-term performance in light of the Company’s strategic plan, with the goal of maximizing shareholder value.

From time to time over recent years, the Company and Magnecomp Precision Technology, a subsidiary of TDK Corporation that we refer to as MPT, have entered into ordinary-course commercial transactions, such as the sale of component parts from the Company to MPT.

On February 23, 2015, Albert Ong, president and chief executive officer of MPT, met with Richard Penn, the Company’s president and chief executive officer, and David Radloff, the Company’s vice president and chief financial officer, at the Company’s headquarters in Hutchinson, Minnesota to discuss commercial matters. During that meeting, Mr. Ong proposed that MPT would be interested in acquiring the Company’s assembly operations for a cash purchase price of $120 million to $130 million plus a potential long-term supply arrangement between the two companies. Messrs. Penn and Radloff responded that they would analyze MPT’s proposal and concluded the meeting. Within days following the meeting, Mr. Penn contacted Mr. Ong advising him that the Company had no interest in the proposed transaction.

During March 2015, Mr. Ong contacted Mr. Penn, inquiring as to whether the Company would consider a proposal for MPT to acquire the Company. Mr. Penn responded to the overture by stating that the Company was executing on its strategic plan and was not for sale. Mr. Penn summarized these communications for the Board at the Board’s next regular meeting held on March 31, 2015.

During April 2015, MPT’s financial advisor contacted Mr. Penn, stating that MPT intended to submit a formal offer to acquire the Company. Following this communication, Messrs. Penn and Radloff interviewed representatives of three investment banking firms – including BofA Merrill Lynch – based on those firms’ prior engagements with the Company and recommendations provided by members of the Board.

On April 29, 2015, the Board held a telephonic meeting. A representative of Faegre Baker Daniels LLP, which we refer to as FaegreBD, the Company’s outside legal counsel, attended the meeting. Messrs. Penn and Radloff summarized their communications with MPT and its financial advisor in the prior month, discussed with the Board the results of their interviews of the three investment banking firms, including each such firm’s fee proposal, and recommended that the Company engage BofA Merrill Lynch as the Company’s financial advisor. Following discussion, the Board authorized and directed executive management to negotiate and execute an engagement letter with BofA Merrill Lynch.

On May 12, 2015, the Company entered into an engagement letter with BofA Merrill Lynch pursuant to which BofA Merrill Lynch agreed to act as the Company’s financial advisor in connection with a potential strategic transaction, including a possible sale of the Company.

On May 26, 2015, the Company entered into a confidentiality agreement with MPT, covering confidential information to be provided by the Company with respect to a potential transaction. Later that day, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch met with Mr. Ong and representatives of MPT’s financial advisor at the offices of FaegreBD in Minneapolis, Minnesota. At the meeting, Messrs. Penn and Radloff presented information about the Company to MPT, with the goal of determining the parties’ mutual interest in a potential transaction involving the Company and MPT.

On June 12, 2015, MPT sent a letter to Wayne Fortun, chairman of the Board, proposing to acquire the Company for an enterprise value of $200 million, assuming a cash-free, debt-free transaction. MPT and its financial advisor also called Messrs. Penn and Radloff, together with representatives of BofA Merrill Lynch, to present and explain MPT’s proposal. MPT’s offer equated to an equity value for the Company of approximately $96.9 million or $2.81 per share, based on the Company’s calculations. MPT’s offer letter stated that its willingness to proceed with a potential acquisition of the Company was contingent on the Company granting MPT a period of exclusive negotiations until September 15, 2015 and on the Company’s directors and officers entering into customary voting agreements. The Company’s closing stock price on that day was $2.03 per share.

On June 15, 2015, the Board held a meeting at the offices of FaegreBD in Minneapolis, Minnesota. Messrs. Penn and Radloff opened the meeting by providing the Board with an update on the Company’s recent financial performance and their assessment of current trends in the data-storage industry. Representatives of BofA Merrill Lynch then discussed with the Board MPT’s June 12, 2015 proposal. Representatives of BofA Merrill Lynch also reviewed potential responses to MPT’s proposal and discussed other potential acquirers that could be contacted to gauge their potential interest in a transaction involving the Company. Representatives of

FaegreBD advised the directors regarding their fiduciary duties in connection with a potential transaction. The Board engaged in a discussion of the Company’s historical and projected financial performance, challenges facing participants in the data-storage industry, and the benefits and risks of a potential sale of the Company. Following discussion, the Board directed the Company’s executive management and BofA Merrill Lynch to respond to MPT’s June 12, 2015 proposal by advising MPT that, while the Board had a potential interest in a transaction involving MPT, the valuation in MPT’s proposal was too low and did not fairly value the Company. In addition, the Board directed the Company’s executive management and BofA Merrill Lynch to continue discussions with MPT in an effort to elicit an improved offer from MPT. The Company’s closing stock price on that day was $1.98 per share.

On June 16, 2015, representatives of BofA Merrill Lynch had a telephonic discussion with MPT and its financial advisor during which the representatives of BofA Merrill Lynch advised MPT of the position of the Board. At the conclusion of the discussion, the parties agreed to a meeting to be held on June 23, 2015 for the purpose of discussing information that would enable MPT to improve its proposal to acquire the Company.

On June 23 through 24, 2015, members of the Company’s management team, including Messrs. Penn and Radloff, and representatives of BofA Merrill Lynch met with Mr. Ong and other representatives of MPT and its financial advisor in Orange County, California to provide additional information about the Company and its business and financial condition, together with potential synergies that could result from a combination of the Company and MPT.

On June 26, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch provided a telephonic update to the Board regarding the Company’s recent financial performance, the current outlook for the data-storage industry, and the potential MPT transaction, including a report on the June 23-24 meetings with MPT. Representatives of FaegreBD participated on the call. The Board engaged in a discussion of the potential transaction, including various strategies for seeking to maximize the value realized in a potential sale of the Company. The Board also discussed MPT’s position that it would require a counter-proposal from the Company before MPT would be willing to continue to negotiate a potential transaction. At the conclusion of the call, the Board directed BofA Merrill Lynch to inform MPT that the Board would be willing to engage in discussions for the acquisition of the Company by MPT at a purchase price of $5.00 per share. Later that day, representatives of BofA Merrill Lynch delivered that message to MPT’s financial advisor.

On July 10, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch provided another telephonic update to the Board regarding the Company’s recent financial performance and the potential MPT transaction, including a report on the recent discussions with MPT and its financial advisor. Representatives of FaegreBD participated on the call. Representatives of BofA Merrill Lynch advised that MPT was expected to submit in the next few days a revised proposal to acquire the Company. The Board engaged in a discussion of the Company’s performance and new business initiatives, including how those factors would color the Board’s view of any revised proposal from MPT.

On July 13, 2015, MPT sent a second letter to Mr. Fortun in which MPT proposed to acquire the Company for an enterprise value of $230 million to $245 million, assuming that as of the closing the Company would have $35 million in cash and that the transaction would be debt-free. MPT’s offer equated to an equity value for the Company of approximately $3.47 to $3.78 per share, based on MPT’s calculations. MPT’s letter stated that its willingness to proceed with a potential acquisition of the Company was contingent on the Company granting MPT a period of exclusive negotiations until October 15, 2015 and on the Company’s directors and officers entering into customary voting agreements. The Company’s closing stock price on that day was $1.49 per share.

On July 14, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch engaged in a telephonic discussion with the Board. Representatives of FaegreBD participated on the call. Representatives of BofA Merrill Lynch discussed with the Board MPT’s proposal and the potential for MPT improving that proposal. Representatives of FaegreBD advised the directors regarding their fiduciary duties in connection with a potential transaction. The Board engaged in a discussion of the proposal in light of the challenges facing participants in the data-storage industry, the Board’s belief that the universe of potential bidders for the Company was very limited and that no other potential bidder would offer a price in excess of what MPT was offering to pay to acquire the Company, and the challenges that the Company would likely face in seeking to refinance its near-term debt. The Board also discussed the value that the Company’s disk drive-related and other technology and highly-skilled workforce could bring to MPT, together with strategies for persuading MPT to reflect more of that value in the form of an increased offer to acquire the Company. Following discussion, the Board directed the Company’s executive management and BofA Merrill Lynch to continue discussions with MPT and its financial advisor in an effort to elicit an improved offer from MPT. Later that day, representatives of BofA Merrill Lynch delivered the message to MPT that MPT’s proposed purchase price was inadequate and would need to improve. BofA Merrill Lynch also indicated that any revised proposal would need to be expressed as a price per share and would need to provide more certainty as to consideration that would be payable to Company shareholders. The Company’s closing stock price on that day was $1.45 per share.

On July 17, 2015, the Board held a telephonic meeting. Representatives of BofA Merrill Lynch summarized their recent discussions with MPT and its financial advisor. Those representatives reported MPT’s stated position that it would not continue to negotiate its offer price without a written counter proposal from the Board and that any additional increase would be conditioned upon the

Company granting MPT a period of exclusivity to complete confirmatory due diligence and to negotiate a definitive merger agreement. The Board engaged in a discussion of MPT’s requirements in light of the Company’s financial position, performance, and prospects and the Board’s continued belief that the universe of potential bidders for the Company was very limited and that no other potential bidder would offer a price in excess of what MPT was offering to pay to acquire the Company. Representatives of FaegreBD advised the directors regarding their fiduciary duties in connection with a potential transaction. At the conclusion of the discussion, the Board directed executive management and the representatives of BofA Merrill Lynch to submit a written counter-proposal stating that the Board would be willing to engage in discussions for the acquisition of the Company by MPT at a purchase price of $4.50 per share and, at that price, would be willing to grant MPT a reasonable period of exclusivity. Later that day, representatives of BofA Merrill Lynch delivered a letter to MPT from Mr. Fortun, on behalf of the Board, stating the position that the Board had set out. The Company’s closing stock price on that day was $1.40 per share.

On July 24, 2015, MPT sent a third letter to Mr. Fortun in which MPT stated its final offer to acquire the Company for $4.00 per fully diluted share, equating to an enterprise value of $253 million, based on MPT’s calculations. MPT stated that its offer was subject to verification of certain cost synergies, was conditioned upon the Company having cash-on-hand of at least $35 million at closing and assumed that the transaction would be debt-free. MPT’s letter also stated that its willingness to proceed with a potential acquisition of the Company was contingent on the Company granting MPT a period of exclusive negotiations until October 15, 2015 and on the Company’s directors and officers entering into customary voting agreements. The Company’s closing stock price on that day was $1.44 per share.

On July 27, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch engaged in a telephonic discussion with the Board. Representatives of FaegreBD participated on the call. The BofA Merrill Lynch representatives reported to the Board regarding MPT’s most recent proposal. Following the Board’s analysis and discussion of MPT’s proposal, the Board determined to further analyze the proposal at the Board’s next meeting on July 29.

On July 29, 2015, the Board held its regular meeting at the offices of FaegreBD in Minneapolis, Minnesota, with representatives of FaegreBD in attendance. The Company’s executive management team engaged in extensive presentations and discussions with the Board regarding the Company’s products, operations, and historical and projected financial performance. Representatives of BofA Merrill Lynch joined the meeting, at which time the BofA Merrill Lynch representatives discussed MPT’s July 24, 2015 proposal and representatives of FaegreBD advised the directors regarding their fiduciary duties in connection with a potential transaction. The representatives of BofA Merrill Lynch also reviewed potential responses to MPT’s proposal and discussed other potential acquirers that could be contacted to gauge their potential interest in a transaction involving the Company. The Board engaged in a discussion of the Company’s historical and projected financial performance, current and development-stage products, challenges facing participants in the data-storage industry, and the benefits and risks of a potential sale of the Company. The Board discussed its belief that it had negotiated a substantial aggregate price increase from MPT’s June 12 proposal and that seeking an additional price increase was unlikely to be successful and risked losing the proposal on the table. The Board also discussed its continued belief that the universe of potential bidders for the Company was very limited, that no other potential bidder would offer a price in excess of what MPT was offering to pay to acquire the Company, and that the Company had a contractual obligation under an existing agreement to notify one of the most likely potential acquirers of the Company. At the conclusion of the discussions, recognizing that MPT’s willingness to continue its investigation of a potential acquisition of the Company was conditioned upon the Company granting MPT a period of exclusive negotiations, the Board directed the Company’s executive management to negotiate and enter into a customary exclusivity agreement with MPT with respect to a proposed acquisition. The Company’s closing stock price on that day was $1.45 per share.

On July 30, 2015, Mr. Penn called a senior officer of Party A – a significant customer of the Company that was party to a supply agreement with the Company. Under that agreement, the Company is required, among other things, to provide written notice to Party A of the proposed material terms of any third-party acquisition proposal that the Board determines to consider and, if Party A so requests, to treat Party A on substantially the same procedural basis as the Company treats any potential acquirer. Mr. Penn’s call provided the information that the Company was contractually obligated to provide regarding the Board’s July 29, 2015 determination to consider MPT’s July 24, 2015 proposal. Following that call, Mr. Penn sent a letter to Party A confirming the information conveyed in his call – that MPT had made a written proposal to acquire the Company via merger at a cash price of $4.00 per fully diluted share.

From July 30 through August 8, 2015, the Company and MPT negotiated an exclusivity agreement that provided MPT with a period of exclusive negotiations through September 30, 2015, subject to an exception permitting the Company to continue to fulfill its contractual obligations to Party A. The exclusivity agreement, together with a mutual non-disclosure agreement, was entered into by the Company and MPT effective August 8, 2015.

On August 11, 2015, the Company granted MPT and its advisors and representatives access to due diligence information regarding the Company and its operations. Beginning on August 24, 2015, representatives of MPT conducted numerous site visits and received due diligence presentations from the Company’s executive management regarding the Company and its operations.

On August 24, 2015, MPT’s outside legal counsel, Nixon Peabody LLP, which we refer to as Nixon Peabody, provided FaegreBD with an initial draft of the merger agreement. The draft provided for, among other things, a condition in favor of MPT that the Company must have cash-on-hand of at least $35 million at closing, a termination fee payable by the Company in certain circumstances (including an adverse change in the Board’s recommendation that shareholders approve the merger or the Board’s termination of the merger agreement to accept an unsolicited superior proposal) equal to 3.5% of the aggregate transaction value, and no requirement for MPT to agree to any extraordinary remedies in order to secure regulatory approval of the proposed acquisition.

On September 3, 2015, FaegreBD sent a revised version of the merger agreement to Nixon Peabody, proposing, among other things, to eliminate MPT’s minimum-cash closing condition, to reduce the termination fee payable by the Company to 2.5% of the aggregate transaction value, and to require all necessary regulatory-approval efforts by MPT. FaegreBD and Nixon Peabody engaged in negotiations of the merger agreement over the next two and a half weeks.

On September 18, 2015, the Board held a telephonic meeting. Messrs. Penn and Radloff reported on current market conditions, customer relations and anticipated customer demand, and the Company’s cash position. They also updated the Board on the status of MPT’s due diligence investigation of the Company. Mr. Penn noted that Party A had not made any indication of a desire to acquire the Company following his communications with an officer of Party A on July 30, 2015. Representatives of FaegreBD and BofA Merrill Lynch then summarized the negotiation of the merger agreement and discussed the material open issues in the agreement, including MPT’s minimum-cash condition on its obligation to consummate the merger, the amount of the termination fee payable by the Company to MPT in certain circumstances, and the allocation of regulatory-approval risk between the parties. Following the meeting, members of the Board were provided with the current draft of the merger agreement and a summary of the material terms of the merger agreement prepared by FaegreBD.

On September 21, 2015, representatives of MPT, including Mr. Ong, together with MPT’s legal and financial advisors, met with Messrs. Penn and Radloff and representatives of BofA Merrill Lynch and FaegreBD at FaegreBD’s offices in Minneapolis, Minnesota to negotiate the merger agreement. At the conclusion of the day’s negotiations, the parties agreed, among other things, to lower the termination fee payable by the Company in certain circumstances to 3.0% of the equity value of the transaction. The parties did not reach agreement on MPT’s desire for a minimum-cash closing condition or on the Company’s proposal that MPT pay a reverse termination fee if the acquisition could not be consummated due to regulatory objections. The parties agreed to continue negotiations on the open issues the next day.

On September 22, 2015, Mr. Penn called Mr. Ong before the commencement of the day’s scheduled negotiations, stating that, based on prior discussions at Board meetings, the Board would not agree to a closing condition based on post-signing financial metrics for the Company, such as a minimum level of cash on hand. Mr. Ong replied that a $35 million minimum cash closing condition was a key element of MPT’s $4.00 per-share proposal and that MPT had no authority from TDK Corporation to alter that condition without reducing the enterprise value implied by MPT’s proposal and thus the per-share acquisition price. Given the impasse, Messrs. Penn and Ong agreed to continue working on a proposed transaction but to cancel the face-to-face negotiations planned for the day. Later that day, Nixon Peabody sent FaegreBD a proposal seeking to bridge the impasse on the enterprise value and the related closing condition by means of a fixed per-share price payable at closing plus the issuance of contingent value rights, the per-share value of which would be determined by the amount of the Company’s cash at closing. MPT’s financial advisor stated to representatives of BofA Merrill Lynch that the fixed portion of the proposal was $3.00 per share and that the contingent value right would have a value of between $0.00 and $1.00 per share, with the maximum amount payable if the Company had $35 million or more in cash at closing. The Company’s closing stock price on that day was $1.45 per share.

On September 24, 2015, the Board held a telephonic meeting, which Mr. Radloff attended, as did representatives of BofA Merrill Lynch and FaegreBD. Mr. Penn opened the meeting by reminding the Board of the material terms and conditions of MPT’s written proposals from June and July, including MPT’s stated focus on the maximum enterprise value that MPT was willing to pay to acquire the Company. He then summarized the status of the current negotiations and described the impasse caused by the minimum-cash closing condition and MPT’s subsequent proposal to resolve that impasse by means of fixing a portion of the per-share merger consideration and issuing contingent value rights tied to the amount of the Company’s cash at closing. The Board discussed the risks posed by an all-or-none closing condition tied to the Company’s post-signing cash position, which position would likely be highly volatile based on, among other things, the day in the fiscal quarter on which the Company’s cash would be determined. The Board discussed a variety of strategies and tactics for removing the closing condition while recognizing MPT’s stated constraints on enterprise value. At the conclusion of the meeting, the Board directed executive management and representatives of BofA Merrill Lynch to reject MPT’s proposed solution of a $3.00 per-share cash payment plus a contingent value right and instead to seek to negotiate a higher guaranteed cash payment while preserving the ability of Company shareholders to receive up to $4.00 per share.

Following the Board meeting, during the afternoon and evening of September 24, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch negotiated a revised per-share merger consideration proposal with Mr. Ong and MPT’s financial advisor. The proposal consisted of a fixed base consideration of $3.62 per share plus additional cash consideration with an aggregate value equal to the excess of the Company’s cash over $17.5 million as of a specified day during the Company’s fiscal cycle (rather than the closing date), up to a maximum additional amount of $0.38 per share. As part of the revised proposal, MPT would agree to drop its requirement for a closing condition based on a minimum cash balance for the Company at closing. The Company’s closing stock price on that day was $1.42 per share.

On September 26, 2015, Messrs. Penn and Radloff and representatives of BofA Merrill Lynch and FaegreBD engaged in a telephonic discussion with the Board. Mr. Penn began by summarizing the negotiations that followed the September 24, 2015 Board meeting. He described the conflict between MPT’s desire for certainty on the maximum enterprise value of the proposed acquisition and the Company’s desire for certainty of closing with at least an acceptable minimum fixed price for Company shareholders. He noted that MPT had indicated no interest in a moderately lower fixed price per share with no upside potential. He then went through the compromise proposal on which the parties’ negotiating teams had reached an understanding during the evening of September 24, 2015. The Board engaged in a discussion of the negotiation history with MPT and of the Company’s current and projected cash positions. At the conclusion of the discussions, the Board directed executive management to seek to finalize the merger agreement on the material terms described to the Board on the call.

On September 30, 2015, following a regular meeting of the board of directors of TDK Corporation, Mr. Ong called Mr. Penn to finalize the open issue of a reverse termination fee payable by MPT if the acquisition could not be consummated due to regulatory objections. During that call, Messrs. Ong and Penn tentatively agreed to set the reverse termination fee at 3.0% of the equity value of the transaction.

On October 2, 2015, the Board held a telephonic meeting, which Mr. Radloff attended, as did representatives of BofA Merrill Lynch and FaegreBD. Mr. Penn opened the meeting by reporting on the Company’s high-level preliminary results for its fiscal quarter ended September 27, 2015 and management’s outlook for the current fiscal quarter. He then provided an update regarding the negotiations with MPT, focusing on the nature and timing of the determination of the Company’s cash position for purposes of the variable component of the merger consideration. Mr. Radloff reported on the Company’s current and projected cash position. Finally, Mr. Penn noted that MPT required an extension of the exclusivity period under the parties’ August 8, 2015 exclusivity agreement, which period had expired on September 30, 2015. Following discussion, the Board authorized executive management to extend the period of MPT’s exclusive-negotiation rights through October 15, 2015. Later that day, the parties amended the exclusivity agreement in accordance with the Board’s action. The Company’s closing stock price on that day was $1.70 per share.

On October 5, 2015, Mr. Penn called a senior officer of Party A to update the information that the Company was contractually obligated to provide Party A regarding the recent change to the per-share merger consideration that MPT was proposing to pay in the proposed transaction. Following that call, Mr. Penn sent a letter to Party A confirming the information conveyed in his call – that MPT’s revised proposal contemplated acquiring the Company at a cash price of $3.62 plus up to $0.38 per fully diluted share based on the amount of the Company’s cash in excess of $17.5 million as of a recent fiscal period end during the pre-closing period.

On October 7, 2015, the Board held a regular meeting at the offices of FaegreBD in Minneapolis, Minnesota, with a representative of FaegreBD attending the meeting. The Company’s executive management team engaged in extensive presentations and discussions with the Board regarding the Company’s products, technology, operations, historical and projected financial performance, and potential future financing challenges. Mr. Penn also updated the Board on the status of the proposed transaction with MPT, which the Board discussed in the context of the business and financial report from executive management.

Over the next two weeks, Mr. Ong, with permission from the Board and on a confidential basis, called senior representatives of the Company’s three largest disk drive customers – including Party A – in order to perform due diligence on the customers’ reaction to a potential acquisition of the Company by MPT. During that same period, Mr. Penn independently had confidential discussions regarding the potential transaction with the two largest of those three customers, including Party A. While Mr. Penn did not solicit an acquisition proposal from those customers, neither of them expressed an interest in evaluating an acquisition of the Company.

On October 29, 2015, MPT completed its due diligence investigation of the Company, and Nixon Peabody and FaegreBD completed their negotiation of the merger agreement.

On October 30, 2015, the board of directors of TDK Corporation held a regular board of directors meeting and approved the acquisition of the Company pursuant to the merger agreement that had been negotiated by the parties.

On Sunday evening, November 1, 2015, the Board held a meeting at the offices of FaegreBD in Minneapolis, Minnesota to consider approval of the merger agreement and the transactions contemplated thereby. Prior to the meeting, the members of the Board were provided with materials relating to the proposed acquisition, including, among other things, the current draft of the merger agreement, a summary of the material terms of the merger agreement prepared by FaegreBD, and a financial analysis, based on publicly available information and information provided by Company management, prepared by BofA Merrill Lynch. At the meeting:

•	Mr. Penn provided an update regarding the Company’s recent financial and operating results, as well as his view of the prospects of the Company as a stand-alone entity;

•	Representatives of FaegreBD presented a summary of the material terms of the merger agreement;

•	Representatives of FaegreBD reviewed with the directors their fiduciary duties under Minnesota law in connection with their consideration of the merger; and

•	BofA Merrill Lynch reviewed with the Board its financial analysis of the merger consideration and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Company common stock, was fair, from a financial point of view, to such holders.

Following consideration and discussion of the proposed merger agreement and the transactions contemplated thereby:

•	The Board formed a special committee composed solely of disinterested directors who were not, and who had not been, officers or employees of the Company during the prior five years, in order for the committee to consider the voting agreements, the merger agreement, and the transactions contemplated by the merger agreement, solely for purposes of certain Minnesota anti-takeover statutes;

•	The special committee approved the voting agreements, the merger agreement, and the transactions contemplated by the merger agreement for purposes of certain Minnesota anti-takeover statutes and recommended that the full Board approve the merger agreement and the transactions contemplated thereby;

•	The compensation committee of the Board approved the acceleration and cash-out of the Company’s equity awards, as contemplated by the merger agreement; and

•	The Board unanimously (i) approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement, (ii) declared the merger agreement, the merger, and the other transactions contemplated by the merger agreement to be fair, advisable, and in the best interests of the Company and its shareholders; (iii) approved the increase in the conversion rate of the convertible notes in connection with the merger; (iv) directed that the approval of the merger agreement and the increase in the conversion rate of the convertible notes be submitted to a vote at a meeting of the Company’s shareholders; and (v) recommended to Company shareholders that they approve the merger agreement and the increase in the conversion rate of the convertible notes.

The parties executed the merger agreement during the evening of Sunday, November 1, 2015, and TDK Corporation and the Company issued a joint press release early on Monday, November 2, 2015, announcing the parties’ entry into the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board unanimously recommends that you vote (i) “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger; (ii) “FOR” the proposal to approve an increase in the conversion rate of the convertible notes; (iii) “FOR” the proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting; and (iv) “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

Reasons for the Merger

On November 1, 2015, the Board unanimously (i) approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement, (ii) declared the merger agreement, the merger, and the other transactions contemplated by the merger agreement to be fair, advisable, and in the best interests of the Company and its shareholders; (iii) approved the increase in the conversion rate of the convertible notes in connection with the merger; (iv) directed that the approval of the merger agreement and the increase in the conversion rate of the convertible notes be submitted to a vote at a meeting of the Company’s shareholders; and (v) recommended to Company shareholders that they approve the merger agreement and the increase in the conversion rate of the convertible notes.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Board consulted with the Company’s executive management, outside legal counsel and financial advisor. In recommending that the Company’s shareholders vote their shares of common stock in favor of the proposal to approve and adopt the merger agreement, the Board also considered a number of potentially positive factors, including the following (not necessarily in order of relative importance):

•	The belief of the Board, after a review of the Company’s current and historical financial condition, results of operations, prospects, business strategy, competitive position, and industry, including the potential impact (which cannot be quantified numerically) of those factors on the trading price of the Company’s common stock, that the value offered to the Company’s shareholders under the merger agreement is more favorable to the Company’s shareholders than the potential value that might have resulted from remaining an independent public company, considering:

•	The uncertain and volatile demand in the disk drive industry;

•	Flat or declining suspension volumes in recent years, making it difficult for the Company to return to profitability;

•	The fact that certain new Company products are early in their lifecycle and that there is significant adoption and execution risk attending to those products; and

•	The potential challenges in refinancing the Company’s debt on favorable terms.

•	The risks and uncertainties inherent in the Company’s ability to execute on its strategic plan and achieve management’s related financial projections, including the Company’s ability to execute on long-term, high-potential opportunities and the other risks and uncertainties described in the section entitled “risk factors” set forth in the Company’s Form 10-K for the fiscal year ended September 28, 2014.

•	The historic trading ranges of the Company’s common stock and the potential trading range of the common stock absent announcement of the merger agreement, and the possibility that absent such announcement it could take a considerable period of time before the trading price of the common stock would trade at a level in excess of the per-share merger consideration on a present-value basis.

•	The relationship of the per-share merger consideration to the trading price of the Company’s common stock, including that the per-share merger consideration constituted a premium of:

•	Approximately 120% to 144% over the average share price of the common stock during the three months ended October 29, 2015; and

•	Approximately 100% to 121% over the closing share price on October 29, 2015.

•	The opinion of BofA Merrill Lynch, dated November 1, 2015, to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock, as more fully described below in the section entitled “Opinion of the Company’s Financial Advisor.”

•	The fact that the all-cash merger consideration will provide certainty of value and liquidity to the Company’s shareholders, while eliminating long-term business and execution risk.

•	The Board’s belief that the per-share merger consideration was the best price reasonably attainable for the Company’s shareholders.

•	The Board’s belief, after discussions with BofA Merrill Lynch, that the Company’s financial performance and results of operations would not be of interest to potential financial buyers and that, based on the Board’s knowledge of the Company’s industry and its participants, that the most likely strategic buyers would be the Company’s top customers, including MPT.

•	The fact that neither of the Company’s top-two disk drive customers, having been informed on a confidential basis of the potential merger, expressed an interest in evaluating an acquisition of the Company.

•	The Board’s view that the terms of the merger agreement would be unlikely to deter third parties from making an unsolicited superior proposal.

•	The Board’s right under the merger agreement to respond to third parties submitting unsolicited acquisition proposals by providing non-public information subject to an acceptable confidentiality agreement, and to engage in negotiations or substantive discussions with any such person, if the Board, prior to taking any such actions, determines in good faith (after consultation with its financial advisors and legal counsel) that (i) the failure to take such action would constitute a breach of the directors’ fiduciary duties under Minnesota law and (ii) the competing proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

•	The Board’s right, under certain circumstances, to withdraw, withhold, qualify or modify its recommendation that the Company’s shareholders approve and adopt the merger agreement.

•	The Company’s ability to terminate the merger agreement to enter into an alternative acquisition agreement that the Board determines to be a superior proposal, subject to certain conditions, provided that the Company concurrently pays a $4.2 million termination fee to Parent under circumstances as described in “—Termination Fees” beginning on page 65.

•	The Board’s belief, based on the fact that the merger agreement was the product of arms-length negotiations, that the price to be paid by Parent is the highest price per share that Parent was willing to pay and that the terms and conditions of the merger agreement were, in the Board’s view, the most favorable to the Company and its shareholders to which Parent was willing to agree.

•	The availability of dissenters’ rights to the Company’s shareholders who comply with specified procedures under Minnesota law.

The Board also considered and balanced against the potentially positive factors a number of uncertainties, risks, restrictions and other potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	The fact that the Company’s shareholders would forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent public company by participating in any future earnings or growth or in any future appreciation in value of shares of the Company’s common stock.

•	The fact that receipt of the all-cash merger consideration would be taxable to the Company’s shareholders that are treated as U.S. holders for U.S. federal income tax purposes.

•	The fact that, under specified circumstances, the Company may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on the Company, including:

•	the possibility that the $4.2 million termination fee payable by the Company to Parent upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing proposal, although the Board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in acquiring the Company;

•	the Company’s agreement to reimburse Parent for up to $1.4 million of its reasonable out-of-pocket expenses in connection with the merger agreement and the transactions contemplated thereby if the Company terminates the merger agreement because its shareholders fail to approve the proposal to approve and adopt the merger agreement and the proposal to approve an increase in the conversion rate of the convertible notes (with any such expense reimbursement to be deducted from any termination fee payable by the Company to Parent); and

•	if the merger is not consummated, the Company will generally be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby.

•	The significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger, which could disrupt the Company’s business operations.

•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management and other personnel) and customers.

•	The restrictions in the merger agreement on the Company’s ability to actively solicit competing bids to acquire it.

•	The restrictions on the Company’s conduct of business prior to completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the merger, whether or not the merger is completed.

•	The fact that, while the Company expects the merger to be consummated if the proposal to approve and adopt the merger agreement is approved by the Company’s shareholders, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied.

•	The fact that the market price of the Company’s common stock could be affected by many factors, including: (i) if the merger agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting the Company; (ii) the possibility that, as a result of the termination of the merger agreement, possible acquirers may consider the Company to be an unattractive acquisition candidate; and (iii) the possible sale of the Company’s common stock by short-term investors following an announcement that the merger agreement was terminated.

•	The fact that certain of the Company’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, those of the Company’s shareholders. The Board was made aware of and considered these interests; for more information about such interests, see below under the heading “—Interests of the Directors and Executive Officers in the Merger.”

•	The fact that the completion of the merger would require antitrust clearance in the United States.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger to the Company’s shareholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, the Company’s executive management and outside financial advisor and legal counsel. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 23.

Opinion of Financial Advisor

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger and its reputation in the investment community.

On November 1, 2015, at a meeting of the Board held to evaluate the merger, BofA Merrill Lynch delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	Reviewed certain publicly available business and financial information relating to the Company;

(ii)	Reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with it by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company, which forecasts are referred to as the Company Forecasts;

(iii)	Discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(iv)	Reviewed the trading history for Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	Compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(v)	Compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vi)	Considered the response of certain third parties to communications from the Company that conveyed the possibility of the Company entering into a definitive agreement with respect to an acquisition of the Company;

(vii)	Reviewed the merger agreement; and

(viii)	Performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to Company Forecasts, BofA Merrill Lynch was advised by the Company, and has assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the

Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. The Company imposed no limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Company Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following eight publicly traded companies in the hard disk drive and high-precision components and manufacturing industries:

Hard Disk Drive Industry:

•	Western Digital Corporation

•	Seagate Technology PLC

High-Precision Components and Manufacturing:

•	GSI Group Inc.

•	Oclaro, Inc.

•	JCY International Bhd

•	Interplex Holdings Ltd.

•	Bel Fuse Inc.

•	EMCORE Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on October 29, 2015, plus debt, capital leases, preferred stock, and minority interest, less cash and cash equivalents, short-term investments, and long-term investments (“EV”), as a multiple of calendar year 2016 estimated revenue. BofA Merrill Lynch then applied calendar year 2016 revenue multiples of 0.50x – 0.75x, derived from the selected publicly traded companies, to the Company’s calendar year 2016 estimated revenue. Estimated financial data of the selected publicly traded companies was based on publicly available research analysts’ estimates, and estimated financial data of the Company was based on Company management forecasts. This analysis indicated an approximate implied per share equity reference range (rounded to the nearest $0.05) of $1.10 – $3.05, as compared to the merger consideration.

BofA Merrill Lynch also reviewed EV as a multiple of calendar year 2016 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. The EBITDA calculation excluded stock-based compensation, amortization of intangible assets and one-time charges. BofA Merrill Lynch then applied calendar year 2016 EBITDA multiples of 4.5x – 6.5x, derived from the selected publicly traded companies, to the Company’s calendar year 2016 estimated EBITDA. Estimated financial data of the selected publicly traded companies was based on publicly available research analysts’ estimates, and estimated financial data of the Company was based on Company management forecasts. This analysis indicated an approximate implied per share equity reference range (rounded to the nearest $0.05) of $0.00 – $1.15, as compared to the merger consideration.

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following eleven selected transactions involving companies in hard disk drive industry:

Announcement Date	Acquiror	Target
12/23/2013	• Seagate Technology PLC	• Xyratex Ltd.
12/2/2013	• TDK Corporation	• Entrotech, Inc. Hard Disk Drive Division
5/23/2012	• Seagate Technology PLC	• LaCie S.A. (97.3% stake)
4/19/2011	• Seagate Technology PLC	• Samsung Electronics Co. Hard Disk Drive Division
3/7/2011	• Western Digital Corporation	• HGST, Inc. (FKA Hitachi GST)
4/27/2010	• Western Digital Corporation	• Hoya Corporation Magnetic Media Division
2/23/2009	• HGST, Inc. (FKA Hitachi GST)	• Fabrik Inc.
2/17/2009	• Toshiba Corporation	• Fujitsu Ltd. Hard Disk Drive Division
8/29/2007	• TDK Corporation	• Magnecomp Precision Technology Plc. (74.3% stake)
4/5/2007	• KKR & Co. L.P.	• MMI Holdings Ltd.
12/21/2005	• Seagate Technology PLC	• Maxtor Corporation

BofA Merrill Lynch reviewed, among other things, transaction values, calculated as the EV implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve months revenue. BofA Merrill Lynch then applied last twelve months revenue multiples of 0.40x – 0.85x, derived from the selected transactions, to the Company’s estimated revenue for the 12 months ending September 27, 2015. Estimated financial data of the selected transactions was based on publicly available information as of the date of the opinion, and estimated financial data of the Company was based on Company management forecasts. This analysis indicated an approximate implied per share equity reference range for the Company (rounded to the nearest $0.05) of $0.20 – $3.55, as compared to the merger consideration.

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the Company’s fiscal years 2016 through 2021 based on Company management forecasts. BofA Merrill Lynch calculated terminal values for the Company by applying terminal forward multiples of 5.0x – 6.0x to the Company’s fiscal year 2021 estimated EBITDA. The cash flows and terminal values were then discounted to September, 2015 using discount rates ranging from 14.0%-18.0%, which were based on an estimate of the Company’s weighted average cost of capital.

This analysis indicated an approximate implied per share equity reference range (rounded to the nearest $0.05) of $2.25 - $3.75, as compared to the merger consideration.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	Historical Trading Range. Historical trading prices and trading volumes of Company common stock during the one-year period ended October 29, 2015;

•	Present Value of Analyst Price Target Analysis. BofA Merrill Lynch performed an analysis to derive implied present values of three Wall Street analyst one-year price targets of Company common stock on a stand-alone basis. BofA Merrill Lynch discounted the Wall Street analyst’s one-year price targets to present value as of October 29, 2015 using a discount rate of 16.0%, reflecting an estimate of the Company’s cost of capital. This analysis indicated an approximate implied per share equity reference range (rounded to the nearest $0.05) of $1.70 – $3.45, as compared to the merger consideration; and

•	Selected Precedent Technology Transactions Premiums Analysis. BofA Merrill Lynch identified, to the extent publicly available, selected transactions for publicly traded companies in the technology industry, announced during the period from 2010 until November 1, 2015. BofA Merrill Lynch calculated the premium over the target company’s unaffected stock price one day, one month, and three months prior to the announcement of each transaction:

Selected Technology Equity Value Premiums (2010 to November 1, 2015)	1-Day Premium to Pre-Announcement Unaffected Stock Price	1-Month Premium to Pre-Announcement Unaffected Stock Price	3-Month Premium to Pre-Announcement Unaffected Stock Price
Mean	37.9%	40.3%	42.6%
Median	32.2%	35.0%	39.3%

Based upon its professional judgment and experience and after taking into consideration, among other things, its review of the equity value premiums for the selected companies, BofA Merrill Lynch applied a range of calculated premiums from 21.0% – 50.6% to the price per share of $1.81 of Company common stock as of the close of trading on October 29, 2015. This analysis indicated an approximate implied per share equity reference range (rounded to the nearest $0.05) of $2.20 – $2.75, as compared to the merger consideration.

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Parent. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Parent, rather than by any financial advisor, and was approved by the Board. The decision to enter into the merger agreement was solely that of the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $5.9 million, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Parent and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury services and products to the Company.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to TDK Corporation and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury and foreign exchange trading services and products to TDK Corporation.

Certain Financial Forecasts

The Company does not, as a matter of course, develop or publicly disclose long-term projections or internal projections of its future financial performance revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates, though the Company has in the past provided investors with quarterly financial guidance which may cover areas such as average selling prices and gross profit, among other items, which it may update from time to time during the relevant year. However, in connection with the Company’s evaluation of a possible transaction, the Company provided the Board, and the Board’s advisor, BofA Merrill Lynch in performing its financial analyses summarized under “—Opinion of Financial Advisor,” with certain non-public unaudited prospective financial information prepared by our management. The forecasts were used as the basis for the financial analyses summarized above and presented to the Board by BofA Merrill Lynch, which we refer to as the Forecasts. The Forecasts were also provided to Parent in connection with its due diligence review of a possible transaction.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, our management. The Forecasts were prepared solely for internal use of the Company and its financial advisor and to be provided to Parent and are subjective in many respects.

Although a summary of the Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, and changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the Board, the Company, our financial advisor or any other recipient of this information considered, or now considers, the Forecasts to be material information of the Company or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights with respect to shares of our common stock.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in our public filings with the SEC. The Forecasts were reviewed by the Company’s management with, and considered by, the Board in connection with its evaluation and approval of the merger.

The Forecasts are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 23.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Forecasts to reflect circumstances existing after the date when the Company prepared the Forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management Forecasts

(Dated as of October 5, 2015)

	Fiscal Year Ending September ($ in millions)
	2016E	2017E	2018E	2019E	2020E	2021E
Revenue	$256.0	$287.0	$321.0	$337.1	$345.5	$354.1
% Growth	1.2%	12.1%	11.8%	5.0%	2.5%	2.5%
EBITDA	$15.0	$39.0	$47.0	$49.4	$50.6	$51.8
Less: Depreciation & Non-cash	(32.0)	(33.0)	(29.0)	(29.0)	(29.0)	(29.0)

EBIT	(17.0)	6.0	18.0	20.4	21.6	22.8

Income Taxes	—	—	—	—	—	—
Tax Rate	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Tax-Affected EBIT	(17.0)	6.0	18.0	20.4	21.6	22.8

Plus: Depreciation & Non-cash	32.0	33.0	29.0	29.0	29.0	29.0
Less: Stock Based Compensation	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Less: Capital Expenditures	(13.0)	(20.0)	(19.0)	(20.0)	(20.4)	(21.0)
Less: Change in Working Capital	3.0	(3.0)	(4.0)	(1.7)	(0.9)	(0.9)
Unlevered Free Cash Flow(1)	$3.5	$14.5	$22.5	$26.2	$27.7	$28.4

(1)	BofA Merrill Lynch calculated unlevered free cash flow based on the Company’s projections and such unlevered free cash flow was reviewed and approved by the Company for BofA Merrill Lynch’s use in connection with the merger.

Interests of the Directors and Executive Officers of the Company in the Merger

When considering the recommendation of the Board that you vote for the proposal to approve and adopt the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a shareholder. The Board was aware of these interests in approving the merger agreement and the merger and in recommending that the merger agreement be approved and adopted by the shareholders of the Company.

For purposes of this proxy statement, our named executive officers consist of (i) Richard J. Penn, President and Chief Executive Officer, (ii) David P. Radloff, Vice President and Chief Financial Officer, (iii) D. Mark Jelkin, Vice President of Engineering, (iv) Connie L. Pautz, Vice President of Human Resources, and (v) Dale M. Ruzicka, Vice President of Operations. The compensation that may become payable to our named executive officers in connection with the merger is subject to a non-binding advisory vote of the Company’s shareholders, as described below in “Proposal 4: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 69.

Arrangements with Parent

Agreements with Executive Officers

No executive officer of the Company has entered into an agreement with Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving company or one or more of its affiliates. Prior to or following the closing of the merger, however, these executive officers may discuss or enter into such agreements with Parent, Merger Sub and/or any of their respective affiliates.

Voting Agreements

In connection with the merger agreement, each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into a voting agreement with Parent, pursuant to which each of them agreed to, among other things, vote his or her shares of Company common stock (i) in favor of the approval and adoption of the merger agreement, the plan of merger and all agreements related to the merger, (ii) in favor of the approval of an increase in the conversion rate for the convertible notes, (iii) in favor of any actions related to approval of the merger agreement, the plan of merger, all agreements related to the merger, and an increase in the conversion rate for the convertible notes and (iv) against any alternative proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action. Such voting agreements will terminate upon the earliest of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; (c) the date that Parent notifies the Company that it is not willing or able to proceed with the merger on substantially the terms set forth in the merger agreement; (d) the date following the date of the special meeting (including any adjournment or postponement thereof); and (e) the end date.

Treatment of Equity Awards

Under the merger agreement, the equity-based awards held by the Company’s directors and executive officers under the Company stock plans will be treated as follows:

Stock Options. The Company will take all action necessary to cause each then-outstanding option to purchase shares of Company common stock to become vested and exercisable at least 10 business days prior to the closing date of the merger. The holders of the options may exercise those options on or before the second business day prior to the closing date of the merger. Each share of Company common stock issued upon exercise of such options will be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Each option to purchase shares of Company common stock that remains unexercised prior to the effective time of the merger will be cancelled as of the effective time. In consideration of such cancelation, the holder of each such option will receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Company common stock underlying the stock option (less any applicable withholding taxes).

Restricted Stock. Effective as of the effective time of the merger, each then-outstanding share of restricted Company common stock, which we refer to as restricted stock, including shares of restricted stock subject to time-based or performance-based vesting, will become fully vested and will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Restricted Stock Units. Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit will be vested and settled by issuance of shares of Company common stock. Each share of Company common stock issued upon settlement of such restricted stock units will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

The accelerated vesting, settlement, and cash-out of the equity awards are conditioned upon and subject to the closing of the merger.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers in settlement of their outstanding equity awards, see the “Equity” column in the “Golden Parachute Compensation” table on page 44. The following table sets forth the number of shares underlying stock options held by the Company’s non-employee directors as of [•], 201[•], and the amount of merger consideration that would be payable in connection therewith (as calculated, for this purpose, both on the basis that no additional consideration will be payable and on the basis that the maximum amount of additional consideration will be payable) if the non-employee directors allowed those options to be cancelled as of the effective time.

Directors	Number of Shares Underlying Options (#)	Total Payment (No Additional Consideration) ($)	Total Payment (Maximum Additional Consideration) ($)
Wayne M. Fortun	547,221	$1,980,940	$2,188,884
Martha Goldberg Aronson	35,000	126,700	140,000
Russell Huffer	53,000	191,860	212,000
Frank P. Russomanno	30,000	108,600	120,000
Philip E. Soran	22,499	81,446	89,996
Thomas R. VerHage	53,000	191,860	212,000

Payments to Company Executives Upon Termination Following Change in Control

Severance and Change in Control Agreements

Each of our named executive officers is party to a severance and change in control agreement with the Company pursuant to which he or she will be eligible to receive specified payments and benefits if the Company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with the Company for good reason, within 24 months following a change in control, the definition of which includes the merger. For purposes of the severance and change in control agreements, (i) “cause” is generally defined to include a material act of dishonesty taken by the executive and resulting in his or her personal enrichment at the expense of the Company; a violation or breach of the executive’s duties or any material Company policy, or illegal conduct by the executive, in each case that is materially injurious to the Company’s business, financial position, or reputation; and (ii) “good reason” generally involves a material breach by the Company of the severance and change in control agreement (including the failure of any successor to assume the Company’s obligations under such agreements); a material relocation; a material reduction in base compensation; or a material adverse change in status or position resulting from a material diminution in the executive’s duties, responsibilities or authority.

The severance and change in control agreements entered into with the chief executive officer and chief financial officer provide for a lump sum payment in the event of such a termination of employment equal to (i) two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (ii) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (iii) premiums for 24 months of coverage under the Company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

The severance and change in control agreements entered into with each of the other named executive officers provide for a lump sum payment in the event of such a termination of employment equal to (i) 1.5 times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (ii) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (iii) premiums for 18 months of coverage under the Company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event. If any payment or benefit received or to be received by a named executive officer in connection with a termination of employment would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and would otherwise be subject to excise tax, then such payments or benefits will be reduced to the largest amount which would result in no portion of the payments or benefits being subject to the excise tax.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits under the Company’s severance pay plan in connection with such a termination of employment.

Quantification of Payments and Benefits to Company Executives

The table below and its footnotes show the estimated amounts of payments and benefits that each named executive officer would receive if the individual experiences a qualifying termination in connection with the merger, based on their compensation levels and outstanding equity awards as of [●], 201[●], and assuming solely for illustrative purposes that the maximum amount of merger consideration will be payable.

The amounts reflected in the table and the footnotes are determined using a per share price for the Company’s common stock of $4.00, the maximum per-share merger consideration as specified in the merger agreement. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of the Company’s shareholders, as described below in “Proposal 4: Advisory Vote on Merger-Related Named Executive Officer Compensation” beginning on page 69.

The calculations in the tables below do not include amounts the officers were already entitled to receive or that were vested as of [●], 201[●], or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of an officer and that are available generally to all of the salaried employees of the Company. The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. In addition, certain amounts will vary depending on the actual date of closing of the merger, which is presently expected to occur in in the first calendar quarter of 2016. As a result, the actual amounts, if any, to be received by an applicable individual may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officers	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Richard J. Penn	$1,350,000	$71,999	$39,788	$1,461,787
David P. Radloff	793,000	43,200	39,788	875,988
D. Mark Jelkin	440,000	40,331	29,841	510,172
Connie L. Pautz	420,000	35,999	20,196	476,195
Dale M. Ruzicka	434,000	35,999	20,196	490,195

(1)	The amounts shown for Messrs. Penn and Radloff represent a lump sum payment equal to 2 times annual base salary and target annual cash incentive amount for fiscal year 2016 that each would be entitled to receive as the result of a qualifying termination within 24 months of the merger. The amounts shown for Messrs. Jelkin and Ruzicka and Ms. Pautz represent a lump sum payment equal to 1.5 times annual base salary and target annual cash incentive amount for fiscal year 2016 that each would be entitled to receive as the result of a qualifying termination within 24 months of the merger. The amounts shown in this column are based on the base salary and target annual cash incentive levels in effect on [●], 2016. If these base salary or target bonus levels were to change after such date, the actual payments may be different than those provided above.

Named Executive Officer	Base Salary (2x) ($)	Target Annual Cash Incentive ($)
Richard J. Penn	$900,000	$450,000
David P. Radloff	610,000	183,000
D. Mark Jelkin	330,000	110,000
Connie L. Pautz	325,500	108,500
Dale M. Ruzicka	315,000	105,000

(2)	The amounts shown in this column represent the aggregate merger consideration that each named executive officer would receive with respect to shares subject to unvested stock options and unvested restricted stock units that are subject to accelerated vesting in connection with the merger. Depending on when the closing date of the merger actually occurs, additional stock options, restricted stock units, or shares of restricted stock that are currently outstanding may vest in accordance with their terms prior to the merger.

Named Executive Officers	Shares Subject to Unvested Stock Options (#)	Total Value of Shares Subject to Unvested Stock Options ($)	Shares Subject to Unvested Restricted Stock Units (#)	Total Value of Shares Subject to Unvested Restricted Stock Units ($)	Total ($)
Richard J. Penn	99,999	$71,999	0	$0	$71,999
David P. Radloff	60,000	43,200	0	0	43,200
D. Mark Jelkin	33,333	18,999	5,333	21,332	40,331
Connie L. Pautz	49,999	35,999	0	0	35,999
Dale M. Ruzicka	49,999	35,999	0	0	35,999

(3)	The amounts shown in this column for Messrs. Penn and Radloff represent continued medical and dental insurance premiums for 24 months. The amounts shown in this column for Messrs. Jelkin and Ruzicka and Ms. Pautz represent continued medical and dental insurance premiums for 18 months.
(4)	If any payment or benefit received or to be received by a named executive officer in connection with a termination of employment would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and would otherwise be subject to excise tax, then such payments or benefits will be reduced to the largest amount which would result in no portion of the payments or benefits being subject to the excise tax.

Insurance and Indemnification of Directors and Executive Officers

For a period of six years from and after the effective time of the merger, Parent will cause all rights to elimination of liability of directors; indemnification of officers, directors, and employees; and advancement of expenses in effect on the date of the merger agreement to continue in accordance with their terms. For a period of six years from and after the effective time of the merger, the surviving company will indemnify each present and former officer, director, and employee of the Company or any of its subsidiaries against all acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law or the organizational documents of the Company and its subsidiaries as of the date of the merger agreement.

In addition, Parent will, or will cause the surviving company to, continue to maintain in effect for six years after the effective time of the merger, the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies or provide comparable policies (including a run-off or “tail” insurance policy), in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the coverage currently maintained by the Company, except that Parent and the surviving company will not be required to pay in excess of 250% of the aggregate annual premium most paid by the Company in its last full fiscal year. If Parent and the surviving company are unable to obtain such insurance coverage, it will obtain a policy with the greatest coverage available for an annual premium not exceeding such maximum premium.

Financing of the Merger

We anticipate that the total funds needed to consummate the merger and the other transactions contemplated by the merger agreement, will be approximately $253 million, which includes approximately $140 million to pay our shareholders the maximum merger consideration under the merger agreement and make payments in respect of the Company’s outstanding equity and equity-based awards pursuant to the merger agreement, approximately $148 million (including cash on hand) to (i) discharge certain outstanding indebtedness of the Company, including indebtedness that will come due or otherwise be repaid or repurchased as a result of the merger (as described below), and (ii) pay all fees and expenses payable by Parent and Merger Sub under the merger agreement. These payments are expected to be funded through a combination of Parent’s and the Company’s cash and cash equivalents on hand. Closing of the merger is not subject to a financing condition.

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permitted by law, waiver of all conditions to closing (described below under “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 61) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and the Company and specified in the articles of merger.

Dissenters’ Rights

Section 302A.471 of the Minnesota Business Corporation Act entitles any shareholder of the Company who is entitled to vote and who objects to a merger to dissent from such action and obtain payment for the “fair value” of his or her shares of common stock. Any shareholder of the Company contemplating an attempt to assert and exercise dissenters’ rights in connection with the proposed merger described in this proxy statement should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (copies of which are provided in Appendix C), particularly the specific procedural steps required to perfect such rights. DISSENTERS’ RIGHTS ARE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 ARE NOT FULLY AND PRECISELY SATISFIED.

Set forth below (to be read in conjunction with the full text of Section 302A.473 appearing in Appendix C) is a brief description of the procedures relating to the exercise of dissenters’ rights applicable to the proposed merger. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference thereto.

Under Section 302A.473, Subd. 3, a shareholder who wishes to exercise dissenters’ rights, which we refer to as a dissenter, must file with the Company, before the shareholder vote on the proposed merger, a written notice of intent to demand the “fair value” of the Company’s shares owned by the shareholder. Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters’ rights must obtain and submit the registered owner’s written consent at or before the time the notice of intent to demand fair value is due. IN ADDITION, THE SHAREHOLDER MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE PROPOSED MERGER. A VOTE AGAINST THE PROPOSED MERGER DOES NOT IN ITSELF CONSTITUTE SUCH A WRITTEN NOTICE AND A FAILURE TO VOTE DOES NOT AFFECT THE VALIDITY OF A TIMELY WRITTEN NOTICE.

If the proposed merger is approved by the shareholders of the Company, then the Company must send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares (and who did not vote their shares in favor of such proposal) a notice containing certain information required by Section 302A.473, Subd. 4, including without limitation the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for such shares and the date by which they must be received. In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after such notice from the Company is given. Under Minnesota law, notice by mail is given by a corporation when deposited in the United States mail. A SHAREHOLDER WHO FAILS TO MAKE DEMAND FOR PAYMENT AND TO DEPOSIT CERTIFICATES AS REQUIRED BY SECTION 302A.473, SUBD. 4, LOSES THE RIGHT TO RECEIVE THE FAIR VALUE OF HIS OR HER SHARES UNDER SUCH SECTION NOTWITHSTANDING THE TIMELY FILING OF NOTICE OF INTENT TO DEMAND PAYMENT UNDER SECTION 302A.473, SUBD. 3.

Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with the Company as required by the notice, then after the Company’s receipt of such demand or the effective date of the merger, whichever is later, the Company must pay the dissenter an amount which the Company estimates to be the fair value of the dissenter’s shares of stock, with interest, if any. For the purpose of a dissenter’s appraisal rights under Sections 302A.471 and 302A.473, “fair value” means the value of the shares of stock immediately before the effective date of such merger and “interest” means interest commencing five days after the effective date of such merger until the date of payment, calculated at the rate provided in Minnesota Statutes Section 549.09, which is currently 4%. If a dissenter believes the payment received from the Company is less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to the Company of his or her own estimate of the fair value of the shares of stock, with interest, if any, within 30 days after the date the Company mails the remittance, and must demand payment of the difference between his or her estimate and the Company’s remittance. If such dissenter fails to give written notice of such estimate to the Company, or fails to demand payment of the difference, within the 30-day time period, such dissenter is entitled only to the amount remitted by the Company.

The Company may withhold such remittance with respect to shares of stock for which a dissenter demanding payment (or persons on whose behalf such dissenter acts) was not the beneficial owner as of the first public announcement date of the proposed merger. As to each such dissenter who has validly demanded payment, following the effective date of such merger or the receipt of demand, whichever is later, the Company must mail its estimate of the fair value of such dissenter’s shares of stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of such dissenter’s agreement to accept this amount in full satisfaction. If such dissenter believes that the Company’s offer is for less than the fair value of the shares of stock, with interest, if any, such dissenter must give written notice to the Company of his or her own estimate of the fair value of the shares of stock, with interest, if any, and demand payment of this amount. This demand must be mailed to the Company within 30 days after the mailing of the Company’s offer. If the dissenter fails to make this demand within the 30-day time period, such dissenter is entitled only to the amount offered by the Company.

If the Company and a dissenter (including both a dissenter who purchased shares of stock on or prior to November 2, 2015, which was the date the merger was publicly announced, and a dissenter who purchased shares of stock after such date who have complied with their respective demand requirements) do not settle the dissenter’s demand within 60 days after the Company receives the dissenter’s estimate of the fair value of his or her shares of stock, then the Company must file a petition in a court of competent jurisdiction in the county in which the registered office of the Company is located, requesting that the court determine the statutory fair value of stock with interest, if any. All dissenters whose demands are not settled within the applicable 60-day settlement period must be made parties to this proceeding.

The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473, and for all dissenters who have fully complied and not forfeited statutory dissenters’ rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant (including, without limitation, the recommendation of any appraisers which may have been appointed by the court), computed by any method that the court, in its discretion, sees fit to use, whether or not used by the Company or a dissenter. The fair value of the shares as determined by the court is binding on all shareholders. However, under the statute, dissenters are not liable to the Company for the amount, if any, by which payments remitted to the dissenters exceed the fair value of such shares determined by a court, with interest. The costs and expenses of such a court proceeding are assessed against the Company, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

Under Section 302A.471, Subd. 2, a shareholder of the Company may not assert dissenters’ rights with respect to less than all of the shares of stock registered in such shareholder’s name, unless the shareholder dissents with respect to all shares beneficially owned by another person and discloses the name and address of such other person.

Under Section 302A.471, Subd. 4, a shareholder of the Company has no right at law or in equity to have the merger agreement set aside or rescinded, except if approval or consummation of such merger agreement is fraudulent with respect to such shareholder or the Company.

In view of the complexity of Section 302A.471 of the Minnesota Business Corporation Act, the Company’s shareholders who may wish to pursue dissenters’ rights should consult their legal and financial advisors.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of Company common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise dissenters’ rights under Minnesota law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their shares of Company common stock in a compensatory transaction;

•	Holders who own an equity interest, actually or constructively, in Parent or the surviving company; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of Company common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Gain or loss must be calculated separately for each block of Company common stock (that is, Company common stock acquired at the same cost in a single transaction). In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock who or that is not a U.S. Holder for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with the conduct of a trade or business by such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	We are or have been a “United States real property holding corporation,” which we refer to as USRPHC, at some point during the applicable statutory period, and the Non-U.S. Holder’s shares of Company common stock represent a “U.S. real property interest,” which we refer to as USRPI, under the Foreign Investment in Real Property Act, which we refer to as FIRPTA.

We do not believe that the Company was or is a USRPHC. A Non-U.S. Holder will be subject to information reporting and, in certain circumstances, back-up withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from back-up withholding. Back-up withholding is not an additional tax and any amounts withheld under the back-up withholding rules may be refunded or credited against a Non U.S. Holder’s U.S. federal income tax liability, if any.

Regulatory Approvals Required for the Merger

General

The Company and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include the expiration or termination of the applicable waiting period under the HSR Act. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters; CFIUS

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or FTC, the merger cannot be completed until the Company and Parent each file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The Company and Parent and its affiliates filed their respective HSR Act notifications on November 16, 2015.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the Department of Justice or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the merger agreement, the parties have agreed to file a joint voluntary notice with CFIUS with respect to the merger under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, referred to as Exon-Florio. CFIUS consists of representatives of various government agencies including the Departments of Treasury, State, Defense, Energy, Commerce, and Homeland Security, the U.S. Trade Representative, and, as a non-voting member, the Director of National Intelligence. CFIUS is chaired by the Treasury Department. CFIUS conducts an initial 30-day review of transactions of which it is notified. For transactions involving entities controlled by a foreign government (within the meaning of “control” under the Exon-Florio regulations) or certain sensitive assets or that otherwise present particular national security concerns, CFIUS typically conducts an additional investigation that must be completed within 45 days. Also, with CFIUS’ consent, the parties may withdraw and refile a CFIUS notice, thereby re-initiating the review process and “re-starting” the clock for the review period. If CFIUS determines, after completing a 30-day review and 45-day investigation, that a transaction may threaten U.S. national security, it may send a report to the President of the United States recommending that he exercise his authority under Exon-Florio to block or otherwise interfere with the transaction. The President has 15 days to decide whether to block the transaction or to take other action. The Company and Parent and its affiliates made a draft filing with CFIUS on November 18, 2015 with respect to the merger. The merger cannot be completed if review by CFIUS shall have concluded, and the President of the United States of America shall have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect.

The Company is registered with the DDTC as a manufacturer under ITAR. ITAR requires that a registrant notify the DDTC at least 60 days prior to the consummation of any transaction that would result in the sale or transfer to a foreign person of ownership or control of a registrant. ITAR does not provide for DDTC to grant or withhold consent for a transaction that would result in foreign ownership or control, although DDTC retains the right to invalidate a registration or revoke any approved State Department export licenses or agreements. As the U.S. Department of State is also a CFIUS member agency, it could also raise any issues or concerns about a transaction in the CFIUS process. The Company submitted the required written notification to the DDTC on [●], 2015. The notice period will expire on [●], 2015, absent a waiver of that period by the DDTC. The merger cannot be completed if review by the DDTC shall have concluded and the DDTC shall have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect.

Shareholder Voting Agreements

In connection with the merger agreement, each of our directors (Martha Goldberg Aronson, Wayne M. Fortun, Russell Huffer, Richard J. Penn, Frank P. Russomanno, Philip E. Soran, and Thomas R. VerHage) and executive officers (D. Mark Jelkin, Connie L. Pautz, Mr. Penn, David P. Radloff, and Dale M. Ruzicka) entered into a voting agreement with Parent, pursuant to which each of them agreed to, among other things, vote his or her shares of Company common stock (i) in favor of the approval and adoption of the merger agreement, the plan of merger and all agreements related to the merger, (ii) in favor of the approval of an increase in the conversion rate for the convertible notes, (iii) in favor of any actions related to approval of the merger agreement, the plan of merger, all agreements related to the merger, and an increase in the conversion rate for the convertible notes and (iv) against any alternative proposal, any other extraordinary transaction involving the Company other than the merger, any corporate action that could frustrate the purposes or prevent or delay the consummation of the transactions contemplated by the merger agreement, or any other proposal relating to any such action. Such voting agreements will terminate upon the earliest of (a) the effective time of the merger; (b) the date on which the merger agreement is terminated in accordance with its terms; (c) the date that Parent notifies the Company that it is not willing or able to proceed with the merger on substantially the terms set forth in the merger agreement; (d) the date following the date of the special meeting (including any adjournment or postponement thereof); and (e) the end date.

Legal Proceedings Regarding the Merger

Following the announcement of the merger, two actions were filed in the First Judicial District Court of the State of Minnesota, County of McLeod, by purported shareholders of the Company. The actions are captioned Ridler v. Hutchinson Technology Incorporated, et al., Case No. [●], and Harnik v. Hutchinson Technology Incorporated, et al., Case No. CV-15-1669.

Plaintiffs in the Ridler action purport to bring the action as a class action on behalf of the public shareholders of the Company, and as a derivative action on behalf of the Company as a nominal defendant. Plaintiff in the Harnik action purports to bring the action as a class action on behalf of the public shareholders of the Company. Both complaints name as defendants the Company, the members of its Board, Parent, and Merger Sub. The Harnik complaint also names TDK Corporation. Both complaints generally allege that the Board breached its fiduciary duties to Company shareholders in connection with the merger because, among other reasons, the Board failed to fully inform themselves of the market value of the Company, the Board failed to exercise valid business judgment, the Board failed to maximize shareholder value, the members of the Board were interested in the transaction, and certain provisions in the merger agreement unfairly preclude a third party from making an offer for the Company. The Ridler complaint also alleges claims against the Board for waste and abuse of control, a claim against the Board, Parent and Merger Sub for equitable relief under the Minnesota Business Corporation Act, and a claim against the Company, Parent and Merger Sub for aiding and abetting the Board’s alleged breaches of fiduciary duty. In addition to its allegations against the Board, the Harnik complaint alleges that TDK Corporation, Parent and Merger Sub aided and abetted the Board’s alleged breaches of fiduciary duty. Both complaints seek compensatory damages, equitable relief, and injunctive relief, including an order enjoining the closing of the merger. Both complaints also seek an award of plaintiffs’ attorneys’ fees, costs, and disbursements. The Company and its Board believe that the actions are without merit, and intend to vigorously defend against all claims asserted.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement except as expressly stated therein and may be subject to important qualifications, limitations and supplemental information agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties were included in the merger agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Investors and security holders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. The merger agreement is described below, and attached as Appendix A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company or our business. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business. Please see “Where You Can Find More Information” beginning on page 74.

Effects of the Merger; Directors and Officers; Articles of Incorporation; By-Laws

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the Minnesota Business Corporation Act, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as a wholly owned subsidiary of Parent from and after the effective time of the merger.

Effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving company will consist of the directors of Merger Sub, each to hold office in accordance with the articles of incorporation and by-laws of the surviving company until the earlier of their death, resignation or removal or until their successors are duly elected, designated or qualified, as the case may be. From and after the effective time of the merger, the officers of the Company at the effective time of the merger will be the officers of the surviving company, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be. At the effective time of the merger, the articles of incorporation of the Company as the surviving company will be amended to be identical to the certificate set forth in Annex II to the merger agreement until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the surviving company’s obligations described in “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 44), and the bylaws of the surviving company, without any further action on the part of the Company or Merger Sub, will be the bylaws of Merger Sub (except references to Merger Sub’s name will be replaced by references to “Hutchinson Technology Incorporated”).

Closing and Effective Time of the Merger

Unless another date is agreed by the parties, the closing of the merger will take place no later than two business days following the satisfaction or, to the extent permissible, waiver of all conditions to closing (described below under “—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

Concurrently with the closing, the parties will file articles of merger with the Secretary of State for the State of Minnesota as provided under the Minnesota Business Corporation Act. The merger will become effective upon the filing of the articles of merger, or at such later time as is agreed by Parent and the Company and specified in the articles of merger.

Merger Consideration

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to such time, other than (i) shares owned by Parent or Merger Sub or any direct or indirect subsidiary of the Company or Parent; and (ii) shares held by shareholders who have perfected and not withdrawn a demand for dissenters’ rights or who have not otherwise lost dissenters’ rights under Minnesota law with respect to such shares, will be converted automatically into the right to receive the per-share merger consideration, consisting of:

•	$3.62 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the base consideration, plus

•	up to $0.38 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the additional consideration. The additional consideration will be determined prior to consummation of the merger and will be an amount equal to: (a) (i) the Company’s net cash as of a fiscal period end within 45 days prior to the consummation of the merger (referred to as the measurement date), divided by (ii) $500,000, multiplied by (b) $0.0108. Net cash will not include any restricted cash on the Company’s balance sheet. Net cash will be increased or decreased, as applicable by (i) an amount equal to the outstanding principal amount of the Company’s term loan and revolving loan minus $13.5 million and (ii) an amount equal to the accrued interest under the Company’s secured notes minus $3.1 million, each as determined as of the measurement date (but adjusted for any additional borrowings by the Company under the term loan or revolving loan prior to consummation of the merger).

Sample calculations of the additional consideration, and the potential measurement dates, are set forth in Annex B. In general, the amount of additional consideration, if any, will equal approximately $0.01 per share for each $500,000 of the Company’s net cash over $17.5 million as of the measurement date. As of September 27, 2015, the Company’s net cash position was approximately $40 million. The Company cannot predict the amount of additional consideration, if any, that will be payable to shareholders.

All shares converted into the right to receive the per-share merger consideration will automatically be cancelled at the effective time of the merger, and each certificate formerly representing shares of Company common stock will thereafter represent only the right to receive the per-share merger consideration.

Outstanding Equity Awards and Other Awards

The merger agreement provides for the following treatment with respect to equity awards relating to Company common stock:

•	Options. The Company will take all action necessary to cause each then-outstanding option to purchase shares of Company common stock to become vested and exercisable at least 10 business days prior to the closing date of the merger. The holders of the options may exercise those options on or before the second business day prior to the closing date of the merger. Each share of Company common stock issued upon exercise of such options will be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

Each option to purchase shares of Company common stock that remains unexercised prior to the effective time of the merger will be cancelled as of the effective time. In consideration of such cancelation, the holder of each such option will receive an amount in cash equal to the product of (i) the total number of shares of Company common stock subject to the option and (ii) the amount, if any, by which the per-share merger consideration exceeds the exercise price per share of Company common stock underlying the stock option (less any applicable withholding taxes).

•	Restricted Stock. Effective as of the effective time of the merger, each then-outstanding share of restricted Company common stock, which we refer to as restricted stock, will become fully vested and will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

•	Restricted Stock Units. Immediately prior to the effective time of the merger, each then-outstanding restricted stock unit will be vested and settled by issuance of shares of Company common stock. Each share of Company common stock issued upon settlement of such restricted stock units will be considered to be an outstanding share of Company common stock for purposes of the merger agreement that will entitle the holder to receive an amount in cash equal to the per-share merger consideration (less any applicable withholding taxes) in accordance with the same terms and conditions as applied to holders of Company common stock generally.

The accelerated vesting, settlement, and cash-out of the equity awards are conditioned upon and subject to the closing of the merger.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will appoint Wells Fargo Bank, N.A. or another bank or trust company reasonably acceptable to the Company, which institution we refer to as the exchange agent, to make payments of the per-share merger consideration to shareholders in exchange for shares of the Company’s common stock. At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with the exchange agent, cash sufficient to pay the aggregate per-share merger consideration to shareholders.

As reasonably promptly as practicable (but no later than the fifth business day) after the effective time of the merger, Parent will cause the exchange agent to mail to each holder of record of Company common stock a letter of transmittal together with instructions thereto. Upon receipt of (i) in the case of shares of Company common stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal and (ii) in the case of shares of Company common stock held in book-entry form, the receipt of an “agent’s message” by the exchange agent, the holder of such shares will be entitled to receive the per-share merger consideration in exchange therefor. The amount of any per-share merger consideration paid to the shareholders may be reduced by any applicable withholding taxes.

If any cash deposited with the exchange agent remains undistributed to holders of Company common stock one year following the effective time of the merger, such cash (including any interest received in respect thereto) will be delivered to Parent and any holders of Company common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for payment of its claim for the per-share merger consideration, without any interest thereon.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, an agreement, in form and substance reasonably satisfactory to Parent, to indemnify the surviving company against any claim that may be made against it with respect to such stock certificate), the exchange agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the per-share merger consideration deliverable in respect thereof pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, Parent and Merger Sub.

The Company

Certain of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means a material adverse effect on the financial condition, business, or results of operations of the Company and is subsidiaries, taken as a whole, or the Company’s ability to timely consummate the transactions contemplated by this merger agreement or to complete the closing by the end date. The foregoing notwithstanding, none of the following will constitute, or be taken into account in determining whether such Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•	To the extent not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate:

•	Changes or disruptions in general economic conditions or general financial, credit, banking, or securities markets;

•	Changes in GAAP, other accounting standards, applicable law, or interpretations thereof;

•	Changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate;

•	Hostilities, political conditions (or changes therein), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics, or other national emergencies or the worsening thereof;

•	The negotiation, execution, or delivery of the merger agreement, the performance by any party to the merger agreement of its obligations under the merger agreement, the announcement of the transactions contemplated by the merger agreement (including as to the identity of the parties to the merger agreement), or the pendency of the merger or any of the other transactions contemplated by the merger agreement (provided, that this exception will not apply to a material adverse effect on the Company’s ability to timely consummate the transactions contemplated by the merger agreement or to complete the closing by the end date);

•	Failure to meet any estimates of revenues, earnings, projections, budgets, plans, or forecasts (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any failure or decline may be considered in determining whether a Company Material Adverse Effect occurs to the extent not otherwise excluded by another exception);

•	Changes in the Company’s credit rating (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any changes may be considered in determining whether a Company Material Adverse Effect occurs to the extent not otherwise excluded by another exception);

•	Shareholder litigation arising from or relating to the merger agreement or the merger; or

•	Any action taken with the prior written consent or at the direction of Parent.

In the merger agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to the Company and its subsidiaries;

•	Authority to enter into and perform the merger agreement, the enforceability of the merger agreement and the absence of conflicts with laws, the Company’s organizational documents, and the Company’s minute books;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The capital structure of the Company and the Company’s ownership of its subsidiaries;

•	The accuracy of the Company’s SEC filings and financial statements, the absence of certain specified undisclosed liabilities and the amount of the Company’s outstanding indebtedness;

•	The Company’s disclosure controls and procedures;

•	The accuracy of the information supplied by or on behalf of the Company for inclusion in this proxy statement;

•	The conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice in all material respects since June 28, 2015;

•	The absence of any event, occurrence, development or state of circumstances or facts, in each case since June 28, 2015, that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

•	The absence of certain actions, since June 28, 2015 through the date of the merger agreement, that, if taken in the period from the date of the merger agreement through the effective time of the merger, would have required Parent’s written consent under the merger agreement;

•	The Company’s compliance with laws and the Company’s possession of material permits;

•	Litigation and investigation matters;

•	Real property matters;

•	Intellectual property rights;

•	Tax matters;

•	Employee benefit plans;

•	Environmental matters;

•	The existence and enforceability of specified categories of the Company’s material contracts;

•	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

•	Financial advisors’ fairness opinions to the Board;

•	The inapplicability of anti-takeover statutes and amendment of the Company’s rights plan;

•	Interested party transactions;

•	Insurance matters;

•	Labor matters;

•	Warranty matters;

•	Export control matters;

•	The Company’s major customers and suppliers; and

•	Amendment of the Company’s rights plan.

Parent and Merger Sub

Certain of the representations and warranties in the merger agreement made by Parent and Merger Sub are qualified as to a “Parent Material Adverse Effect.” For purposes of the merger agreement, “Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to timely consummate the transactions contemplated by the merger agreement.

In the merger agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	Due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Authority to enter into and perform the merger agreement and enforceability of the merger agreement;

•	Required consents and regulatory filings in connection with the merger agreement;

•	The absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	The accuracy of the information supplied by or on behalf of Parent for inclusion in this proxy statement;

•	Payment of fees to brokers, investment bankers or other advisors in connection with the merger agreement;

•	Matters with respect to Parent’s sufficiency of funds;

•	Parent and its affiliates’ absence of ownership interest in the Company;

•	The absence of litigation; and

•	The absence of agreements between Parent and members of the Board or management.

None of the representations and warranties contained in the merger agreement survive the consummation of the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, except as may be (i) set forth in the Company’s disclosure schedules; (ii) expressly contemplated or required by the merger agreement; (iii) required by law or Nasdaq regulations; or (iv) agreed in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the earlier of the effective time of the merger and the date, if any, the merger agreement is terminated as described in “—Termination of the Merger Agreement” below, the Company will:

•	Preserve intact its business organization;

•	Maintain all material permits;

•	Pay its indebtedness and other obligations and liabilities as they come due; and

•	Maintain its relationships with major customers and major suppliers;

and the Company will not, subject in each case to certain specified exceptions:

•	Amend its articles of incorporation, bylaws, or other similar organizational documents;

•	Split, combine, or reclassify any shares of its capital stock;

•	Declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property) in respect of its capital stock, except for dividends and distributions payable by any direct or indirect subsidiary of the Company to its parent;

•	Redeem, repurchase, or otherwise acquire any shares of its capital stock or any other equity interests of the Company or any of its subsidiaries (including convertible securities, warrants, calls, options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, or other derivative securities), except in connection with (i) the payment of the exercise price of Company stock options with shares, (ii) required tax withholding in connection with the exercise, vesting, and settlement of Company stock options or restricted shares, and (iii) forfeitures of Company stock options or restricted shares;

•	Issue, sell, or otherwise deliver any shares of its capital stock or any other equity interests of the Company or any of its subsidiaries (including convertible securities, warrants, calls, options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, or other derivative securities) other than the issuance (i) of any shares upon the exercise, vesting, or settlement of outstanding Company stock options or restricted stock units, (ii) of any securities of a Company subsidiary to the Company, or (iii) in connection with the conversion of the convertible notes;

•	Amend any term of any shares of its capital stock or any other equity interests of the Company or any of its subsidiaries (including convertible securities, warrants, calls, options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, or other derivative securities);

•	Incur any capital expenditures in excess of $25,000 in the aggregate that are not paid in full prior to the measurement date, except (i) in accordance with the Company’s capital expenditures budget, and (ii) repairs and replacements of obsolete assets in the ordinary course of business;

•	Acquire any assets, securities, properties interests or businesses, other than (i) acquisitions of supplies and materials in the ordinary course of business, (ii) acquisitions of supplies and materials pursuant to existing contracts, or (iii) between the Company and its subsidiaries or between the Company’s subsidiaries;

•	Sell, lease, license, or otherwise transfer, abandon, or permit to lapse, or incur any lien on any assets, securities, properties, interests, or businesses other than (i) in connection with permitted indebtedness (described below), sales or disposals of inventory or obsolete equipment in the ordinary course of business, (ii) pursuant to existing contracts, (iii) between the Company and its subsidiaries or between the Company’s subsidiaries, (iv) pursuant to certain bill of exchange or factoring relationships, or (v) capital leases entered into in the ordinary course of business of not more than $500,000 in any fiscal year or $1.5 million over the terms of such capital leases;

•	Create, incur, assume, suffer to exist, or otherwise become liable for any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or its subsidiaries other than (i) indebtedness under the Company’s existing term loan or revolving loan, (ii) indebtedness between the Company and its subsidiaries or between the Company’s subsidiaries, (iii) any replacement or extension of the Company’s existing indebtedness (a) with no increase in principal amount or borrowing capacity, as applicable, (b) on no less favorable terms (except that interest may be at market rates), and (c) which may be prepaid without penalty or premium other than customary interest breakage fees, and (iv) as permitted above;

•	Make any loans, advances or capital contributions to, or investments in, any other person, other than (i) advances to employees in the ordinary course of business or (ii) by the Company to one of its subsidiaries or between the Company’s subsidiaries;

•	Other than in the ordinary course of business, (i) amend, modify, or terminate any material contract (other than the replacement or extension of existing indebtedness permitted above), or (ii) waive, release, or assign any material rights, claims, or benefits of the Company or any of its subsidiaries;

•	With respect to any director, officer, employee, or individual contractor with an annual rate of compensation of more than $75,000, (i) grant or increase any severance or termination pay other than pursuant to an existing contract, (ii) enter into or materially amend any employment, consulting, termination, retirement, deferred compensation, or similar contract, (iii) increase the compensation, bonus, or other benefits payable (other than pursuant to an existing contract), or (iv) hire or engage the services of such individual;

•	Establish, adopt, or materially amend any employee benefit plan, including any collective bargaining agreement;

•	Terminate the service of any executive officer other than for cause;

•	Change the Company’s methods of accounting, except as required by GAAP or Regulation S-X of the Exchange Act;

•	Settle, or offer or propose to settle, any litigation, investigation, arbitration, proceeding, or other claim or dispute (other than immaterial matters in the ordinary course of business) that involves the payment of monetary damages (other than as covered by insurance) that exceed $25,000;

•	Make or change any material tax election; change any annual tax accounting period; adopt or change any material method of tax accounting; materially amend any material tax return or file claims for material tax refunds; enter into any closing agreement with respect to a material tax; settle any material tax claim, audit, or assessment; or surrender any right to claim a material tax refund, offset, or other reduction in tax liability; or

•	Agree, resolve, or commit to do any of the foregoing.

No Solicitation of Other Offers

The Company will generally not be permitted to solicit or discuss acquisition proposals or acquisition inquiries with third parties, subject to certain exceptions. For purposes of the merger agreement:

•	“acquisition proposal” means any third party offer, proposal, or inquiry (whether oral or in writing) relating to, or any indication of interest in, (i) any acquisition or purchase of, or the right to acquire, 15% or more of the consolidated assets of the Company and its subsidiaries or 15% or more of any class of equity or voting securities of the Company and its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party owning 15% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution, or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any combination of the foregoing;

•	“acquisition inquiry” means any inquiry, proposal, request for non-public information or offer that would reasonably be expected to lead to an acquisition proposal;

•	“superior proposal” means any bona fide unsolicited written acquisition proposal for at least a majority of the outstanding shares or all or substantially all of the consolidated assets of the Company and its subsidiaries (i) on terms that the Board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal (including any break-up fees, expense reimbursement provisions, expected time to close, and conditions to consummation and all legal, financial and regulatory aspects of such proposal) are more favorable from a financial point of view to the Company’s shareholders than the merger (including any changes proposed by Parent to the terms of the merger agreement), and (ii) which the Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (either in whole or in part), is then fully committed or reasonably determined to be available by the Board; and

•	“intervening event” means any material development or material change in circumstances with respect to the business, financial condition, or results of operations of the Company and its subsidiaries that (i) was not known to, or reasonably foreseeable by, the Board, (ii) becomes known to the Board prior to receiving shareholder approval of the merger, and (iii) does not relate in any way to (a) any acquisition proposal or superior proposal, (b) compliance with any applicable requirements of antitrust laws or satisfaction of the condition to consummation of the merger that, if review by CFIUS shall have concluded, the President of the United States of America shall not have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect, (c) changes or conditions generally affecting the industry in which the Company and its subsidiaries operate (except to the extent having a materially disproportionate effect on the Company and its subsidiaries), or (d) any fluctuation in the market price or trading volume of securities of the Company.

Except as otherwise provided in the merger agreement the Company will, and will cause each of its subsidiaries, and will direct its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, representatives, or advisors (collectively referred to as “representatives”) to:

•	Cease any existing activities, discussions, or negotiations with any persons that may be ongoing with respect to any acquisition proposal or acquisition inquiry;

•	Request the return or destruction of confidential information provided any such persons; and

•	From the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms not to, directly or indirectly, among other things:

•	Solicit, initiate or take any action to knowingly facilitate or encourage the submission of an acquisition proposal or acquisition inquiry;

•	Enter into or participate in any discussions or negotiations with any person that has made or would reasonably be expected to make an acquisition proposal or acquisition inquiry;

•	Furnish non-public information to or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any person that has made or would reasonably be expected to make an acquisition proposal or acquisition inquiry;

•	Cooperate with or knowingly assist, participate in, facilitate, or encourage any effort by any person that has made or would reasonably be expected to make an acquisition proposal or acquisition inquiry;

•	Effect any adverse recommendation change (as summarized below);

•	Grant any waiver or release under any standstill or similar agreement (provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision that prohibits or purports to prohibit a confidential proposal being made to the Board);

•	Approve any transaction under, or any person (other than Parent or Merger Subsidiary) becoming an “interested shareholder” under Section 302A.673 of the Minnesota Business Corporation Act, as amended, regarding business combinations with interested shareholders; or

•	Enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, or other similar instrument or contract relating to an acquisition proposal or acquisition inquiry.

Notwithstanding these restrictions, which we refer to as the no-shop restrictions, at any time prior to the special meeting, the Company may (i) enter into negotiations or discussions with, (ii) pursuant to the prior execution of an acceptable confidentiality agreement, furnish non-public information and afford access to the business, properties, assets, books and records of the Company and its subsidiaries, (iii) otherwise cooperate or knowingly assist, participate in, facilitate or encourage, or (iv) grant any waiver or release under any standstill or similar agreement with respect to, in each case, any person that makes an acquisition proposal if (a) the Company has materially complied with the no-shop restrictions and (b) the Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the acquisition proposal is or is reasonably likely to lead to a superior proposal and that failure to take such action would be a breach of its fiduciary duties under applicable law.

The Company will notify Parent orally within 24 hours, and in writing within one business day, after receipt of an acquisition proposal or acquisition inquiry. The written notice must include the identity of the person or “group” making such proposal or inquiry, and its terms and conditions. The Company must also provide Parent with a copy of such acquisition proposal. The Company will provide Parent any non-public information concerning the Company or any of its subsidiaries that is provided to any other person or “group” in connection with any such acquisition proposal that has not previously been provided to Parent. In addition, the Company will keep Parent informed, on a current basis in all material respects, of the status and details of any such acquisition proposal or acquisition inquiry (including any material changes to the financial terms or other material terms and conditions) and will promptly provide to Parent copies of all correspondence or written materials sent or provided to the Company or any of its subsidiaries that describe the terms of the acquisition proposal (as well as written summaries of any oral communications addressing such matters).

Adverse Recommendation Changes; Intervening Event Recommendation Changes; Alternative Acquisition Agreements

As described in the “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 31, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of our common stock vote “FOR” the proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, which recommendation we refer to as the merger recommendation. The merger agreement provides that the Board may not fail to make, withdraw or modify in a manner adverse to Parent, or recommend an acquisition proposal or take any action or make any public statement inconsistent with its merger recommendation (any of the foregoing we refer to as an adverse recommendation change) except as described below.

Prior to the special meeting, and notwithstanding the restrictions described above in “—No Solicitation of Other Offers,” the Board is permitted in certain circumstances and subject to the compliance with certain obligations (as summarized below), to:

•	make an adverse recommendation change,

•	fail to make, withdraw or modify in any manner adverse to Parent the merger recommendation in response to an intervening event, which we refer to as an intervening event recommendation change, or

•	terminate the merger agreement (if in connection with an adverse recommendation change, to enter into a definitive written agreement providing for a superior proposal).

Adverse Recommendation Change

Prior to making an adverse recommendation change or exercising the related rights to terminate the merger agreement, as described above, the Company is required, at least five business days prior to taking such action, which we refer to as the notice period, to provide Parent with written notice of the Company’s intention to make an adverse recommendation change, including the identity of the person making the acquisition proposal, the material terms of the acquisition proposal, and a copy of the proposed contract under which the acquisition proposal is proposed to be consummated. During the notice period, the Company will negotiate in good faith with Parent regarding any revisions proposed by Parent to the terms of the merger so that such acquisition proposal ceases to constitute a superior proposal (in the judgment of the Board) or the failure to make an adverse recommendation change (in the judgment of the Board after consultation with its financial advisors and legal counsel) would no longer be a breach of the directors’ fiduciary duties under applicable law (and in determining whether to make an adverse recommendation change or terminate the merger agreement, the Company must take into account any such proposed changes to the terms of the merger agreement). If during the notice period, any revisions are made to the superior proposal, the Company is required to deliver a new written notice to Parent and comply with the obligations described above.

The Board is permitted to make an adverse recommendation change in connection with a superior proposal if such superior proposal does not result from a breach of the no-shop restrictions in any material respect, and if the Board determines in good faith (after consultation with its financial advisors and legal counsel) that the failure to make an adverse recommendation change would be a breach of the directors’ fiduciary duties under applicable law. The Company may terminate the merger agreement if the Board makes an adverse recommendation change.

Intervening Event Recommendation Change

Prior to making an intervening event recommendation change or exercising the related rights to terminate the merger agreement, as described above, the Company is required, at least five business days prior to taking such action, to provide Parent with written notice of the Company’s intention to make an intervening event recommendation change and specifying in reasonable detail the circumstances involving or relating to the intervening event. During the notice period, the Company will negotiate in good faith with Parent regarding any revisions to the terms of the merger agreement so that the intervening event no longer necessitates an intervening event recommendation change or so that the failure to make an intervening event recommendation change (in the judgment of the Board after consultation with its financial advisors and legal counsel) would no longer be a breach of the directors’ fiduciary duties under applicable law (and in determining whether to make an intervening event recommendation change or terminate the merger agreement, the Company must take into account any such proposed changes to the terms of the merger agreement).

The Board is permitted to make an intervening event recommendation change if it determines in good faith after the occurrence of the intervening event (and after consultation with its outside legal counsel and financial advisors) that the failure of the Board to take such action would be a breach of its fiduciary duties under applicable law. The Company may terminate the merger agreement if the Board makes an intervening event recommendation change.

If the Company terminates the merger agreement in connection with an adverse recommendation change or an intervening event recommendation change, then it will be required to pay a termination fee of $4.2 million to Parent, as described in more detail below under “—Termination Fees.”

Notwithstanding the no-shop and other restrictions described above, the merger agreement does not prohibit the Company or the Board from (i) complying with its obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to an acquisition proposal or (ii) making any disclosure to its shareholders if the Board (after consultation with legal counsel) concludes that failure to do so would be a breach of its fiduciary duties under applicable law; provided that in no event may the Board effect an adverse recommendation change except as summarized above. In addition, the merger agreement provides that any public disclosure relating to any determination or other action by the Board or the Company with respect to any acquisition proposal (other than a “stop, look and listen” statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an adverse recommendation change unless the Board publicly reaffirms its merger recommendation in such disclosure.

Financing

Parent will use cash on hand to pay the merger consideration. The merger is not subject to any financing contingency.

Employee Benefits

For six months following the effective time of the merger, Parent has agreed to provide, or cause the surviving company to provide, the continuing employees who are based in the United States with base salary or base wages and benefits (other than equity-based compensation) that are comparable, in the aggregate, to the salary, wages, and benefits as provided to such individuals by the Company immediately prior to the effective time of the merger.

Parent has further agreed that such continuing employees will, subject to applicable law, receive full credit for their service with the Company for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent and its affiliates (other than retiree medical programs or other retiree welfare benefit programs) for which the continuing employee is otherwise eligible to participate.

In addition, Parent has agreed to (i) waive any preexisting condition limitations applicable to such continuing employees and their eligible dependents to the same extent such limitations are waived under any comparable plan of the Company or its subsidiaries prior to the effective time of the merger; and (ii) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by such continuing employees in the calendar year in which the effective time of the merger occurs.

Certain Indebtedness Matters

Senior Notes. The Company has agreed to take such action as may be reasonably requested by Parent to, on or prior to the closing date of the merger:

•	prepare a notice of redemption or similar notice and related documents in accordance with the relevant indentures for the redemption, repurchase or satisfaction and discharge at or as reasonably promptly as practicable after the effective time of the merger of all of the Company’s outstanding 8.50% Senior Secured Second Lien Notes due 2017, referred to as the 8.50% Senior Notes, and its 10.875% Senior Secured Second Lien Notes due 2017, together with the 8.50% Senior Notes, referred to as the Senior Notes, and the release and discharge of all liens relating to the Senior Notes at or as promptly as practicable after the effective time of the merger; and

•	prepare and, with Parent’s cooperation, issue a notice of change of control offer and related documents to repurchase all of the Senior Notes in accordance with the relevant indentures, conditioned upon closing of the merger.

Convertible Notes. The Company has agreed to take such action as may be reasonably requested by Parent to, on or prior to the closing date of the merger, prepare a supplemental indenture, a notice of fundamental change, and a notice of make-whole fundamental change, or any similar notice and related documents to notify the holders of the convertible notes of the occurrence of the merger and their rights that are triggered by the merger, including any increase in the conversion rate or make-whole conversion rate of the convertible notes or of any right to receive cash in connection with any conversion.

Revolving Credit and Term Loan Facility. The Company has agreed to deliver to Parent customary payoff letters relating to the repayment on the closing date of outstanding debt obligations of the Company and its subsidiaries (other than the convertible notes, the secured notes, and specified capitalized lease obligations) and the release of related liens.

Efforts to Close the Merger

Parent and Merger Sub agreed to use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective as reasonably promptly as practicable the transactions contemplated by the merger agreement.

Parent and the Company have agreed to use reasonable best efforts to take any and all steps proper or advisable under applicable law to (i) prepare and file as promptly as practicable with any governmental authority or other third party any necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all material approvals, consents, registrations, permits, authorizations, expirations or terminations of waiting periods, and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger. But, Parent and the Company are not required to (a) divest or otherwise hold separate or take any other action with respect to its or the other party’s businesses, assets, or properties (or agree to limit ownership or operation by Parent or the Company of any businesses, assets or properties), (b) enter into any settlement, undertaking, consent decree, stipulation, or agreement with any governmental authority in connection with the merger, or (c) litigate, challenge, or take any action with respect to any action or proceeding by any governmental authority.

Indemnification and Insurance

For a period of six years after the effective time of the merger, Parent will cause the surviving company to indemnify and hold harmless the present and former officers, directors, and employees of the Company and its Subsidiaries (collectively referred to as indemnified persons) in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law or provided under the organizational documents of the Company or its subsidiaries, as in effect on the date of the merger agreement.

For a period of six years after the effective time of the merger, Parent will also cause to be maintained rights in the surviving company’s organizational documents regarding elimination of liability of directors; indemnification of officers, directors, and employees; and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in effect on the date of the merger agreement.

For a period of six years from and after the effective time of the merger, Parent will cause the surviving company to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or provide substitute policies (including a run-off or “tail” insurance policy), in either case, with terms, conditions, retentions, and limits of liability that are at least as favorable to the insured persons as the coverage currently maintained by the Company as of the date of the merger agreement, except that Parent and the surviving company will not be required to pay an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full policy year prior to the date of the merger agreement. If the surviving company is unable to obtain such insurance coverage, it will obtain the greatest coverage available for a cost not exceeding such amount.

Special Meeting

The Company has agreed to duly call and give notice of a meeting of shareholders as promptly as practicable (and in any event within 10 business days) after, and convene and hold a meeting of the shareholders as promptly as reasonably practicable after, the clearance of this proxy statement by the SEC for the purpose of voting on (i) the approval and adoption of the merger agreement (ii) the approval of an increase in the conversion rate for the convertible notes in connection with the merger, and (iii) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the advisory approval of a non-binding advisory resolution to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger.

Transaction Litigation

The merger agreement requires the Company to (i) promptly advise Parent in writing of any shareholder litigation commenced or threatened against the Company or any of its directors or officers and (ii) give Parent the opportunity to reasonably participate in the defense or settlement of any such shareholder litigation. Neither the Company nor any of its representatives may compromise, settle or come to an arrangement regarding any such shareholder litigation involving the payment of monetary damages (excluding monetary damages covered by insurance policies) that exceed a specified limit unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or (to the extent permissible) waiver by the Company, Parent, and Merger Sub of the following conditions:

•	The additional amount of the per share merger consideration shall have been determined;

•	The approval of the proposals (i) to approve and adopt the merger agreement by a majority of the voting power of all shares of the Company’s common stock entitled to vote at the special meeting and (ii) to approve an increase in the conversion rate of the convertible notes by a majority of the voting power of the shares of the Company’s common stock voting on such proposal, which we collectively refer to as the shareholder approval, having been obtained;

•	No applicable law, order, injunction, decree, or similar requirement shall prohibit the consummation of the merger; and

•	Any waiting periods (including any extensions thereof) applicable to the consummation of the merger under the HSR Act having expired or early termination having been granted (the Company and Parent and its affiliates filed their respective HSR Act notifications on November 16, 2015).

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or (to the extent permissible) waiver by Parent of the following conditions:

•	The Company shall have performed in all material respects all its obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

•	The representations and warranties of the Company:

•	Regarding the Company’s capitalization shall be true in all respects except for de minimis inaccuracies at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Regarding the Company’s corporate existence and power, corporate authority and votes required in connection with the merger agreement, the absence of any undisclosed brokers’ fees, the opinion of BofA Merrill Lynch, the inapplicability of any anti-takeover statute, and certain export control matters shall be true and correct in all material respects at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

•	Other than the representations and warranties in respect to the matters set forth in the two bullet points above, shall be true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth in the merger agreement) at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Company material adverse effect” or similar materiality qualifiers set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company material adverse effect;

•	Parent’s receipt of a certificate of the Company signed by an executive officer certifying the matters described in the foregoing five bullets;

•	Since the date of the merger agreement, there not having occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect;

•	If review by CFIUS or the DDTC shall have concluded, the President of the United States of America or DDTC, as applicable, shall not have taken any action to block or prevent consummation of the merger or imposed any requirements or conditions to mitigate national security concerns that have had or would reasonably be expected to have a Company material adverse effect, which we refer to as the CFIUS condition;

•	Parent’s receipt of a customary payoff letter from each holder of outstanding debt (other than specified capitalized leases, the secured notes, and the convertible notes); and

•	No governmental authority shall have instituted an action or proceeding before any court or other governmental authority to restrain or prohibit the merger.

The obligations of the Company to effect the merger are also subject to the satisfaction or (to the extent permitted by applicable law) waiver by the Company of the following conditions:

•	Parent and Merger Sub shall have performed in all material respects all their obligations required to be performed by them under the merger agreement on or before the effective time of the merger;

•	The representations of Parent:

•	Regarding Parent’s and Merger Sub’s corporate existence and power and corporate authority, shall be true and correct in all material respects at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	Other than the representations and warranties in respect of the matters described in the bullet above, shall be true and correct (without giving effect to any limitation as to “materiality,” “Parent material adverse effect” or similar materiality qualifiers set forth in the merger agreement) at and as of the effective time of the merger as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Parent material adverse effect” or similar materiality qualifiers set forth in the merger agreement), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent material adverse effect; and

•	The Company’s receipt of a certificate signed by an executive officer of Parent certifying the matters described in the foregoing three bullets.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of the Company, in the following ways:

•	By mutual written consent of the Company and Parent;

•	By either the Company or Parent:

•	If the merger has not been consummated on or before May 2, 2016, which date we refer to as the end date (which end date will automatically be extended to November 1, 2016 if all of the conditions to closing other than expiration or termination of any applicable waiting periods under the HSR Act or satisfaction of the CFIUS condition have been satisfied);

•	If there is any final and nonappealable applicable law, order, injunction, decree, or similar requirement that makes consummation of the merger illegal or otherwise prohibited or enjoins the Company, Parent, or Merger Sub from consummating the merger; or

•	If the Company’s shareholders fail to approve (i) the proposal to approve and adopt the merger agreement and (ii) the proposal to approve an increase in the conversion rate of the convertible notes at the special meeting of shareholders, or any adjournment or postponement thereof, at which a vote on such proposals is taken; or

•	By Parent:

•	If at any time before receiving the shareholder approval, the Board makes an adverse recommendation change or an intervening event recommendation change or, at any time after public announcement of an acquisition proposal or an intervening event, the Board fails to reaffirm its merger recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request from Parent to do so (provided that Parent may only request such reaffirmation twice with respect to any particular acquisition proposal or intervening event);

•	If the Company has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement are not satisfied and such breach or failure to perform is not capable of being cured by the end date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure to perform; or

•	By the Company:

•	Prior to receiving the shareholder approval the Board shall have made (i) and adverse recommendation change in order to enter into a definitive, written agreement concerning a superior proposal, or (ii) an intervening event recommendation change; provided, in either case that the Company shall have paid the $4.2 million termination fee to Parent (we refer to the Company’s right to terminate under this bullet as the Company recommendation change termination right); or

•	If Parent or Merger Sub has breached any of their respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured by the end date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure to perform (we refer to the Company’s right to terminate under this bullet as the Company satisfaction termination right).

In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will become void and of no effect without liability or obligation on the part of any party thereto. However, certain provisions of the merger agreement relating to certain confidentiality obligations, the effect of termination of the merger agreement, termination fees, expenses, and certain general provisions will survive any termination of the merger agreement.

Termination Fees

If the merger agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $4.2 million from the Company under the following circumstances:

•	If the merger agreement is terminated by Parent if an adverse recommendation change or an intervening event recommendation change occurs or, at any time after public announcement of an acquisition proposal or an intervening event, the Board fails to reaffirm the merger recommendation promptly after receipt of a written request from Parent to do so (provided, that Parent may only request such reaffirmation twice with respect to any particular acquisition proposal or intervening event before the earlier of the closing date of the merger or termination of the merger agreement); or

•	If, prior to receiving the shareholder approval, (i) the Board has, after complying with its obligations to notify and consult with Parent with respect to a superior proposal, made an adverse recommendation change in order to enter into a definitive written agreement with respect to such superior proposal, or (ii) the Board has, after complying with its obligations to notify Parent and consult with Parent with respect to an intervening event, made an intervening event recommendation change.

Parent would be entitled to receive a termination fee equal to $4.2 million, less any previously reimbursed expenses (see “–Expense Reimbursement” below) if the merger agreement is terminated:

•	(i) by Parent or the Company because the merger has not been consummated by the end date, (ii) by Parent because the Company’s shareholders fail to approve the proposals to approve and adopt the merger agreement and approve the increase in the conversion rate of the convertible notes at the special meeting, or (iii) by Parent because the Company has breached any of its representations, warranties, covenants or other agreements in the merger agreement such that specified conditions in the merger agreement, which (a) would result in the failure of a related closing condition and (b) is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 30 calendar days following Parent’s delivery of written notice of such breach, and

•	(i) the Company had previously received an acquisition proposal from a third party (after the date of the merger agreement) that was publicly announced or otherwise communicated to the Board or directly to the Company’s shareholders generally and not withdrawn, and (ii) within 12 months of such termination, the Company enters into a definitive agreement to consummate an acquisition proposal or recommends to its shareholders an acquisition proposal, and (iii) during or subsequent to such 12-month period, that acquisition proposal is consummated (provided, that for this purpose, the acquisition proposal must relate to at least 50% of the consolidated assets of the Company and its subsidiaries, or at least 50% of any class of equity or voting securities of the Company or any of its subsidiaries, rather than 15%) .

The Company would be entitled to receive a reverse termination fee of $4.2 million from Parent (i) if the merger agreement is terminated (a) by Parent because the merger has not been consummated by November 1, 2016, or (b) by the Company because the merger has not been consummated by December 1, 2016, in either case due to the HSR Act, or (ii) if the Merger is prohibited or enjoined in connection with the HSR Act and, in each case, all of the other conditions to consummating the merger have been satisfied or waived (other than those conditions that would also not be satisfied as a result of any antitrust law).

Expense Reimbursement

The Company has agreed to reimburse Parent for up to $1.4 million of its reasonable out-of-pocket expenses in connection with the merger agreement and the transactions contemplated thereby if the Company terminates the merger agreement because shareholders fail to approve the merger agreement and the increase in the conversion rate of the convertible notes. Any such reimbursed expenses will be deducted from any termination fee that may subsequently be paid by the Company to Parent (as noted above).

Specific Performance

Parent, Merger Sub and the Company are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Limitations of Liability

The maximum aggregate liability of Parent and Merger Sub under the merger agreement is limited to the amount of the reverse termination fee plus specified reimbursement obligations of Parent and Merger Sub under the merger agreement. Except for the Company’s right to specific performance described above, the reverse termination fee plus specified reimbursement obligations of Parent and Merger Sub, in any case, when payable, are the sole and exclusive remedy of the Company and its affiliates against Parent and Merger Sub or any of their respective affiliates in respect of losses or damages under the merger agreement or the failure of Parent and Merger Sub to effect the closing or otherwise breach or fail to perform thereunder.

Except for Parent’s right to specific performance as described above, the termination fee and the expense reimbursement described above, when payable, are the sole and exclusive remedy of Parent and its affiliates against the Company or its affiliates in respect of losses or damages under the merger agreement.

Fees and Expenses

Except for the provisions described above in the section “—Expense Reimbursement” plus specified reimbursement obligations of Parent and Merger Sub, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses. All filing fees incurred under required antitrust laws, Exon-Florio or any other comparable pre-merger or foreign ownership notification filings, forms, and submissions or other required antitrust approvals, and the reasonable fees and expenses of an economic advisory firm, will be shared equally by Parent and the Company.

Amendment

Generally, the merger agreement may be amended in writing at any time before or after approval of the proposal to approve and adopt the merger agreement by the shareholders of the Company. However, no amendment that requires further approval by the Company’s shareholders pursuant to law may be made without further shareholder approval having first been obtained.

Governing Law

The merger agreement is governed by Minnesota law.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to approve and adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” after considering various factors described in such section, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and advisable and in the best interests of the Company and its shareholders. The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Under Minnesota law, approval of the merger agreement requires the affirmative vote of at least a majority of the voting power of all shares of the Company common stock entitled to vote at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

PROPOSAL 2: APPROVAL OF AN INCREASE IN THE CONVERSION RATE OF THE CONVERTIBLE NOTES

The Proposal to Increase the Conversion Rate of the Convertible Notes

We are asking you to approve a proposal to increase the conversion rate of the convertible notes in connection with the merger. For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Appendix A.

Approval of the proposal to approve an increase in the conversion rate of the convertible notes is a condition to consummation of the merger. If the proposal to approve an increase in the conversion rate of the convertible notes is not approved, then the Company will not be able to consummate the merger and you will not receive the per-share merger consideration. An increase in the conversion rate of the convertible notes will not have any effect on the per-share merger consideration.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” acting upon the recommendation of the Special Committee and after considering various factors described in such section, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and advisable and in the best interests of the Company and its shareholders.

The merger is expected to constitute a “make-whole fundamental change” under the terms of the First Supplemental Indenture between the Company and U.S. Bank National Association, as trustee, dated as of October 20, 2014 (referred to as the indenture) governing the convertible notes.

Upon the occurrence of a make-whole fundamental change, the Company is required to pay a make-whole premium to any holder that converts its convertible notes during a specified period following the consummation of the merger (referred to as the specified period). The make-whole premium is determined by increasing the applicable conversion rate in accordance with the make-whole table contained in Appendix F. If a holder of convertible notes chooses to exercise its make-whole conversion rights during the specified period following the consummation of the merger, such holder will receive solely cash based on the applicable conversion rate, as adjusted to reflect the applicable make-whole premium. Pursuant to the terms of the indenture, and following the consummation of the merger, the Company will issue a notice to holders of the convertible notes that will identify the period during which make-whole conversion rights may be exercised. Such period is expected to commence upon the consummation of the merger and end approximately 30 to 45 days following the consummation of the merger. Any holder that continues to hold the convertible notes after the expiration of the specified period will forfeit the applicable make-whole premium and will only be able to convert its convertible notes into cash based on the applicable conversion rate without the benefit of any make-whole adjustment.

While the indenture provides for a make-whole premium under the circumstances described above, the indenture also limits, subject to certain exceptions, the total number of shares of the Company’s common stock issuable upon conversion to 266.6667 per $1,000 principal amount of convertible notes (referred to as the conversion rate) unless the Company obtains shareholder approval to increase the conversion rate. The indenture specifically provides that the Company shall not undertake a make-whole fundamental change without first obtaining shareholder approval for the increase in the conversion rate.

Appendix F illustrates the adjusted conversion rate for the range of total merger consideration from $3.62 to $4.00 and the resulting adjusted conversion rate assuming a conversion occurs during the specified period and the effective date of the merger is (i) on or prior to October 31, 2016 or (ii) October 31, 2017. While the parties currently expect to complete the merger in the first calendar quarter of 2016, Appendix F also illustrates the effect of a delay of the effective date on the conversion rate adjustment. If the merger does not occur on or prior to October 31, 2016, the effective date may fall on a date after October 31, 2016 and before October 31, 2017. If the effective date of the merger occurs during this period, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the effective dates shown in Appendix F based on a 365-day year. This means that the amount of the conversion rate adjustment for effective dates after October 31, 2016 and before October 31, 2017 will vary from the amounts shown in Appendix F. In addition to Appendix F, please note the following examples which assume, in each case, that the conversion occurs during the specified period and that the effective date of the merger is on or prior to October 31, 2016:

1.	If only the base consideration of $3.62 per share is paid to the shareholders in connection with the merger, the adjusted conversion rate that you are approving is 337.1429 shares per $1,000 principal amount of convertible notes.

2.	If the base consideration of $3.62 per share plus $0.19 in additional consideration (or $3.81 total consideration) is paid to the shareholders in connection with the merger, the adjusted conversion rate that you are approving is 333.6467 shares per $1,000 principal amount of convertible notes.

3.	If the base consideration of $3.62 per share plus $0.38 in additional consideration (or $4.00 total consideration) is paid to the shareholders in connection with the merger, the adjusted conversion rate that you are approving is 330.4167 shares per $1,000 principal amount of convertible notes.

By voting to approve the increase in the conversion rate of the convertible notes, you are voting to approve each adjusted conversion rate shown on Appendix F as well as any adjusted conversion rate determined by a straight-line interpolation should the effective date occur after October 31, 2016 and before October 31, 2017.

The Board has unanimously approved and declared advisable the increase in the conversion rate of the convertible notes, and the Board unanimously recommends that you vote “FOR” the proposal to increase the conversion rate of the convertible notes.

Approval of the proposal to increase the conversion rate of the convertible notes requires the affirmative vote of a majority of the voting power of all shares of common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve an increase in the conversion rate of the convertible notes.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting. If our shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to approve and adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of all shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote at the special meeting.

The Board believes that it is in the best interests of the Company and its shareholders to be able to adjourn the special meeting to a later date or dates if necessary or appropriate for the purpose of soliciting additional proxies in respect of the proposal to approve and adopt the merger agreement if there are insufficient votes to approve and adopt the merger agreement at the time of the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve one or more adjournments of the special meeting.

PROPOSAL 4: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Non-Binding Advisory Proposal

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger—Golden Parachute Compensation” beginning on page 44.

For purposes of this proxy statement, our named executive officers consist of (i) Richard J. Penn, President and Chief Executive Officer, (ii) David P. Radloff, Vice President and Chief Financial Officer, (iii) D. Mark Jelkin, Vice President of Engineering, (iv) Connie L. Pautz, Vice President of Human Resources, and (v) Dale M. Ruzicka, Vice President of Operations.

The Board encourages you to carefully review the named executive officer merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, the Company is asking its shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the shareholders approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under “The Merger—Interests of the Directors and Executive Officers of the Company in the Merger—Golden Parachute Compensation,” in the Company’s proxy statement for the special meeting.”

Shareholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the merger, and as an advisory vote, the result will not be binding on the Company, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of all shares of common stock present or represented by proxy at the special meeting and entitled to vote at the special meeting.

The Board unanimously recommends that you vote “FOR” the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by the Company to its named executive officers in connection with the merger.

MARKET PRICES AND DIVIDEND DATA

The Company’s common stock is listed on Nasdaq under the symbol “HTCH” As of [●], 201[●], there were [●] shares of our common stock outstanding, held by approximately [●] shareholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of the Company’s common stock for the periods shown as reported by Nasdaq:

	Common Stock Prices
	High	Low
FY 2016—Quarter Ended
December 27 (through November 18, 2015)	$3.72	$1.38
FY 2015—Quarter Ended
September 27	$2.25	$1.23
June 28	2.90	1.78
March 29	4.50	2.52
December 28	3.93	2.90
FY 2014—Quarter Ended
September 28	$4.85	$2.05
June 29	2.99	1.96
March 31	4.35	2.70
December 29	4.25	2.75
FY 2013—Quarter Ended
September 29	$5.85	$3.17
June 30	6.69	2.67
March 31	3.15	1.82
December 30	2.18	1.35

Under our current dividend policy, we have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common shareholders without Parent’s written consent.

The closing price of our common stock on Nasdaq on October 30, 2015, the last trading day prior to the public announcement of the merger agreement, was $1.75 per share. On [●], 2015, the latest practicable trading day before the printing of this proxy statement, the closing price of our common stock on Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for our common stock.

Following the merger, there will be no further market for our common stock and our stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 18, 2015 (except as otherwise noted below), by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such shareholders and Schedules 13D and 13G and Form 13F-HR, as applicable, filed with the SEC, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated.

We have calculated beneficial ownership in accordance with the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of November 18, 2015 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. The percentages of beneficial ownership set forth below are based on 33,679,958 shares of Company common stock issued and outstanding as of November 18, 2015. Unless otherwise indicated below in the footnotes to the table, (1) no director or executive officer has pledged as security any shares shown as beneficially owned, and (ii) the address of each officer and director is c/o Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Note that the following table excludes fractional shares held by any listed beneficial owner.

Name and Address	Number of Shares Beneficially Owned		Percentage Beneficially Owned
Principal Shareholders:
Whitebox Advisors LLC (1) 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	3,714,247		11.0%
Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	2,022,881		6.0%

Non-Employee Directors:
Wayne M. Fortun	913,700	(3)	2.7%
Martha Goldberg Aronson	80,001	(4)	*
Russell Huffer	89,028	(5)	*
Frank P. Russomanno	93,470	(6)	*
Philip E. Soran	82,697	(7)	*
Thomas R. VerHage	244,399	(8)	*

Named Executive Officers:
Richard J. Penn	606,958	(9)	1.8%
David P. Radloff	194,008	(10)	*
D. Mark Jelkin	77,769	(11)	*
Connie L. Pautz	133,939	(12)	*
Dale M. Ruzicka	101,570	(13)	*
All current directors and executive officers as a group (11 persons)	2,617,539	(14)	7.8%

(1)	Based on information contained in a Schedule 13G/A filed with the SEC on August 12, 2015, reflecting the shareholder’s beneficial ownership as of August 3, 2015. Whitebox Advisors LLC had sole voting power for 0 shares, shared voting power for 3,714,247 shares, sole dispositive power for 0 shares and shared dispositive power for 3,714,247 shares as a result of its ownership of the convertible notes. The shares reported by Whitebox Advisors LLC include 3,714,247 shares beneficially owned by Whitebox General Partner LLC as a result of its ownership of the convertible notes.
(2)

Based on information contained in a Schedule 13G/A filed with the SEC on February 5, 2015, reflecting the shareholder’s beneficial ownership as of December 31, 2014. Dimensional Fund Advisors LP had sole voting power for 1,948,460 shares, shared voting power for 0 shares, sole dispositive power for 2,022,881 shares and shared dispositive power for 0 shares. Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (such investment companies, trusts and accounts, collectively referred to as “funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain funds. In its roles as an investment advisor, sub-adviser, or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting or investment power over the securities of the Company that are owned by the funds, and may be deemed to be the beneficial owner of the shares of the Company held by the funds. However, all of the securities reported in the Schedule 13G/A are owned by the funds. Dimensional disclaims beneficial ownership of such securities.
(3)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 576,481 shares covered by options granted to Mr. Fortun.
(4)	Includes 30,001 shares covered by options granted to Ms. Goldberg Aronson. The remaining 50,000 shares are held in a trust of which Ms. Goldberg Aronson is the trustee.
(5)	Includes 41,335 shares covered by options granted to Mr. Huffer.
(6)	Includes 26,667 shares covered by options granted to Mr. Russomanno.
(7)	Includes 7,500 shares covered by options granted to Mr. Soran.
(8)	Of these shares, Mr. VerHage holds 196,975 in joint tenancy with his wife. Includes 38,000 shares covered by options granted to Mr. VerHage.
(9)	Includes 508,500 shares covered by options granted to Mr. Penn.
(10)	Includes 171,000 shares covered by options granted to Mr. Radloff.
(11)	Includes 51,267 shares covered by options and 10,083 shares covered by restricted stock units granted to Mr. Jelkin.
(12)	Includes 128,167 shares covered by options granted to Ms. Pautz.
(13)	Includes 94,167 shares covered by options granted to Mr. Ruzicka.
(14)	Includes 1,673,085 shares covered by options granted to the Company’s executive officers and directors.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will have no public shareholders and there will be no public participation in any future meetings of shareholders of the Company. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

The Company will hold an annual meeting of shareholders in 2016 only if the merger has not already been completed. If the merger is not completed and any shareholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2016 Annual Meeting of Shareholders (if one is held), the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act (including submission of proof of ownership of the Company’s common stock) and the proposal must have been received at our corporate offices at the mailing address below not later than August 19, 2015 if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before the Company begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting.

Our restated bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at the Company’s 2016 Annual Meeting of Shareholders other than for inclusion in the Company’s proxy statement in compliance with Rule 14a-8 under the Exchange Act. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing on a timely basis, together with certain specific information relating to such shareholder’s identity, stock and derivative ownership, and the identity and background of the director nominees and other matters. The Company must have received notice of a shareholder’s intention to introduce a nomination or to propose an item of business at our 2016 Annual Meeting of Shareholders not later than October 31, 2015 if the date of the annual meeting has not been changed by more than 30 days from the date of the previous year’s meeting, or by a reasonable time before the Company begins to print and send its proxy materials in the event that the date of such meeting has been changed by more than 30 days from the date of the previous year’s meeting.

Such proposals or nominations should be addressed to:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Company filings with the SEC are incorporated by reference:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014, filed with the SEC on December 10, 2014;

•	the Company’s Current Reports on Form 8-K filed with the SEC on December 24, 2014, February 3, 2015, February 23, 2015, April 30, 2015, July 30, 2015 (excluding Item 2.02 and related Exhibit 99.1), October 13, 2015, and November 2, 2015;

•	the Company’s Quarterly Reports on Form 10-Q filed with the SEC on February 4, 2015, May 7, 2015, and August 5, 2015; and

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 17, 2014.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by the Company through the Investors section of our website, www.htch.com, and the “Financial Information – SEC Filings” section therein.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Hutchinson Technology Incorporated

Attn: David P. Radloff, Vice President and Chief Financial Officer

40 West Highland Park Drive NE

Hutchinson, MN 55350

(320) 587-3797

If you would like to request documents from us, please do so by contacting our Investor Relations department by telephone at (800) 689-0755 or via email at HTI.Investor.Relations@hti.htch.com, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investors section of our website, www.htch.com, and the “Financial Information – SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Shareholders, Banks and Brokers

Call Toll Free: (888) 877-5360

Email: HTCH@georgeson.com

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary—Parties Involved in the Merger” and “The Merger—Parties Involved in the Merger.”

You should not send in your Company stock certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the appendices to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

MAP AND DIRECTIONS

Special Meeting of Shareholders

[●], 2016  ●  9:00 a.m. Central Time

40 West Highland Park Drive NE, Hutchinson, Minnesota 55350

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

November 1, 2015

among

HUTCHINSON TECHNOLOGY INCORPORATED,

HEADWAY TECHNOLOGIES, INC.,

and

HYDRA MERGER SUB, INC.

A-(i)

A-(ii)

A-(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 1, 2015, among Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), Headway Technologies, Inc., a California corporation (“Parent”), and Hydra Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors and any required committees of the Company, Parent and Merger Subsidiary have approved and deemed advisable this Agreement (including the plan of merger (as such term is described in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) contained herein (the “Plan of Merger”)) pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement and to consummate the Merger, Parent has entered into shareholder voting agreements, each dated as of the date hereof, with certain shareholders of the Company (collectively, the “Voting Agreements”), pursuant to which, subject to the terms thereof, such shareholders have agreed, among other things, to vote Shares held by them in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

SECTION 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“8.50% Notes” means the Company’s 8.50% Senior Secured Second Lien Notes due 2017.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“10.875% Notes” means the Company’s 10.875% Senior Secured Second Lien Notes due 2017.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or sales of inventory in the ordinary course of business, any Third Party offer,

proposal or inquiry, whether oral or in writing, relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of, or of the right to acquire, 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iv) any combination of the foregoing.

“Additional Consideration” means an amount (rounded to the nearest cent) equal to (a) $0.0108 multiplied by (b) (i) the difference of Net Cash minus $17,500,000, divided by (ii) $500,000; provided, however, that the “Additional Consideration” will be no less than $0.00 and no more than $0.38.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Antitrust Law” means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means, without duplication, the consolidated cash and cash equivalents of the Company and its Subsidiaries (including amounts temporarily held in the Company’s Revolving Credit and Term Loan Facility collections account and amounts held as collateral in connection with the Company’s credit card program, but excluding restricted cash), as determined in accordance with GAAP, applied on a basis consistent with the Company Balance Sheet. For the avoidance of doubt, (i) “Cash” shall be deemed restricted if such Cash (A) is subject to any pledge, Lien or control agreement (excluding (1) statutory liens in favor of any depositary bank where such Cash is maintained and (2) Liens under the Revolving Credit and Term Loan Facility and the Senior Notes), or (B) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, applied on a basis consistent with the Company Balance Sheet; provided, however, that, notwithstanding the foregoing, “Cash” shall not be deemed restricted to the extent it is held by a Person other than the Company or any one or more of its Subsidiaries as a deposit or security for obligations under any Contract to which the Company or any one or more of its Subsidiaries is a party (including the collateral account for the Company’s credit card program, which is included in “Cash”) and (ii) amounts payable by the Company in connection with the transactions contemplated by this Agreement (including fees payable to financial advisors, attorneys, and other professional advisors; severance and other payments to employees; amounts required to discharge Indebtedness; and other transaction expenses), to the extent unpaid but not due and payable as of immediately prior to the Closing, will not reduce “Cash”; provided, however, that notwithstanding the foregoing to the extent that the Company shall have not paid $1,500,000 in fees to the Financial Advisor by the date as of which “Cash” is measured, “Cash” shall be reduced by $1,500,000. An illustrative calculation of Cash, as of June 28, 2015, is attached as Schedule 1.01(a) to this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Change in Accrued Interest” means an amount, which may be negative, equal to (a) $3,100,000 minus (b) the accrued interest under the Secured Notes as of the Measurement Date.

“Change in Principal” means an amount, which may be negative, equal to (a) $13,500,000 minus (b) the outstanding principal amount under the Revolving Credit and Term Loan Facility as of the Measurement Date.

“Closing Date” means the date of the Closing (as defined in Section 2.01(b)).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 28, 2015 set forth in the Company Form 10-Q.

“Company Balance Sheet Date” means June 28, 2015.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Form 10-K” means the Annual Report on Form 10-K of the Company for the fiscal year ended September 28, 2014 as filed with the SEC.

“Company Form 10-Q” means the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended June 28, 2015 as filed with the SEC.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to complete the Closing by the then applicable End Date, excluding, in each case under clause (i) and, except for subclause (E), clause (ii), any such effect to the extent resulting from (A) changes or disruptions in general economic conditions or general financial, credit, banking, or securities markets; (B) changes in GAAP, other accounting standards, Applicable Law, or interpretations thereof; (C) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate; (D) hostilities, political conditions (or changes therein), acts of war, sabotage or terrorism, natural disasters, epidemics or pandemics, or other national emergencies or the escalation or worsening thereof; (E) the negotiation, execution, or delivery of this Agreement, the performance by any party hereto of its obligations hereunder, the announcement of the transactions contemplated by this Agreement (including as to the identity of the parties hereto), or pendency of the Merger or any of the other transactions contemplated by this Agreement; (F) failure to meet any estimates of revenues, earnings, projections, budgets, plans, or forecasts (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (G) changes in the Company’s credit rating (provided that the underlying causes of, and the underlying facts, events and circumstances relating to, any changes may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (H) shareholder litigation arising from or relating to this Agreement or the Merger; or (I) any action taken with the prior written consent or at the direction of Parent; except, in the case of clauses (A), (B), (C), and (D), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Products” means each product (including any software product) or service designed, developed, manufactured, sold, licensed, leased, distributed, or made generally commercially available to Third Parties by or on behalf of the Company or its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement dated August 8, 2015 between the Company and Magnecomp Precision Technology PCL.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Convertible Notes” means the Company’s 8.50% Convertible Senior Notes due 2019.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, Contract, arrangement, program or policy or (iii) other plan, Contract, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation and paid-time off benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription, cafeteria or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Environmental Laws” means any Applicable Laws or any Contract with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or that would be a member of a group of trades or businesses under common control (as defined in Sections 4001(a)(14) or 4001(b)(1) of ERISA) with such entity.

“Exon-Florio” means the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, 31 C.F.R. Part 800 and any other regulations and rules promulgated thereunder.

“Financial Advisor” means Merrill Lynch, Pierce Fenner & Smith Incorporated, financial advisor to the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate Contracts, currency hedging Contracts, commodity price protection Contracts or similar hedging Contracts, capital lease obligations of such Person, reimbursement obligations with respect to any letter of credit, guarantee or support obligation, or redeemable capital stock of such Person, and any guarantee or support obligation with respect to any of the foregoing.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets, information, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, technology, software, mask works, inventions, discoveries, ideas and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any Employee Plan that covers Service Providers located primarily outside of the United States.

“Intervening Event” means a material development or material change in circumstances occurring after the date of this Agreement with respect to the business, financial condition or results of operations of the Company and its Subsidiaries that (a) was not known to the Board of Directors nor reasonably foreseeable by the Board of Directors as of or prior to the date of this Agreement, (b) becomes known to the Board of Directors after the date of this Agreement and prior to obtaining the Company Shareholder Approval, and (c) does not relate in any way to (i) any Acquisition Proposal or Superior Proposal, (ii) compliance with any applicable requirements of Required Antitrust Laws or satisfaction of the CFIUS Condition, (iii) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate except to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, or (iv) any fluctuation in the market price or trading volume of securities of the Company.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written Contract (excluding any public networks).

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.).

“ITAR 60-Day Notice” means the notification required under Section 122.4(b) of the ITAR for any intended sale or transfer to a foreign Person of ownership or control of any entity registered under the ITAR with respect to the Merger and the other transactions contemplated hereby.

“Knowledge” means, with respect to the Company, the knowledge after reasonable inquiry of the individuals listed in Section 1.01(a)(i) of the Company Disclosure Schedule; provided, however, that with respect to Licensed Intellectual Property Rights, “Knowledge” shall refer to the actual knowledge of such individuals.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued (excluding licenses for off-the-shelf software).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, material restriction or encumbrance of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract relating to such property or asset.

“Measurement Date” means the date shown on Annex I that is the last such date immediately preceding the anticipated Closing Date; provided, however, that if the conditions to Closing set forth in Article 9 are not satisfied until after a later Measurement Date than the Measurement Date originally used to determine Net Cash, then the original Measurement Date will still be the “Measurement Date” for purposes of this Agreement unless it is more than 45 days prior to the Closing Date.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Net Cash” means (a) the Cash as of the Measurement Date, as determined pursuant to Section 2.10(a) and (c) of this Agreement, plus (b) the Change in Principal, plus (c) the Change in Accrued Interest.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Expenses” means all reasonable and documented out-of-pocket expenses, including the reasonable fees and expenses of lawyers, investment bankers or financial advisors,

accountants, tax advisors, engineers, experts, advisors, consultants and other agents, incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum of $1,400,000.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to timely consummate the transactions contemplated by this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement under Article 10.

“Protected Information” means any information that (i) identifies or can identify an individual; (ii) is governed, regulated or protected by one or more privacy or data security laws; or (iii) the Company or any of its Subsidiaries receives from or on behalf of a customer of the Company or any of its Subsidiaries or is subject to a confidentiality obligation.

“Registered IP” means all registrations and applications for registration included in the Owned Intellectual Property Rights.

“Required Antitrust Laws” means the HSR Act and the other Antitrust Laws described in Schedule 1.01(a)(ii).

“Revolving Credit and Term Loan Facility” means the Revolving Credit and Security Agreement, dated as of September 16, 2011, among the Company, PNC Bank, National Association, as Agent and the lenders party thereto, as amended to the date of this Agreement, together with any further amendments thereto, replacements therefor, or extensions thereof, in each case, satisfying the criteria set forth in clause (iii) of Section 6.01(h) of this Agreement.

“Rights Agreement” means that certain Rights Agreement, dated as of July 29, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent, as amended.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
60-Day Notice Condition	9.02(f)
Acquisition Inquiry	6.04(a)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Applicable Date	4.07(a)
Base Consideration	2.02(a)
Board of Directors	4.02(b)
Certificates	2.03(a)
CFIUS Condition	9.02(c)
Closing	2.01(b)
Committee of Disinterested Directors	4.02(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Proxy Statement	4.09(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.03(a)
Company Stock Option	2.05(a)
Company Subsidiary Securities	4.06(b)
Continuing Employees	7.04(a)
D&O Insurance	7.03(c)
Data Room	1.02(a)
Defaulting Party	11.04(c)
Dissenting Shares	2.04
EAA	4.28(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Exercise Period	2.05(b)
FCPA	4.12(b)
Indemnified Person	7.03(a)
Intervening Event Recommendation Change	6.04(b)(ii)(2)
Lease	4.14(c)
Leased Real Property	4.14(c)

Term	Section
Letter of Transmittal	2.03(b)
Major Customer	4.29(a)
Major Supplier	4.29(b)
Material Contracts	4.19(a)(xi)
MBCA	Recitals
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Net Cash Statement	2.10(b)
Option Consideration	2.05(b)
Owned Real Property	4.14(b)
Parent	Preamble
Payoff Letter	6.08
Permits	4.12(c)
Plan of Merger	Recitals
Product Warranty	4.26(a)
Representatives	6.04(a)
Restricted Share	2.06(a)
Secured Notes	6.08
Subject Product	4.28(a) of the Company Disclosure Schedule
Superior Proposal	6.04(e)
Surviving Corporation	2.01(a)
Takeover Statute	4.22
Tax	4.16(l)
Tax Return	4.16(l)
Tax Sharing Agreement	4.16(l)
Taxing Authority	4.16(l)
Termination Fee	11.04(b)(i)
Trade Control Laws	4.28(a)
UK Bribery Act	4.12(b)
Uncertificated Shares	2.03(a)
Voting Agreements	Recitals
WARN Act	4.25(c)

SECTION 1.02 Other Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. A document will be considered to have been “provided” or “made available” to Parent if it is posted before 12:00 p.m. Central Time at least three Business Days immediately prior to the date of this Agreement on the online data site hosted by Faegre Baker Daniels LLP for the transactions contemplated by this Agreement (the “Data Room”). As promptly as reasonably practicable following the date hereof, the Company will deliver or cause to be delivered at least one CD-ROM that memorializes in digital format all due diligence materials posted to the Data Room as of 12:00 p.m. Central Time three Business Days immediately prior to the date of this Agreement.

(b) Each party to this Agreement participated in the drafting and negotiation of this Agreement, assisted by such legal and tax counsel and financial advisors as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all parties to this Agreement, and not in favor of or against any party to this Agreement.

(c) The specification of any dollar amount in any representation or warranty is not intended to imply that such amount is not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not material, or is or is not in the ordinary course of business, for purposes of this Agreement.

ARTICLE 2

The Merger

SECTION 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the MBCA, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022 (provided that documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means) as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file articles of merger with the Minnesota Secretary of State and make all other filings or recordings required by the MBCA in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such articles of merger are duly filed with the Minnesota Secretary of State (or at such later time as may be specified in such articles of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the MBCA.

SECTION 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company, or any of the shareholders of the Company:

(a) Except as otherwise provided in this Section 2.02 or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $3.62 in cash (the “Base Consideration”), plus (ii) the Additional Consideration, if any (together with the Base Consideration, the “Merger Consideration”), in each such case, without interest. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Share owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the purpose of exchanging for the aggregate Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent or one of its Affiliates shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of the Shares, the aggregate Merger Consideration to be paid in accordance with this Article 2 other than Merger Consideration to be paid in respect of Convertible Notes, which will be made available to the Exchange Agent as and when needed.

(b) As reasonably promptly as practicable after the Effective Time (and in any event within five Business Days after the Effective Time), Parent will cause the Exchange Agent to mail to each holder of record of Shares a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title with respect to the Certificates and Uncertificated Shares shall pass, only upon delivery of the Certificates and Uncertificated Shares to the Exchange Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Uncertificated Shares) as Parent may specify subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Each holder of a Share that has been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each Share represented by a Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(d) If any portion of the aggregate Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the portion of the aggregate Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the applicable portion of the aggregate Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the portion of the aggregate Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

SECTION 2.04 Dissenting Shares. Notwithstanding Section 2.02, each Share outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Plan of Merger and who has properly demanded appraisal for its Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and who has otherwise complied with all applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, shall not be converted into the right to receive the Merger Consideration, but the holder of such Share shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”), unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA. If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Sections 302A.471 and 302A.473 of the MBCA, each Share held by that holder shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a). The Company shall give Parent notice within one Business Day of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

SECTION 2.05 Company Stock Options.

(a) The Company shall take all action necessary to cause each option to purchase Shares outstanding under any Employee Plan (each, a “Company Stock Option”) to be vested and exercisable at least 10 Business Days prior to the Closing Date.

(b) At least 10 Business Days prior to the Closing Date, the Company shall provide written notice to each holder of a Company Stock Option that such holder shall, during the period beginning on the date of such notice and ending two Business Days prior to the Closing Date (the “Exercise Period”), have the right to exercise such Company Stock Option by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of such Company Stock Option. Each Company Stock Option that remains unexercised immediately prior to the Effective Time shall be canceled at the Effective Time. In consideration of such cancellation, each holder shall have the right to receive a compensation payment for each Share subject to such Company Stock Option equal to the Merger Consideration less the per share exercise price of each option (if such exercise price is less than the Merger Consideration) (the “Option Consideration”), less all applicable Tax withholdings, and no such compensation payment shall be payable if such exercise price equals or exceeds the Merger Consideration. Subject to any Tax withholding requirements, the Surviving Corporation shall pay each holder the Option Consideration within two Business Days after Closing.

SECTION 2.06 Company Restricted Shares and Restricted Stock Units.

(a) Each Share subject to vesting, repurchase or other lapse restrictions that is outstanding immediately prior to the Effective Time (each, a “Restricted Share”) shall be vested and all restrictions thereon shall lapse. Subject to any Tax withholding requirements applicable to such vesting, each Restricted Share vesting in accordance with this Section 2.06 shall be treated as provided in Section 2.02 and Section 2.03 of this Agreement and subject to the terms and conditions applicable to Shares under this Agreement.

(b) Each restricted stock unit outstanding under the Company’s equity incentive plan(s) shall be vested and shall be settled by issuance of Shares in accordance with such plan(s) immediately prior to the Effective Time. Subject to any Tax withholding requirements applicable to such vesting and settlement, each Share resulting from such vesting and settlement in accordance with this Section 2.06 shall be treated as provided in Section 2.02 and Section 2.03 of this Agreement and subject to the terms and conditions applicable to Shares under this Agreement.

SECTION 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

SECTION 2.08 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be remitted by the Exchange Agent, the Surviving Corporation, or Parent, as the case may be, to the applicable Governmental Authority and will be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement, in form and substance reasonably satisfactory to Parent, to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the portion of the aggregate Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

SECTION 2.10 Determination of Additional Consideration.

(a) Cash Statement. Within five Business Days after the Measurement Date, the Company will prepare and deliver to Parent a statement setting forth the amount of Cash as of the Measurement Date, which statement shall be certified by the Chief Financial Officer of the Company (the “Cash Statement”).

(b) Net Cash. Within five Business Days after the Measurement Date, the Company shall deliver to Parent a statement certified by the Chief Financial Officer of the Company stating the amount of Net Cash as of the Measurement Date, which statement will be accompanied by a letter or other documentation reasonably satisfactory to Parent from the administrative agent under the Revolving Credit and Term Loan Facility stating all amounts payable or otherwise outstanding in respect of the Revolving Credit and Term Loan Facility as of the Measurement Date (the “Net Cash Statement”). Notwithstanding any provision of this Agreement to the contrary, the Company will immediately notify Parent of any borrowings under the Revolving Credit and Term Loan Facility after the date of the Net Cash Statement and will deliver an updated Net Cash Statement (which updated Net Cash Statement will supersede any previously-delivered Net Cash Statement and will be deemed to be the “Net Cash Statement” for purposes of this Section 2.10) to Parent to reflect the impact of any additional borrowed amounts, together with an updated letter or other documentation reasonably satisfactory to Parent from the administrative agent under the Revolving Credit and Term Loan Facility stating all amounts payable or otherwise outstanding in respect of the Revolving Credit and Term Loan Facility as of such date.

(c) Objections; Resolution of Disputes.

(i) Unless Parent notifies the Company in writing within three Business Days after delivery of the Cash Statement or the Net Cash Statement of any objection to the computation of Cash or Net Cash, as applicable, set forth therein (“Notice of Objection”), the Cash Statement or the Net Cash Statement, as applicable, will become final and binding at the end of such three Business Day period or such earlier date as may be mutually agreed by the Company and Parent. During such period, Parent and its representatives and their advisors will be permitted to review all books, records, working papers, materials and information used by the Company or its representatives in preparing the Cash Statement or the Net Cash Statement, as applicable, and the Company will make available such personnel as are reasonably necessary to assist Parent in its review of the Cash Statement or Net Cash Statement, as applicable. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein. Notwithstanding any provision of this Agreement to the contrary, if required to resolve a dispute with respect to the Cash Statement or Net Cash Statement, the Closing will be delayed pending resolution of such dispute and the satisfaction of conditions to Closing.

(ii) If Parent provides the Notice of Objection to the Company within such three Business Day period, then Parent and the Company will, during the three Business

Day period following the Company’s receipt of the Notice of Objection, attempt in good faith to resolve Parent’s objections. During such three Business Day period, the Company and its representatives and their advisors will be permitted to review the working papers of Parent and, if applicable, Parent’s representatives, relating to the Notice of Objection and the basis therefor. If Parent and the Company are unable to resolve all such objections within such three Business Day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to PricewaterhouseCoopers, LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Parent and the Company in writing and, if Parent and the Company are unable to so agree within one Business Day after the end of such three Business Day period, then Parent and the Company will each select such a firm and such firms will jointly select a third nationally recognized public accounting firm to resolve the disputed matters (such selected firm being the “Independent Expert”)). Parent and the Company will instruct the Independent Expert to render its reasoned decision as promptly as practicable but in no event later than five Business Days after its selection. The resolution of disputed items by the Independent Expert will be final and binding, and the determination of the Independent Expert will constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Expert will be paid by Parent. Cash, as set forth in the Cash Statement, as adjusted pursuant to this Section 2.10(c)(ii), and Net Cash, as set forth in the Net Cash Statement, so adjusted, will be deemed to be the amounts of Cash and Net Cash for purposes of calculating the Additional Consideration.

ARTICLE 3

The Surviving Corporation

SECTION 3.01 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 7.03 hereof, be amended to read in their entirety as set forth on Annex II hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the MBCA.

SECTION 3.02 Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of Merger Subsidiary in effect at the Effective Time except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation, and as so amended shall, subject to Section 7.03 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with the MBCA.

SECTION 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the MBCA, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (i) as disclosed or incorporated by reference (including the applicable portions of the Company’s proxy statement for its 2015 annual meeting of shareholders) in the Company Form 10-K or any Form 10-Q periodic or Form 8-K current report subsequently filed or furnished by the Company with the SEC prior to the date of this Agreement (excluding, in any such case, any disclosures set forth under the headings “Safe Harbor Statement,” “Risk Factors” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

SECTION 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

SECTION 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares with respect to the approval and adoption of this Agreement and of a majority of the outstanding Shares voting thereon with respect to the approval of an increase in the conversion rate for the Convertible Notes (collectively, the “Company Shareholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the board of directors of the Company (the “Board of Directors”) and a committee of disinterested directors of the Board of Directors formed in accordance with Section 302A.673 of the MBCA (the “Committee of Disinterested Directors”) has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way in violation of Section 6.04 of this Agreement, (i) declaring that this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Sections 302A.613, Subd.1 and 302A.673 thereof), (iii) in the case of the Board of Directors, recommending that the Company’s shareholders approve the Merger and adopt this Agreement (including the Plan of Merger) (such recommendations, collectively, the “Company Board Recommendation”), and (iv) to the extent necessary (assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary in Section 5.08), having the effect of causing the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement not to be subject to (x) the Rights Agreement and (y) any state takeover or similar Applicable Law that might otherwise apply to such exercise, delivery, performance or consummation.

SECTION 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement and the Voting Agreements require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the articles of merger with respect to the Merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the Required Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements under Section 122.4(b) of the ITAR, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law in any material respect, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares. As of October 28, 2015, there were outstanding (i) 33,548,566 Shares (of which an aggregate of

8,506 Shares are Restricted Shares), (ii) no shares of preferred stock, and (iii) Company Stock Options to purchase an aggregate of 3,338,217 Shares (of which options to purchase an aggregate of 2,694,150 Shares were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list, as of October 28, 2015, of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(b) Except as set forth in Section 4.05(b) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except for the Restricted Shares, the Company Stock Options, the Convertible Notes, or as set forth in Section 4.05(b) of the Company Disclosure Schedule, and for changes since October 28, 2015 resulting from the exercise of Company Stock Options or conversion of the Convertible Notes outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any Company Securities.

(c) Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, none of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

SECTION 4.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (except for restrictions imposed by applicable securities laws). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c) Neither the Company nor any of its Subsidiaries has, nor have they ever had, any predecessors.

SECTION 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Since December 31, 2012 (the “Applicable Date”), the Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since the Applicable Date including such comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the Company’s Knowledge, as of the date hereof, neither the Company nor any Company SEC Document is the subject of ongoing review, comment or investigation by the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed on or subsequent to the date hereof (including the Company Proxy Statement) will comply, as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed on or subsequent to the date hereof (including the Company Proxy Statement) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by the Company in reports that it files under the 1934 Act is made known to the Company’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls in connection with the Company Form 10-Q, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date.

(g) Section 4.07(g) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since the Applicable Date.

(h) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

SECTION 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

SECTION 4.09 Disclosure Documents.

(a) At the time the proxy statement to be filed with the SEC in connection with the Merger, including a non-binding advisory vote in respect of the approval of certain compensation that may become payable to the Company’s named executive officers in connection with the Merger and in respect of the approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors for use or incorporation by reference therein.

SECTION 4.10 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date until the date hereof, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the Pre-Closing Period without Parent’s consent, would constitute a breach of Section 6.01.

SECTION 4.11 No Undisclosed Material Liabilities; Indebtedness.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations (including liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement.

SECTION 4.12 Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is, and since the Applicable Date has been, in material compliance with all Applicable Law. Since the Applicable Date, the Company has not been charged with or given written notice of, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened to be charged with any material violation of Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

(b) None of the Company, any of its Subsidiaries, or any of their respective directors, officers, or, to the Company’s Knowledge, any consultants, agents or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, since the Applicable Date, taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other anti-corruption or anti-bribery Applicable Law. Since the Applicable Date, the Company has conducted its businesses in compliance in all material respects with the FCPA, the UK Bribery Act and any other anti-corruption Applicable Law, and the Company has instituted and maintained policies and procedures designed to cause each such Person to comply with all such Applicable Law. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, consultant, agents or other Person acting for or on behalf of the Company or any Company Subsidiary (acting in such capacity), has, directly or indirectly, since the Applicable Date, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any government official or employee, to any employee of any organization owned or controlled in part or in full by any Governmental Authority, or to any political party or candidate, to influence the official or employee to act or refrain from acting in relation to the performance of official duties, with the purpose of obtaining or retaining business or any other improper business advantage.

(c) Except, in each case, as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold all licenses, franchises, permits, certificates, approvals, registrations, concessions, decrees and similar authorizations of Governmental Authorities necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted (the “Permits”), (ii) the Permits are valid and in full force and effect, and (iii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits.

SECTION 4.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.14 Properties.

(a) The Company and its Subsidiaries have good and marketable title to, or valid leasehold interests in, all material property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except (i) for Intellectual Property Rights that are the subject of the first sentence of Section 4.15(b) and (ii) as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Section 4.14(b) of the Company Disclosure Schedule identifies all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company and its Subsidiaries have good and valid title to all of the Owned Real Property. There are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any of the Owned Real Property.

(c) Section 4.14(c) of the Company Disclosure Schedule identifies each Lease to which the Company or any of its Subsidiaries is a party or subject. The Company has made available to Parent a true and complete copy of each Lease. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (such real property, the “Leased Real Property”) is valid and in full force and effect, and, except for matters that have been resolved: (i) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated in any material respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (ii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

(d) To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries has received notice of a material violation of any applicable zoning, building, health and safety, subdivision, land sales or similar Applicable Law, and (ii) all structures, buildings, facilities and improvements on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair (ordinary wear and tear expected) for the requirements of the business of the Company and its Subsidiaries as currently conducted.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of Registered IP specifying as to each such item, as applicable (i) the owners (or the co-owners) thereof, (ii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item. With respect to each item of Registered IP: (i) all necessary registration, maintenance and renewal fees and taxes have been paid, and all necessary documents and certificates have been filed with the Patent and Trademark Office, Copyright Office or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, and maintaining in full force and effect, such Intellectual Property Rights; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing fees); and (iii) each such item is not subject to any late unpaid registration, maintenance or renewal fees.

(b) The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien (other than imperfection of title or license, if any, that does not materially impair the use of the Owned Intellectual Property Rights in the conduct of business of the Company and its Subsidiaries as currently conducted). The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed by the Company or any of its Subsidiaries to be conducted in the Company SEC Documents. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not in any material respect (i) alter, encumber, impair or extinguish any Owned Intellectual Property Right or Licensed Intellectual Property Right, (ii) impair the right of Parent to develop, use, sell, license, dispose of or otherwise exploit, or to bring any action for the infringement, misappropriation or violation of, any Owned Intellectual Property Right or Licensed Intellectual Property Right, (iii) through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, encumber any of the Intellectual Property Rights owned by or licensed to Parent, (iv) result in any Person having or give any Person the right or option to modify or terminate any license, covenant not to sue, immunity or other rights with respect to any Owned Intellectual Property Right, or (v) result in any Person having or give any Person the right or option to receive, or to modify or accelerate the right or option to receive, any payment with respect to Licensed Intellectual Property Right.

(c) None of the Company and its Subsidiaries has since September 1, 2009 infringed, contributed to or induced the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person in any material respect. There is no claim, action, suit, investigation by a Governmental Authority or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries (i) based upon, challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or, to the Company’s Knowledge, Licensed Intellectual Property Rights, (ii) alleging that any of the Owned Intellectual Property Rights or, to the Company’s Knowledge, Licensed Intellectual Property Rights is invalid or unenforceable, (iii) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale, sold or distributed by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to or induce the infringement of, or otherwise violate any Intellectual Property Right of any Person or (iv) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Since September 1, 2009, neither the Company nor any of its Subsidiaries has received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(d) None of the Owned Intellectual Property Rights and, to the Knowledge of the Company, Licensed Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending patent applications included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, have been the subject of a final and nonappealable finding of unpatentability. All issued patents, registered trademarks and registered copyrights included in the Registered IP are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects. No interference, opposition, reissue, reexamination, or other legal proceeding is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Registered IP is being, has been, or could reasonably be expected to be contested or challenged.

(e) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(f) The Company and its Subsidiaries have taken adequate security measures to protect the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property Rights and otherwise have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or any of its Subsidiaries, the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof. With respect to each of the Company’s Trade Secrets, to the Knowledge of the Company, the documentation relating to such Trade Secrets, if any, is in all material respects current as of the date hereof, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. To the Knowledge of the Company, the Company’s Trade Secrets are not part of the public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. To the Knowledge of the Company, no Company Trade Secret is subject to any adverse claim or has been challenged or, to Company’s Knowledge, threatened in any way. To the Knowledge of the Company, no Company Trade Secret infringes any Intellectual Property Right of any other Person.

(g) To the extent that any Owned Intellectual Property Right has been developed or created by a third party (including any current or former employee of the Company or any of its Subsidiaries) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written Contract with such third party with respect thereto, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted in the Company SEC Documents, such Intellectual Property Right.

(h) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted or proposed to be conducted in the Company SEC Documents, including with respect to expected increases in business volume, in all material respects and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with industry practices. To the Knowledge of the Company, the Company has not experienced any breach of security or unauthorized access by any Third Party to personal information in the Company’s possession, custody or control.

(i) No government funding, facilities of a university, college, other educational institution or research center or funding from a Third Party was used in the development of any Owned Intellectual Property Rights. To the Knowledge of the Company and its Subsidiaries, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(j) Except as set forth in Section 4.15(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently a member of, or a contributor to, any standards-setting organization, industry standards body, or similar organization that could compel the Company or any of its Subsidiaries to grant or offer to any Third Party any license or right to any Owned Intellectual Property Rights.

(k) To the Knowledge of the Company, the Company Products do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware therein. To the Knowledge of the Company, none of the Company Products contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software therein or any portion thereof to be erased, inoperable or otherwise incapable of being used.

(l) Section 4.15(l) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each material Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Owned Intellectual Property Rights, other than rights to use software embedded in Company Products.

SECTION 4.16 Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and payable (whether or not shown on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended September 29, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) The Company is not the beneficiary of any extension of time within which to file any Tax Return. The Company (or any member of any affiliated, consolidated, combined or unitary group of which the Company is or has been a member) has not granted any extension or waiver of the statute of limitations period with respect to any Tax assessment, Tax deficiency, collection of Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired. No adverse adjustment, assessment or deficiency with respect to Taxes has been made or proposed in writing by a Governmental Authority. There are no requests for rulings or determinations in respect of Taxes pending between the Company and any Governmental Authority, and the Company has not received such a Tax ruling or determination or any Tax opinion with respect to any transaction relating to the Company. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. The Company has not taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code, or any similar provision of state, local or foreign Applicable Law

(f) The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(g) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. Prior to the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced an “ownership change” within the meaning of Section 382 of the Code.

(h) (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; and (iii) neither the Company nor any of its Subsidiaries has entered into any Contract or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(i) No claim has been made by any Taxing Authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(j) The Company will not be required to include any item of, or exclude any item of deduction from, taxable income for any Tax Period ending after the Effective Time, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Effective Time, including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or foreign Tax laws) to transactions, events or accounting methods employed prior to the Effective Time, (ii) any use of an impermissible method of accounting for a Tax Period ending on or prior to the Effective Time, (iii) any prepaid amount received on or prior to the Effective Time, other than amounts shown as deferred revenue on the Company Balance Sheet, as adjusted for the passage of time through the Effective Time, or immaterial amounts received in the ordinary course of business, (iv) election under Section 108(i) of the Code made effective on or prior to the Effective Time, (v) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time, or (vi) any installment sale or open transaction made on or prior to the Effective Time.

(k) There are no Liens for Taxes upon the assets of the Company, other than Liens for Taxes not yet due and payable.

(l) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”); (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, including pursuant to Treasury Regulation 1.1502-6 or any corresponding provision of state, local or foreign law; (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied Contract or arrangement (including an indemnification Contract or arrangement); (iv) Taxes as described in clauses (i) and (ii) attributable to any failure to comply with any covenants or Contracts of the Company or any of its Subsidiaries; and (v) Taxes as described in clauses (i) and (ii) of any other Person imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any law, rule or regulation, to the extent that the events or transactions giving rise to such Taxes occurred on or before the Effective Time. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreement” means any Contract or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

SECTION 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule lists each Employee Plan. For each Employee Plan, the Company has furnished to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and a copy of (if applicable) (i) each trust, custodial, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed IRS Forms 5500, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently prepared actuarial reports and financial statements, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the IRS or any other Governmental Authority during the past three plan years, (vii) copies of all applicable nondiscrimination and other compliance tests for the last three plan years, (viii) ERISA fidelity bond for each ERISA plan, if applicable and (ix) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan (i) subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, or (iii) that is a multiple employer plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the Internal Revenue Service as to its qualification, and no event has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification. No amount has been contributed to such a Plan that would not be deductible pursuant to Section 404 of the Code.

(d) Each Employee Plan has been maintained in compliance in all material aspects with its terms and all Applicable Law, including ERISA and the Code. There has been no nonexempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or any of its Affiliates, Service Providers, or any Employee Plan or any related funding medium would reasonably be expected to be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s Knowledge, is threatened against or threatens to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS or the Department of Labor.

(e) Each International Plan that is subject to the Laws of any jurisdiction outside of the United States (i) complies in all material respects with all applicable law of such jurisdiction (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or has been fully accrued for on the Company financial statements and (iv) if required to be registered, has been registered with the appropriate Governmental Authorities and has been maintained in good standing with the appropriate Governmental Authorities.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law). No events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries.

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the 12 months ended September 28, 2014.

(h) All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. No insured Employee Plan is subject to any retroactive premium adjustments or similar charge, individually or in the aggregate, in excess of $10,000 and no asset of an Employee Plan or any insurance Contract related to an Employee Plan is subject to market value or other similar charge or adjustment on a contract termination basis, individually or in the aggregate, in excess of $10,000.

(i) No Employee Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each Company Stock Option has been issued only with regard to common stock and with an exercise price no less than the fair market value (determined consistently with the provisions of Section 409A of the Code) of the underlying stock at the time of grant.

(j) Each Employee Plan that is a group health plan that is subject to Section 4980B of the Code been operated in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA, and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.

(k) Except as set forth on Section 4.17(k) of the Company Disclosure Schedule or as provided under Section 2.05 or Section 2.06, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or to any increase in any such payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(l) No Employee Plan or other compensation benefit or arrangement, individually or collectively, will result in the payment of any amount that would not be deductible under Section 162(m) or 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(m) The Company has the right under the terms of each applicable Employee Plan and under Applicable Law to terminate such Plan, and no additional contributions would be required to properly effect such termination.

SECTION 4.18 Environmental Matters.

(a) No notice, notification, demand, request for information, citation, complaint, summons or order has been received and is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person alleging or asserting any material violation of or any material liability under any Environmental Law. The Company and its Subsidiaries have obtained and maintained in full force and effect all Environmental Permits required to conduct their respective businesses, and are and always have been in compliance in all material respects with all Environmental Laws and all Environmental Permits. There are no material liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or resulting from the generation, storage, release, or disposal of any Hazardous Substance. There are no Contracts pursuant to which the Company or any of its Subsidiaries has provided indemnification to or assumed contractual responsibility for material environmental liabilities or obligations of a Third Party.

(b) To the Company’s Knowledge, (i) there are no underground storage tanks or asbestos containing materials at any of the properties currently owned or operated by the Company and any of its Subsidiaries, and (ii) during the time of ownership or leasehold, there were no underground storage tanks at properties formerly owned or operated by the Company and its Subsidiaries.

(c) Except for Hazardous Substances maintained and used in the ordinary course of business and in compliance with all applicable Environmental Laws, to the Knowledge of the Company, there has been no material release, disposal, leaking, discharge or emission of any Hazardous Substances on, or under, or migrating to or from the properties currently owned or leased by the Company and its Subsidiaries that would reasonably be expected to result in material liability for the Company or any of its Subsidiaries under any Environmental Law.

(d) The Company has provided complete copies of all audits, assessments, investigations, reports, data, analyses, records, and logs in its possession or control that relate to environmental conditions, health and safety conditions, and compliance with Environmental Laws at the Owned Real Property and the Leased Real Property.

(e) To the Company’s Knowledge, neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 4.19 Material Contracts.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party (other than any Contract between the Company and one or more of its Subsidiaries or between Company Subsidiaries):

(i) any Contract relating to the employment of, or the performance of services by (A) any director, employee or consultant earning an annual salary, or, in the case of a consultant, receiving annual compensation, from the Company or one of its Subsidiaries in excess of $75,000, (1) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any such director, employee, or consultant, or (2) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment to any such director, employee or consultant, or (B) any former director, employee or consultant to whom clause (A) would have applied if he or she had remained employed or engaged by the Company or one of its Subsidiaries;

(ii) any Contract relating to any partnership, joint venture, material research and development project or other similar arrangement;

(iii) any shareholders, investors rights, registration rights or similar Contract or arrangement;

(iv) any Contract with sole source or single source suppliers of material tangible products or services or pursuant to which the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(v) any Contract containing “most favored nation” provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right that is material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract (other than purchase orders entered into in the ordinary course of business with a term of no longer than four months) (i) that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $100,000 in the current or any future calendar year or (B) $200,000 in the aggregate or (ii) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, in each case that is not terminable by the Company or its Subsidiaries without penalty in excess of $50,000 without more than 60 days’ notice;

(vii) any Contract that the Company would be required to disclose under Item 404(b) of Regulation S-K promulgated by the SEC;

(viii) any Contract for the disposition of assets or business of any of the Company or any of its Subsidiaries (other than dispositions of inventory in the ordinary course of business) or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), in each case with a purchase price in excess of $100,000;

(ix) any individual Contract relating to more than $25,000 of Indebtedness of the Company or any of its Subsidiaries;

(x) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person; or

(xi) any Contract not disclosed in response to any of clauses (i) through (x) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the type described in this Section 4.19(a) being referred to herein as “Material Contracts”).

(b) The Company has made available to Parent a true and complete copy of each Material Contract. Except for any Material Contract that has expired by its terms or that has been terminated in accordance with the terms thereof by the Company in the ordinary course of business without payment of any premium or penalty that has not been paid in full prior to the calculation of Cash pursuant to Section 2.10(a) of this Agreement, each of the Material Contracts is valid and in full force and effect. Except as has not resulted and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Material Contract, has violated in any respect any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material breach under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

SECTION 4.20 Finders’ Fees. Except for the Financial Advisor, a true and correct copy of whose engagement Contract has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Section 4.20 of the Company Disclosure Schedule sets forth the amount of fees payable by the Company to the Financial Advisor or any other investment banker, broker, finder or other intermediary that has been so retained or authorized.

SECTION 4.21 Opinion of Financial Advisor. The Board of Directors has received the opinion (to be confirmed in writing) of the Financial Advisor, to the effect that, as of the date of that opinion and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received in the Merger by holders of Shares (other than Parent, Merger Sub, the respective subsidiaries of Parent and Merger Sub, and holders of Dissenting Shares) is fair, from a financial point of view, to such holders. The Company shall deliver a correct and complete copy of the written opinion of the Financial Advisor to Parent for informational purposes only promptly after receipt thereof by the Company.

SECTION 4.22 Takeover Statutes Inapplicable. (a) The Board of Directors or the Committee of Disinterested Directors, as the case may be, at a meeting duly called and held, has unanimously approved the Merger, the Plan of Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent set forth in Section 5.08, constituted approval under the provisions of Section 302A.673 of the MBCA as a result of which this Agreement, the Plan of Merger, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger, are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provisions of Section 302A.673 of the MBCA and (b) the Company has taken all other actions necessary to render inapplicable the restrictions in Sections 302A.671, 302A.673 and 302A.675 of the

MBCA, and no other control share acquisition, fair price, moratorium, antitakeover or similar statute or regulation enacted under state or federal laws applies or purports to apply to any such transactions (each, a “Takeover Statute”).

SECTION 4.23 Transactions with Affiliates. From the Applicable Date, except as disclosed in the Company SEC Documents, no transaction has occurred or relationship exists that the Company would be required to disclose under Item 404 of Regulation S-K promulgated by the SEC.

SECTION 4.24 Insurance. Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company maintains sufficient insurance policies and self-insurance programs and arrangements against risks associated with the business, assets and operations of the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect, (c) all premiums thereon have been timely paid or, if not yet due, accrued, (d) there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (e) the Company and its Subsidiaries are in compliance with the terms of such policies and bonds, and (f) the Company has no Knowledge as of the date of this Agreement of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

SECTION 4.25 Labor and Employment Matters.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment and employment practices, including all laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, harassment, and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing, or to the Knowledge of the Company, any other notice, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries.

(c) The Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. The Company has made available to Parent a complete and accurate list of the names, job titles and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries at any time after the Applicable Date.

(d) No employee of the Company or any of its Subsidiaries (i) to the Knowledge of the Company, is in violation of any term of any patent disclosure Contract, confidentiality Contract, invention assignment Contract, non-competition Contract, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of Trade Secrets or proprietary information of others, or (ii) in the case of any director-level and above employee of the Company or its Subsidiaries has given notice as of the date hereof to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, the Company has complied in all material respects with the provisions of the Code of Conduct of the Electronic Industry Citizenship Coalition pertaining to involuntary labor since the Applicable Date up to and including the date hereof.

(f) Section 4.25(f) of the Company Disclosure Schedule sets forth a complete and accurate list, as of October 29, 2015, of the names, titles, annual salaries, bonus targets and hire dates of all Service Providers of the Company and its Subsidiaries.

SECTION 4.26 Warranty.

(a) The Company has made available to Parent the standard forms of product warranties used by the Company and its Subsidiaries. Except as set forth on Section 4.26(a) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company Products fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product (such warranties and contractual commitments, each a “Product Warranty”), except where such failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each of the Company Products, other than Company Products currently in development, is, and at all times since the Applicable Date up to and including the date hereof has been, in compliance with Applicable Law except where the failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.26(c) of the Company Disclosure Schedule sets forth, a complete and accurate listing of all Product Warranty claims resulting in a likely potential liability to the Company or any of its Subsidiaries of at least $10,000 received and logged by the Company or any of its Subsidiaries regarding any Company Product since the Applicable Date to the date hereof, including a listing of the resolution of all such Product Warranty claims.

SECTION 4.27 Minute Books. The Company has made available to Parent true and correct copies in all material respects of all final and approved minutes of meetings of and actions by the shareholders of the Company and the Board of Directors and all committees thereof during the three-year period ended on the date of this Agreement. Such minutes and actions accurately reflect all corporate actions of the Company which are required by Applicable Law, the articles of incorporation, the bylaws or other governing documents to be passed upon by the Board of Directors or the Company’s shareholders during that time period; provided, that any such minutes or actions related to the transactions contemplated by this Agreement or alternative transactions have been provided in redacted form.

SECTION 4.28 Export Controls.

(a) Subject to and as further expanded upon in Section 4.28(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted business in compliance in all material respects with applicable provisions of U.S. economic sanctions and export control laws and regulations, including, without limitation, the Arms Export Control Act (22 U.S.C. 2778 et seq.), the ITAR, the Export Administration Act of 1979 (50 U.S.C. app. 2401 – 2420) (“EAA”), the Export Administration Regulations (15 C.F.R. 730 et seq.), the International Emergency Economic Powers Act (50 U.S.C. 1701 – 1706), the Trading with the Enemy Act (50 U.S.C. 1-44), the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. antiboycott laws and regulations (as set forth in the EAA amended in 1977 and 26 U.S.C. § 999), the laws implemented and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury (31 C.F.R. Part V), and associated executive orders related to any such Applicable Laws relating to export and sanctions of the countries where they conduct business (collectively, the “Trade Control Laws”).

(b) The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to imports, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(c) The Company and its Subsidiaries have obtained all export licenses, registrations, approvals, and other authorizations required under the applicable Trade Control Laws for their manufacture and exports of products, software and technical data in and from the United States and re-exports of products, software and technical data subject to U.S. law. The Company and its Subsidiaries (i) are in compliance in all material respects with the terms of such applicable export licenses, registrations, approvals, and other authorizations; and (ii) have not received any written communication alleging that it is not in compliance with, or has any liability under any such applicable export licenses, registrations, approvals, and other authorizations.

(d) There are no pending or, to the Knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any of its Subsidiaries with respect to any export licenses, registrations or other approvals.

SECTION 4.29 Customers and Suppliers.

(a) Section 4.29(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the customers of the Company and its Subsidiaries who, in either (i) the fiscal year ended September 28, 2014 was and/or (ii) the fiscal year ended September 27, 2015 was, one of the three largest customers of Company Products based on amounts paid or payable, as applicable, to the Company or its Subsidiaries by such customers during such period (each, a “Major Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending or, to the Knowledge of the Company, threatened to become a party to any legal or arbitral proceeding with any Major Customer. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Major Customer that such Major Customer intends to terminate or materially and adversely modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries. From December 31, 2012 to the date of this Agreement, neither the Company nor any of its Subsidiaries has sold directly or indirectly goods or services to a military end user, or, to the Knowledge of the Company, for any aerospace or military application, and neither the Company nor any of its Subsidiaries has any open Contracts or Contracts constituting subcontractors involving a United States federal Governmental Authority.

(b) Section 4.29(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of the 10 largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid by the Company and its Subsidiaries to such supplier during the fiscal year ended September 28, 2014 (each, a “Major Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending or, to the Knowledge of the Company, threatened to become a party to any legal or arbitral proceeding concerning products and/or services provided by any Major Supplier. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice from any Major Supplier that such Major Supplier intends to terminate or materially and adversely modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries.

SECTION 4.30 Rights Plan. The Company has taken all necessary action so that none of the execution and delivery of any one or more of this Agreement and the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated hereby and thereby will (i) cause the Rights (as such term is defined in the Rights Agreement) issued pursuant to the Rights Agreement to become exercisable, (ii) cause any Person to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date, Section 11(a)(2) Event, Section 13 Event or Shares Acquisition Date (as each such term is defined in the Rights Agreement).

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

SECTION 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement and the Voting Agreements require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the articles of merger with respect to the Merger with the Minnesota Secretary of State, (ii) compliance with any applicable requirements of the HSR Act or any other Required Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable requirements under Section 122.4(b) of the ITAR, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the governing documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law in any material respect, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05 Disclosure Documents.

(a) The information with respect to Parent and any of its Affiliates that Parent supplies to the Company specifically for use in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on approval and adoption of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

SECTION 5.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 5.07 Financing. Parent has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to make all payments contemplated by this Agreement, including payment of the aggregate Merger Consideration and of all fees and expenses of Parent and Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.08 Ownership of Shares. None of Parent, Merger Subsidiary, or any of their respective Affiliates or associates (a) to the knowledge of Parent, directly or indirectly own, beneficially or otherwise, any of the Shares or any Company Securities or (b) is, or at any time during the last four years has been, an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA.

SECTION 5.09 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that, if determined adversely, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.10 Certain Arrangements. As of the date of this Agreement, there are no Contracts (other than the Voting Agreements) or commitments to enter into Contracts between Parent, Merger Subsidiary, or any of their Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to this Agreement or the transactions contemplated hereby.

ARTICLE 6

Covenants of the Company

The Company agrees that:

SECTION 6.01 Conduct of the Company. During the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated or required by this Agreement, (iii) as required by Applicable Law or the rules or regulations of Nasdaq, or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned, or delayed), (1) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (A) preserve intact its present business organization, (B) maintain in effect all material Permits, (C) pay its Indebtedness and other obligations and liabilities as they come due, and (D) maintain its relationships with its Major Customers and Major Suppliers, and (2) without limiting the generality of clause (1), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends and distributions payable by any Company Subsidiary to its parent, or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except, in each case, for acquisitions or deemed acquisitions of Company Securities in connection with (1) the payment of the exercise price of Company Stock Options with Shares (including in connection with “net exercises”), (2) required tax withholding in connection with the exercise, vesting, and settlement of Company Stock Options or Restricted Shares, and (3) forfeitures of Company Stock Options or Restricted Shares;

(c) (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise, vesting, or settlement of Company Stock Options or settlement of Company restricted stock units that are outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (C) in connection with the conversion of the Convertible Notes in accordance with their terms on the date hereof, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except (i) in accordance with the Company’s capital expenditures budget as in effect on the date hereof, (ii) repairs or replacements of obsolete assets in the ordinary course of business, and (iii) in an amount not to exceed $25,000 in the aggregate that is not paid in full prior to the Measurement Date;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions of supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) acquisitions of supplies and materials pursuant to Contracts in existence on the date hereof, or (iii) between the Company and one or more of its Subsidiaries or between Company Subsidiaries;

(f) except in connection with Indebtedness described in clause (h) below, sell, lease, license or otherwise transfer, abandon or permit to lapse, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than (i) sales or disposals of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in existence on the date hereof, (iii) with respect to transactions between the Company and one or more of its Subsidiaries or between Company Subsidiaries, (iv) pursuant to (1) the Bill of Exchange Purchase Agreement, dated February 4, 2015, by and between Hutchinson Technology Operations (Thailand) Co., Ltd. and Bank of America, N.A., Bangkok Branch, (2) a Contract entered into pursuant to the terms of the Term Sheet, dated February 20, 2015, by and between Hutchinson Technology Operations (Thailand) Co., Ltd. and The Hongkong and Shanghai Banking Corporation Limited, Bangkok Branch, or (3) any similar factoring or “bill of exchange” transaction in the ordinary course of business of the Company and its Subsidiaries, or (v) capital leases entered into in the ordinary course of business of the Company and its Subsidiaries not requiring, individually or in the aggregate, payment of an amount in excess of $500,000 in any fiscal year or $1,500,000 over the terms of such capital leases;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) advances to its employees in the ordinary course of business consistent with past practice, or (ii) by the Company to one of its Subsidiaries or between Company Subsidiaries;

(h) except as permitted under clause (f) above, create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for (i) Indebtedness under the Revolving Credit and Term Loan Facility, provided that the amount outstanding thereunder immediately prior to the Effective Time does not exceed the amount outstanding thereunder as of the date hereof by greater than $17,500,000 in the aggregate, (ii) Indebtedness between the Company and one of its Subsidiaries or between Company Subsidiaries, or (iii) Indebtedness in replacement of Indebtedness existing on the date of this Agreement, or extension of the term of Indebtedness existing on the date of this Agreement, in each case, (x) with no increase in principal amount, in the case of term Indebtedness, or commitments to lend or provide other extensions of credit, in the case of revolving Indebtedness, (y) on terms that are no less favorable to the Company, in the aggregate, than the terms of the replaced or extended Indebtedness (except that interest may be at the then-current market rate), and (z) which may be prepaid at any time without premium or penalty (other than customary interest rate breakage fees);

(i) other than in the ordinary course of business (including renewals), (i) amend, modify, or terminate any Material Contract (except to the extent permitted under Section 6.01(h)(iii)) or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) (i) with respect to any Service Provider with an annual rate of compensation in excess of $75,000, (A) other than pursuant to the current terms of an existing Contract, grant or increase any severance or termination pay to (or amend any such Contract or any existing severance pay or termination arrangement) or (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar Contract (or materially amend any such existing Contract), (ii) establish, adopt or materially amend any Employee Plan, including any collective bargaining Contract, (iii) increase compensation, bonus or other benefits payable to any Service Provider with or to an annual rate of compensation in excess of $75,000 (other than pursuant to the current terms of an existing Contract), (iv) other than for “Cause” (as defined in Section 6.01(j) of the Company Disclosure Schedule, terminate the service of any executive officer, or (v) hire or engage the services of any individual as a Service Provider for annual compensation in excess of $75,000;

(k) change the Company’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act;

(l) settle or offer or propose to settle, any litigation, investigation, arbitration, proceeding or other claim (except immaterial routine matters in the ordinary course of business) that involves the payment of monetary damages (excluding monetary damages covered by insurance policies) in excess of $25,000 in the aggregate and does not provide for any non-monetary relief;

(m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any material Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to a material Tax, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement gives Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time and nothing contained in this Agreement gives the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent, and Merger Subsidiary will exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 6.02 Access to Information. During the Pre-Closing Period and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access, upon reasonable advance notice, to the offices, properties, assets, books and records of the Company and its Subsidiaries, (ii) to the extent not publicly available, furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Nothing in this Agreement will require the Company to permit such access or make such disclosure to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (1) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure); (2) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (3) violate any Applicable Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Applicable Law). Nothing in this Agreement will require the Company to provide any access or make any disclosure to Parent under this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 is subject to the Confidentiality Agreement.

SECTION 6.03 Company Shareholder Meeting.

(a) The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and notice thereof given as promptly as practicable and in any event within 10 Business Days after, and convened and held as promptly as reasonably practicable after, the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on (i) the approval and adoption of this Agreement (including the Plan of Merger), (ii) the approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger, and (iii) in accordance with Section 14A of the 1934 Act and the applicable SEC rules issued thereunder, the approval of a non-binding, advisory resolution to approve certain compensation that may become payable to the Company’s named executive officers in connection with the Merger. The Company shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s shareholders at the Company Shareholder Meeting whether or not (x) the Board of Directors shall have effected an Adverse Recommendation Change or an Intervening Event Recommendation Change or (y) any Acquisition Proposal shall have been publicly announced or otherwise communicated or submitted to the Board of Directors or to the shareholders of the

Company. The Company shall cause the Company Proxy Statement to be mailed to the shareholders of the Company as of the record date established for the Company Shareholders Meeting as promptly as reasonably practicable thereafter. Unless an Adverse Recommendation Change or an Intervening Event Recommendation Change shall have occurred in compliance with Section 6.04 of this Agreement, the Company shall use its reasonable best efforts to solicit from the Company’s shareholders proxies in favor of the adoption of this Agreement and for approval of an increase in the conversion rate for the Convertible Notes in connection with the Merger, including engaging a proxy solicitor that is reasonably acceptable to Parent.

(b) Subject to Section 6.04, the Board of Directors shall make the Company Board Recommendation and not effect an Adverse Recommendation Change or an Intervening Event Recommendation Change.

(c) Any adjournment, delay or postponement of the Company Shareholder Meeting shall require the prior written consent of Parent; provided that the Company shall be permitted to adjourn, delay or postpone the Company Shareholder Meeting (i) with the consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) for the absence of a quorum or (ii) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the shareholders of the Company with adequate time to review. Parent may require the Company to adjourn, delay or postpone the Company Shareholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Shareholder Approval. Once the Company has established a record date for the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), unless required to do so by Applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Plan of Merger) and the other proposals contemplated by Section 6.03 shall be the only matters (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s shareholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholder Meeting.

SECTION 6.04 No Solicitation; Other Offers.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or direct any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents, representatives, or advisors (“Representatives”) to, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal or any inquiry, proposal, request for non-public information or offer that would reasonably be expected to lead to an Acquisition Proposal (an “Acquisition Inquiry”), (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or would reasonably be expected to make an Acquisition Proposal or Acquisition Inquiry, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar Contract with respect to any class of equity securities of the Company or any of its Subsidiaries (provided that the Company shall not be required to enforce, and shall be permitted to waive, any provision of any such Contract that prohibits or purports to prohibit a confidential proposal being made to the Board of Directors), (v) approve any transaction under, or any Person (other than Parent or Merger Subsidiary) becoming an “interested shareholder” under, Section 302A.673 of the MBCA or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument or Contract relating to an Acquisition Proposal or Acquisition Inquiry. It is agreed that any violation of the restrictions on the Company set forth in this Section 6.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.04(a), at any time after the date of this Agreement and prior to the receipt of the Company Shareholder Approval,

(i) the Company, directly or indirectly through its Representatives, may (A) enter into or participate in negotiations or discussions with, or take or fail to take any of the other actions described in Sections 6.04(a)(ii) and 6.04(a)(iv) with respect to, any Third Party and its Representatives that, subject to the Company’s material compliance with Section 6.04(a), has made after the execution and delivery of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors has in good faith determined (after consultation with its outside legal counsel and financial advisors) that (1) such Acquisition Proposal is or is reasonably likely to lead to a Superior Proposal, and such Acquisition Proposal has not been withdrawn and (2) the failure to take such action would be a breach of its fiduciary duties under Applicable Law and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, pursuant to an executed confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii) the Board of Directors may (1) make an Adverse Recommendation Change in connection with a Superior Proposal or (2) other than in connection with an Acquisition Proposal or a Superior Proposal, fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (an “Intervening Event Recommendation Change”) in response to an Intervening Event, if, in either case, the Board of Directors has in good faith determined after receipt of the Superior Proposal or the occurrence of such Intervening Event, as applicable, and after consultation with its outside legal counsel and financial advisors, that the failure of the Board of Directors to take such action would be a breach of its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Board of Directors from issuing a “stop, look and listen” communication pursuant to Rule 14d-9 under the 1934 Act or complying with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Board of Directors (after consultation with outside legal counsel) concludes that its failure to do so would be a breach of its fiduciary duties under Applicable Law, so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made (other than any “stop, look and listen” statement) that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action and a reasonably detailed explanation of the basis therefor, including of any Acquisition Proposal or Intervening Event, and, after taking such action, (i) in the case of Section 6.04(b)(i) or Section 6.04(b)(ii)(1), the Company shall continue to advise Parent on a current basis in all material respects of the status and terms of any discussions and negotiations with the Third Party and (ii) in the case of Section 6.04(b)(ii)(2), the Company shall continue to advise Parent of any material facts, events, changes, developments or changes in circumstances relating to such Intervening Event that arise or occur thereafter. In addition, the Company shall notify Parent orally within 24 hours, and in writing as promptly as reasonably practicable (but in no event later than one Business Day), after receipt, by the Company (or, to the Company’s Knowledge, by any of its Representatives) of any Acquisition Proposal or Acquisition Inquiry. The Company shall provide such notice in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal or Acquisition Inquiry and shall provide Parent with a copy of any such Acquisition Proposal. The Company shall keep Parent informed, on a current basis in all material respects, of the status and details of any such Acquisition Proposal or Acquisition Inquiry (including any material changes to the financial terms or other material terms and conditions thereof) or any Intervening Event, and shall promptly (but in no event later than one Business Day after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters) or describes any Intervening Event. None of the Company or the Board of Directors or any committee of the Board of Directors shall enter into any Contract with any Person to limit or not give prior notice to Parent of its intention to make an Adverse Recommendation Change or an Intervening Event Recommendation Change or to terminate this Agreement in light of a Superior Proposal or an Intervening Event.

(d) “Last Look”. Further, the Board of Directors shall not make an Adverse Recommendation Change or an Intervening Event Recommendation Change pursuant to Section 6.04(b) (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) if (A)

any such Adverse Recommendation Change is to be taken in circumstances involving or relating to an Acquisition Proposal, (1) such Acquisition Proposal constitutes a Superior Proposal, (2) the Company promptly provides written notice to Parent at least five Business Days before taking such action of its intention to do so and containing in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, the material terms of such Acquisition Proposal, including the most current version of the proposed Contract under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal and (3) Parent does not make, within five Business Days after its receipt of that written notification, an offer that in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, is at least as favorable to the shareholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new five-Business Day period under this Section 6.04(d)); and (B) any such Intervening Event Recommendation Change is to be taken, the Company (1) promptly provides written notice to Parent at least five Business Days before taking such action of its intention to do so and specifying in reasonable detail the circumstances involving or relating to the Intervening Event, (2) prior to effecting such Intervening Event Recommendation Change and during such period of at least five Business Days, the Company shall have negotiated with Parent in good faith (if Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Recommendation Change, and (3) at or following such period of at least five Business Days, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Intervening Event continues to necessitate such Intervening Event Recommendation Change (taking into account any revisions to this Agreement made or proposed in writing by Parent) and that failure of the Board of Directors to effect an Intervening Event Recommendation Change would be a breach of its fiduciary duties under Applicable Law. The Company agrees that, during any applicable five-Business Day period referred to in this Section 6.04(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement. No Adverse Recommendation Change or Intervening Event Recommendation Change shall change the approval of the Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any other transaction involving Parent contemplated by this Agreement.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal, which did not result from or arise out of a breach in any material respect of this Section 6.04, made after the date of this Agreement for at least a majority of the outstanding Shares or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, expected time to close, and conditions to consummation and all legal, financial and regulatory aspects of such Acquisition Proposal, are more favorable from a financial point of view to the Company’s shareholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the

Board of Directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors.

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and shall direct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal or Acquisition Inquiry and shall request that, and shall use its reasonable best efforts (to the extent not prohibited by an applicable confidentiality agreement) to cause any such Third Party (and its representatives) in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) to return or destroy all such information as promptly as practicable.

(g) Notification and Acknowledgment. The Company shall use its reasonable best efforts to ensure that the Financial Advisor and the directors, officers, and director-level employees of the Company and its Subsidiaries are aware of the provisions of this Section 6.04.

SECTION 6.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.06 Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, the deregistration of the Shares and any other securities of the Company under the 1934 Act, and the termination of reporting requirements under the 1934 Act with respect to any securities of the Company, as promptly as practicable after the Effective Time.

SECTION 6.07 Takeover Statutes. The Company and the Board of Directors shall, to the extent permitted by Applicable Law, use their reasonable best efforts (a) to grant all approvals and take all actions necessary or advisable so that no Takeover Statute becomes applicable to the transactions contemplated by this Agreement and (b) if any such Takeover Statute is or may become applicable to the transactions contemplated by this Agreement, to grant all approvals and take all actions necessary or advisable so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 6.08 Company Public Debt and Credit Facilities. The Company shall take such action as may be reasonably requested by Parent to (A) on or prior to the Closing Date, (i)

prepare (A) a notice of redemption or similar notice under and in compliance with the relevant indentures for the redemption, repurchase or satisfaction and discharge, as applicable, at or as promptly as practicable after the Effective Time of all of the Company’s outstanding 8.50% Notes and 10.875% Notes (collectively, the “Secured Notes”) and the release and discharge of all Liens relating to the Secured Notes at or as promptly as practicable after the Effective Time, and (B) a notice of change of control offer to repurchase all of the Secured Notes under and in compliance with the relevant indentures, conditioned upon the occurrence of the Closing, including, in each case under clauses (A) and (B), providing such notices, officer’s certificates, resolutions of the Board of Directors, opinions of counsel and other documents, and taking such other actions, as may be reasonably requested by Parent in connection with any such redemption, repurchase or satisfaction and discharge, and (ii) with Parent’s cooperation, issue a notice of a change of control offer to each holder of the Secured Notes to repurchase all of such holder’s Secured Notes under and in compliance with the relevant indentures, conditioned upon occurrence of the Closing; (B) on or prior to the Closing Date, prepare a supplemental indenture, a notice of fundamental change, and a notice of make-whole fundamental change, or any similar notice required under the relevant indenture to notify holders of the Convertible Notes of the occurrence of the Merger and the rights of the holders of the Convertible Notes triggered by such Merger, including any increase in the conversion rate of the Convertible Notes or the make-whole conversion rate as a result thereof, if applicable, and any right to receive cash in connection with any conversion, and to prepare any officer’s certificates, resolutions of the Board of Directors, opinions of counsel or other documents as may be reasonably requested by Parent pursuant to the indenture governing the Convertible Notes; and (C) effective at the Effective Time, effect the termination of the Revolving Credit and Term Loan Facility, payment of all amounts outstanding or otherwise payable in respect thereto at the Effective Time, and release and discharge of all Liens relating thereto, including, without limitation, by providing, (i) no later than 10 days before the Closing Date (or such shorter time as shall have been agreed to by the administrative agent thereunder without resulting in any premium or penalty), such administrative agent with written notice of termination to be effective at the Effective Time and to be conditioned on the effectiveness of the Merger, and, to the extent practicable, (ii) Parent with a customary payoff letter in form and substance reasonably satisfactory to Parent providing for such termination and release of Liens upon payment of all such amounts (a “Payoff Letter”). The Company shall at any time prior to the Closing, facilitate the delivery and recording at or as promptly as practicable after the Effective Time of termination statements and instruments of discharge and release of Liens as reasonably requested by Parent. In furtherance and without limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, provide all cooperation that is customary in connection with the redemption, repurchase, satisfaction and discharge, or conversion of securities as may be reasonably requested by Parent and as permitted under the relevant indentures or agreements.

SECTION 6.09 Shareholder Litigation. The Company will (a) promptly advise Parent in writing of any action, suit, or proceeding commenced, asserted or, to the Company’s Knowledge, investigation threatened against it or any of its directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) give Parent the opportunity to reasonably participate in the defense or settlement of any such action, suit or proceeding.

SECTION 6.10 Estoppel Certificates, Remediation, Third Party Consents and Thai Shares.

(a) The Company shall use its reasonable best efforts to obtain and to cause its Subsidiaries to obtain an original estoppel certificate reasonably satisfactory to Parent from each lessor and sublessor from which the Company or any of its Subsidiaries directly or indirectly leases Leased Real Property, and shall deliver all estoppel certificates so obtained to Parent at or prior to the Closing.

(b) The Company will take the actions, and pay the amounts specified, in Section 6.10(b) of the Company Disclosure Schedule prior to the Measurement Date.

(c) The Company shall use its reasonable best efforts to obtain all consents required from any other Person pursuant to a Contract listed on Section 4.04 of the Company Disclosure Schedule that does not evidence Indebtedness of the Company, and shall deliver all consents so obtained to Parent at or prior to the Closing.

(d) At or prior to the Effective Time, the Company shall cause or shall have caused all shares of Hutchinson Technology Operations (Thailand) Co., Ltd. that are not owned of record by the Company to be transferred to such Persons as Parent shall have designated to the Company.

ARTICLE 7

Covenants of Parent

Parent agrees that:

SECTION 7.01 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.02 Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

SECTION 7.03 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the MBCA or any other Applicable Law or provided under the articles of incorporation and bylaws (or comparable organizational documents) of the Company or its Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance (including a run-off or tail insurance policy) for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof and with insurance carriers having at least an “A” rating by A.M. Best with respect to D&O Insurance; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full policy year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the MBCA or any other Applicable Law, or under any Contract of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.04 Employee Matters.

(a) For a period of six months following the Effective Time (or, if shorter, during the period of employment), Parent shall provide to each employee of the Company or any of its Subsidiaries as of the Effective Time who is based in the United States and continues employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) base salary or base wages and benefits (other than equity-based compensation) that are comparable, in the aggregate, to such salary, wages and benefits as in effect immediately prior to the Effective Time.

(b) Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company and its Subsidiaries as reflected in the records thereof for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Parent or its Affiliates in which any Continuing Employee participates after the Effective Time. In no event shall anything contained in this Section 7.04(b) result in any duplication of benefits for the same period of service. In addition, Parent shall (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) The Company shall take all actions that may be necessary or appropriate to cause (i) upon Parent’s request, the Company’s 401(k) plan and (ii) upon Parent’s reasonable request, such other Employee Plans, any such request to be delivered to the Company no later than 15 Business Days prior to the Closing, to terminate as of the close of business of the date immediately preceding the Closing Date. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.04(c) shall be subject to Parent’s prior review and approval.

(d) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider) in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

SECTION 8.01 Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, as promptly as practicable, to cause the conditions to Closing to be satisfied and to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; (ii) obtaining and maintaining all material approvals, consents, registrations, permits, authorizations, expirations or terminations of waiting periods, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; and (iii) completing the remediation matters described in clause (ii) of Section 6.10(b) of the Company Disclosure Schedule prior to the Measurement Date; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the other party’s businesses, assets or properties or agree to limit the ownership or operation by Parent or any of its Affiliates of any businesses, assets or properties, including without limitation the businesses, assets, and properties to be acquired under this Agreement, (B) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (C) litigating, challenging or taking any action with respect to any action or proceeding by any Governmental Authority. Notwithstanding the foregoing and any other provision of this Agreement, any act taken by Parent in respect of this Section 8.01 may be conditioned upon consummation of the Merger. Subject to the proviso to the immediately preceding sentence, each of the Company and Parent will not, and will not direct any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 9 either being delayed or not being satisfied.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 10 Business Days, after the date hereof, (B) make appropriate filings pursuant to any other Required Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and (C) supply as promptly as practicable any additional information and documentary material that may be requested in connection therewith and to use their reasonable best efforts to take or cause to be taken all other actions consistent with this Section 8.01 necessary to cause the expiration or termination of the applicable waiting periods under such Required Antitrust Law as soon as practicable. Each of the Company and Parent will furnish to the other such information and assistance as the other reasonably may request in connection with its preparation of any filing or submission under the Required Antitrust Laws.

(c) In furtherance and not in limitation of Section 8.01(a), each of the Company and Parent shall exercise its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to satisfy the CFIUS Condition, including (i) as promptly as reasonably practicable, but in no event later than 15 Business Days after the date of this Agreement, make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f)

with respect to the Merger and other transactions contemplated hereby and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as promptly as practicable and, in any event, within five Business Days of notification from CFIUS that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and with respect to Parent and Merger Subsidiary the personal identifier information required to be submitted separately from such notice as contemplated by 31 C.F.R. § 800.402(c)(6)(vi)(B) with respect to the Merger and other transactions contemplated hereby, (iii) promptly and, in all events, consistent with any deadline imposed under Exon-Florio or other Applicable Law, comply with any request received by any of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iv) ensure that any information furnished in respect of this Section 8.01(c) is true, complete and correct in all material respects, and (v) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties to this Agreement prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Each of the Company and Parent shall use its reasonable best efforts to furnish to the other all information required for any such filing or proceeding under Exon-Florio. To the extent permitted by Applicable Law, each of the Company and Parent shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or proceedings, provided, however, that neither Parent nor Merger Subsidiary shall be required by the terms of this Section 8.01(c) to disclose to the Company nonpublic information about Parent or its Affiliates that Parent considers to be confidential or proprietary. Neither the Company nor Parent shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity for the other party to attend and/or participate in such meeting. Subject to Applicable Law, each of the Company and Parent will consult and cooperate with the other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to proceedings under Exon-Florio. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the satisfaction of the CFIUS Condition; provided, however, that, notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the CFIUS Condition that (i) is not conditioned upon consummation of the Merger, (ii) it is excused from taking pursuant to the proviso to the first sentence to Section 8.01(a), or (iii) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 8.01(c), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable).

(d) To the extent permitted by Applicable Law and subject to the proviso to the first sentence of Section 8.01(a), each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review in advance any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and, to the extent reasonably practicable and not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(e) In furtherance and not in limitation of Section 8.01(a), each of the Company and Parent shall exercise its reasonable best efforts to take, or cause to be taken (including, in the case of the Company, by its Subsidiaries), all actions and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to satisfy the 60-Day Notice Condition, including (i) the Company, as the registrant, shall submit to the DDTC the ITAR 60-Day Notice relating to the Merger and the transactions contemplated by this Agreement as promptly as reasonably practicable, but in no event later than five Business Days after the date of the receipt by the Company of the registration complete letter or another written indication from DDTC that the Company has properly registered as a manufacturer under the ITAR in accordance with Section 122.2 of the ITAR, (ii) promptly and, in all events, consistent with any deadline imposed under the ITAR or other Applicable Law, comply with any request received by it or any of its Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions, (iii) ensure that any information furnished by such party in respect of this Section 8.01(e) is true, complete and correct in all material respects, and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties to this Agreement prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and, in connection with resolving any investigation or other inquiry of any Governmental Authority under the ITAR, with respect to any such filing or any such transaction. Each of the Company and Parent shall use its reasonable best efforts to furnish to the other all information required to be provided by it or any of its Subsidiaries for any such filing or proceeding under the ITAR. To the extent permitted by Applicable Law, each of the Company and Parent shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or proceedings, provided, however, that neither Parent nor Merger Subsidiary shall be required by the terms of this Section 8.01(e) to disclose to the Company nonpublic information about Parent or its Affiliates that Parent considers to be confidential or proprietary unless such information is required to be included in the ITAR 60-Day Notice. Neither the Company nor Parent shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity for the other party to attend or participate in such meeting. Subject to Applicable Law, the Company and Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to proceedings under the ITAR. Without limiting the foregoing, each of Parent and the Company shall use its reasonable best efforts to take such actions and agree to such requirements or conditions to mitigate any ITAR concerns as may be requested or required by DDTC in connection with, or as a condition of, the satisfaction of the 60-Day Notice Condition; provided, however, that, notwithstanding any provision of this Agreement to the contrary, neither Parent nor the Company shall be required to agree to any term or take any action in connection with the satisfaction of the 60-Day Notice Condition that (x) is not conditioned upon consummation of the Merger, (y) it is excused from taking pursuant to the proviso to the first sentence to Section 8.01(a), or (z) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, for purposes of this Section 8.01(e), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable).

(f) The Company shall consult, and shall cause its Subsidiaries to consult, with Parent regarding the notifications, filings and submissions (if any) that should be made with the U.S. Department of Commerce regarding potential violations of the U.S. Department of Commerce’s regulations with respect to the Subject Product businesses of the Company and its Subsidiaries. The Company shall inform, and shall cause it Subsidiaries to inform, Parent promptly if it or any of its Subsidiaries determines that the Company or any of its Subsidiaries exported any Subject Product, or other export-controlled item without a Permit from the appropriate export control authority, or that it violated any other Trade Control Law. To the extent not prohibited by Applicable Law and the applicable Governmental Authority, the Company agrees to, and to cause its Subsidiaries to, (a) give Parent and its counsel reasonable advance notice of all meetings or telephone conferences with any Governmental Authority relating to any voluntary disclosure process, (b) give Parent and such counsel an opportunity to participate in each of such meetings and conferences, (c) provide Parent and such counsel with a reasonable advance opportunity to review and comment upon any comprehensive disclosure report and all other written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding such voluntary disclosure process, and (d) promptly provide Parent and its counsel with copies of all written communications to or from any Governmental Authority relating to such voluntary disclosure process.

(g) Notwithstanding anything in this Section 8.01 to the contrary, neither Parent nor the Company will be required to share any information with the other party to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a Third Party (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Applicable Law (provided that Parent or the Company, as applicable, shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Applicable Law).

SECTION 8.02 Company Proxy Statement.

(a) As promptly as reasonably practicable (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its shareholders as promptly as practicable thereafter. The Company shall use its reasonable best efforts to ensure that the Company Proxy Statement, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any substantive comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments, communications or requests for amendments or supplements, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement reasonably promptly after receipt thereof and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and responding to any comments from the SEC on the Company Proxy Statement, and (ii) in taking such actions or making any such filings, furnishing information required in connection with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Parent will furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance as may be reasonably requested in connection with the preparation, filing, and distribution of the Company Proxy Statement. The Company Proxy Statement will include all information reasonably requested by the Company or Parent to be included. If at any time prior to the Effective Time any change occurs with respect to the information supplied by Parent for inclusion in the Company Proxy Statement, which is required to be described in an amendment or supplement to the Company Proxy Statement, Parent will reasonably promptly notify the Company of such event and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(d) Notwithstanding (x) any Adverse Recommendation Change or any Intervening Event Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

SECTION 8.03 Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.04 with respect to the matters contemplated by Section 6.04 (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby. Nothing in this Section 8.03 will limit the ability of any party hereto to make internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement and the Parties shall reasonably cooperate and consult with each other in the preparation and communication thereof with a view to issuing internal communications that are reasonably consistent with each other’s internal communications.

SECTION 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.05 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person (including any Governmental Authority) alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any actions, suits, proceedings, or material claims or investigations commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(c) any breach or inaccuracy of any of its representations or warranties contained in this Agreement at any time during the term hereof that would cause the conditions set forth in Section 9.02(a)(ii) or Section 9.03(ii), as applicable, to not be satisfied; provided that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein;

(d) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would cause the conditions set forth in Section 9.02(a)(i) or 9.03(i), as applicable, to not be satisfied; and

(e) any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that all of the conditions set forth in Article 9 will be satisfied prior to the End Date;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9

Conditions to the Merger

SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Additional Amount shall have been finally determined in accordance with Section 2.10;

(b) the Company Shareholder Approval shall have been obtained in accordance with the MBCA;

(c) no Applicable Law shall prohibit the consummation of the Merger; and

(d) any applicable waiting period (and any extension thereof) under the Required Antitrust Laws relating to the Merger shall have expired or been terminated and any consents or approvals required under non-U.S. Required Antitrust Laws shall have been obtained.

SECTION 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in the first and second sentences of Section 4.05(a), the second sentence of Section 4.05(b) shall be true in all respects, except for de minimis inaccuracies, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all respects, except for de minimis inaccuracies, as of such time), (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.20, 4.21, and 4.22, and Items (1) – (4) of Section 4.28(a) of the Company Disclosure Schedule, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(c) if review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the Merger or other transactions contemplated by this Agreement and no requirements or conditions to mitigate any national security concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of this Section 9.02(c) only, clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable (collectively, the “CFIUS Condition”);

(d) the Company and its Subsidiaries will have delivered to Parent a payoff letter reasonably satisfactory to Parent from each holder of any outstanding Indebtedness (other than capitalized lease obligations listed in Section 9.02(d) of the Company Disclosure Schedule, the Secured Notes and the Convertible Notes), in each case with such Person (i) agreeing that the payment of the amounts set forth in its payoff letter will satisfy all outstanding obligations of the Company and its Subsidiaries with respect to such Indebtedness, and (2) agreeing that all Liens securing such Indebtedness will be released upon the satisfaction of the conditions set forth in its payoff letter;

(e) no action or proceeding before any court of competent jurisdiction or other Governmental Authority to restrain or prohibit the transactions contemplated hereby shall have been instituted or overtly threatened by any Governmental Authority; and

(f) if review by DDTC shall have concluded, DDTC shall not have taken action to block or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement and no requirements or conditions to mitigate any ITAR concerns shall have been imposed, other than requirements or conditions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that, for purposes of this Section 9.02(f), clause (E) in the definition of “Company Material Adverse Effect” shall be inapplicable (collectively, the “60-Day Notice Condition”).

SECTION 9.03 Conditions to the Obligations of the Company . The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Section 5.01 and Section 5.02 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

Termination

SECTION 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 2, 2016 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any material provision of this Agreement has been a proximate cause of or results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) by Parent, if:

(i) an Adverse Recommendation Change or an Intervening Event Recommendation Change shall have occurred or, at any time after public announcement of an Acquisition Proposal or the occurrence of an Intervening Event, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent; provided that Parent may only request such reaffirmation of the Company Board Recommendation two times with respect to any particular Acquisition Proposal or Intervening Event before the earlier of the Closing Date or termination of this Agreement; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred or a representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case, that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure;

(d) by the Company, if:

(i) prior to the Company Shareholder Approval, the Board of Directors of the Company shall have made (A) an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d), in order to enter into a definitive, written Contract concerning a Superior Proposal, or (B) an Intervening Event Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d); provided, that, in either such case, the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred or a representation or warranty of Parent set forth in this Agreement shall have become untrue, in either case, that would cause the condition set forth in Section 9.03 not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

SECTION 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (other than as provided in the last sentence of this Section 10.02(a)); provided that no such termination will relieve any party from any liability or damages for fraud, intentional and material failure to fulfill a condition to the performance of the obligations of the other party, or any intentional and material breach of any representation, warranty or covenant in this Agreement (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including the total amount payable to such shareholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such other party as a result of such fraud or intentional and material failure or breach). The provisions of this Section 10.02, the last sentence of Section 6.02, and Article 11 shall survive any termination hereof pursuant to Section 10.01.

(b) For purposes of this Agreement, a party will be deemed to have intentionally breached this Agreement if the relevant breach is a consequence of an act or omission undertaken by such party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause or constitute a breach of this Agreement, it being acknowledged and agreed that any failure by a party to consummate the Merger and the other transactions contemplated by this Agreement after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) shall constitute an intentional breach of this Agreement.

ARTICLE 11

Miscellaneous

SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Hydra Merger Sub, Inc.

c/o Headway Technologies, Inc.

682 S. Hillview Drive

Milpitas, CA 95035-5457

Attention: Mr. Albert Ong, President & Chief Executive Officer

Facsimile No.: (408) 934-5353

with a copy (which shall not constitute notice) to:

TDK U.S.A. Corporation

455 RXR Plaza

Uniondale, NY 11556

Attention: Jeffrey Williams, Esq.

Facsimile No.: (516) 535-2884

and to:

Nixon Peabody LLP

One Embarcadero Center

Suite 1800

San Francisco, CA 94111-3600

Attention: Thomas E. Gaynor, Esq.

Facsimile No.: (855) 900-9163

if to the Company, to:

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Attention: Mr. Richard Penn, President & Chief Executive Officer

Facsimile No.: (302) 587-1810

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Peggy Steif Abram, Esq. and Michael A. Stanchfield, Esq.

Facsimile No.: (612) 766-1600

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall only be deemed given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile or electronic mail if sent prior to 5:00 p.m. on a Business Day in the place of receipt (or, if later, the next succeeding Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day carrier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

SECTION 11.02 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 does not limit Section 10.02 or any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under the MBCA without such approval having first been obtained. In addition to the first sentence of this Section 11.03(a) and notwithstanding any provision of this Agreement to the contrary, if as of the End Date all conditions of this Agreement have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived in writing, other than any one or more of the conditions set forth in Section 9.01(d) and 9.02(c), then the End Date will automatically be extended to 5:00 p.m., local Minneapolis time on November 1, 2016.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 11.04 Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Filing fees incurred under the Required Antitrust Laws, Exon-Florio or any comparable pre-merger or foreign ownership notification filings, forms and submissions or other Required Antitrust Approval with any foreign Governmental Authority that may be required by the Applicable Laws of such foreign Governmental Authority, and the reasonable fees and expenses of an economic advisory firm, shall be shared equally by Parent and the Company.

(b) Termination Fees.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $4,200,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, contemporaneously with and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), by Parent pursuant to Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors or directly to its shareholders generally and not withdrawn and (C) within 12 months following the date of such termination, (1) an Acquisition Proposal shall have been consummated or (2) the Company shall have entered into a definitive Contract with respect to an Acquisition Proposal or recommended to its shareholders an Acquisition Proposal and, during or subsequent to such 12-month period, that Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the consummation of that Acquisition Proposal as described in clause (C), the Termination Fee less the Parent Expenses (to the extent, if any, previously paid pursuant to Section 11.04(b)(iv)).

(iii) The payment of the Termination Fee shall be a precondition to the effectiveness of any termination of this Agreement by the Company pursuant to Section 10.01(d)(i).

(iv) If this Agreement is terminated by the Company pursuant to Section 10.01(b)(iii), then the Company shall pay to Parent in immediately available funds the Parent Expenses contemporaneously with and as a condition to such termination.

(v) If this Agreement is terminated (A) by Parent pursuant to Section 10.01(b)(i), (B) by the Company pursuant to Section 10.01(b)(i) on or after December 1, 2016, or (C) by Parent or the Company pursuant to Section 10.01(b)(ii) (in each case under clause (A) or

(B), to the extent arising from the failure of a condition set forth in Sections 9.01(c), 9.01(d) or 9.02(e) to be satisfied or waived by Parent in connection with an Antitrust Law, or under clause (C), to the extent arising in connection with any Antitrust Law) and, at the time of any such termination, all of the conditions to Closing set forth in Sections 9.01, 9.02, and 9.03 have been satisfied or waived in writing (or, if the Closing were to have taken place on the date of termination, such conditions would have been satisfied), other than the conditions set forth in Sections 9.01(c) or (d) or Section 9.02(e) (if the Applicable Law, action, or proceeding relates to any Antitrust Law), then Parent will pay to the Company an amount in cash equal to $4,200,000 within two Business Days after such termination.

(c) Other Costs and Expenses. Each of the Company, Parent and Merger Subsidiary acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay any amount required to be paid by that party under this Section 11.04 (as applicable, the “Defaulting Party”), the Defaulting Party shall also pay the reasonable costs and expenses incurred by Parent or Merger Subsidiary (if the Company is the Defaulting Party) or the Company (if Parent is the Defaulting Party) in connection with a legal action to enforce this Agreement that results in a judgment against the Defaulting Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Exclusive Remedy. If the Termination Fee is payable and paid to Parent in accordance with this Section 11.04, the receipt of the Termination Fee will be deemed to be the sole and exclusive remedy available to Parent and Merger Subsidiary with respect to this Agreement and the transactions contemplated hereby, and absent fraud, intentional and material failure to fulfill a condition to the performance of the obligations of Parent or Merger Subsidiary, or any intentional and material breach of any representation, warranty or covenant of the Company, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective shareholders) will have no further liability to Parent or Merger Subsidiary under this Agreement; provided, however, that the foregoing shall not limit, diminish or impair any right, claim or chose in action against any Third Party that has made an Acquisition Proposal. In no event will the Company be obligated to pay the Termination Fee or the Parent Expenses on more than one occasion.

SECTION 11.05 Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other representations and warranties. Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The information contained in this Agreement and in the Company Disclosure Schedule is disclosed solely for purposes of this

Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of Applicable Law or breach of Contract).

SECTION 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

SECTION 11.07 Governing Law. This Agreement and any action or proceeding (whether in contract, tort, equity, or otherwise) arising out of this Agreement or any of the transactions contemplated by this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law rules of such state.

SECTION 11.08 Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Minnesota located in the County of Hennepin and the federal courts of the United States of America located in the State of Minnesota solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Minnesota state or federal court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 or in such other manner as may be permitted by Applicable Law shall be valid and sufficient service thereof.

SECTION 11.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10 Counterparts; Effectiveness; etc. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (PDF), each of which shall be deemed an original. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written Contract or other communication). No party to this Agreement may raise as a defense to the formation or enforceability of this Agreement, and each party to this Agreement forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

SECTION 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement, and the Voting Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior Contracts and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Minnesota or any Minnesota state court in the County of Hennepin, without the requirement of the posting of a bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

HUTCHINSON TECHNOLOGY INCORPORATED

By:	/s/ Richard J. Penn
	Name:	Richard J. Penn
	Title:	President & Chief Executive Officer

HEADWAY TECHNOLOGIES, INC.

By:	/s/ Wenjie Chen
	Name:	Wenjie Chen
	Title:	President

HYDRA MERGER SUB, INC.

By:	/s/ Albert Ong
	Name:	Albert Ong
	Title:	President & Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex I

MEASUREMENT DATES

October 25, 2015

November 22, 2015

December 27, 2015

January 24, 2016

February 21, 2016

March 27, 2016

April 24, 2016

May 22, 2016

June 26, 2016

July 24, 2016

August 21, 2016

September 25, 2016

October 23, 2016

November 20, 2016

December 25, 2016

Annex II

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HUTCHINSON TECHNOLOGY INCORPORATED

The undersigned incorporator, being a natural person of full age, for the purpose of forming a corporation under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

ARTICLE I

Name

The name of this corporation is Hutchinson Technology Incorporated.

ARTICLE II

Registered Office

The registered office of the corporation is located at 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

ARTICLE III

Capital

The aggregate number of shares of stock that the corporation shall have the authority to issue is One Thousand (1,000) shares, par value $.01 per share.

ARTICLE IV

Classes and Series

In addition to, and not by way of limitation of, the powers granted to the Board of Directors by Minnesota Statutes, Chapter 302A, the Board of Directors of the corporation shall have the power and authority to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption, and conversion right with respect to any stock of the corporation. Unless otherwise designated by the Board of Directors, all issued shares shall be deemed common stock with equal rights and preferences.

ARTICLE V

Written Action Without Meeting

Any action required or permitted to be taken at any meeting of the Board of Directors of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by a majority of the Board of Directors then in office, except as to those matters which require shareholder approval, in which case the written action shall be signed, or consented to by authenticated electronic communication, by all members of the Board of Directors then in office.

ARTICLE VI

Cumulative Voting Denied

No shareholder of the corporation shall be entitled to any cumulative voting rights.

ARTICLE VII

Pre-Emptive Rights Denied

No shareholder of the corporation shall have any preferential, pre-emptive, or other rights of subscription to any shares of any class or series of stock of the corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any obligations or securities convertible into any class or series of stock of the corporation, nor any right of subscription to any part thereof.

ARTICLE VIII

Limitation of Liability

No director of the corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under sections 302A.559 or 80.23 of Minnesota Statutes, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to January 27, 1988. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Schedule 1.01(a)

Sample Cash Calculation

($ in thousands)

June 28, 2015
Unrestricted cash and cash equivalents	$35,387
Senior Secured Facility Collections Account	8
Collateral for Credit Card Program	1,014

$36,409

Appendix B

Sample Additional Consideration Calculations

Net Cash	Additional Consideration	Merger Consideration
Up to $17.5 million	$0.00	$3.62
18.0 million	0.01	3.63
18.5 million	0.02	3.64
19.0 million	0.03	3.65
19.5 million	0.05	3.67
20.0 million	0.06	3.68
20.5 million	0.07	3.69
21.0 million	0.08	3.70
21.5 million	0.09	3.71
22.0 million	0.10	3.72
22.5 million	0.11	3.73
23.0 million	0.12	3.74
23.5 million	0.13	3.75
24.0 million	0.14	3.76
24.5 million	0.15	3.77
25.0 million	0.16	3.78
25.5 million	0.17	3.79
26.0 million	0.19	3.81

Net Cash	Additional Consideration	Merger Consideration
26.5 million	0.20	3.82
27.0 million	0.21	3.83
27.5 million	0.22	3.84
28.0 million	0.23	3.85
28.5 million	0.24	3.86
29.0 million	0.25	3.87
29.5 million	0.26	3.88
30.0 million	0.27	3.89
30.5 million	0.28	3.88
31.0 million	0.29	3.91
31.5 million	0.30	3.92
32.0 million	0.32	3.94
32.5 million	0.33	3.95
33.0 million	0.34	3.96
33.5 million	0.35	3.97
34.0 million	0.36	3.98
34.5 million	0.37	3.99
35.0 million or more	0.38	4.00

Measurement Dates

October 25, 2015

November 22, 2015

December 27, 2015

January 24, 2016

February 21, 2016

March 27, 2016

April 24, 2016

May 22, 2016

June 26, 2016

July 24, 2016

August 21, 2016

September 25, 2016

October 23, 2016

November 20, 2016

December 25, 2016

B-1

Appendix C

DISSENTERS’ RIGHTS UNDER THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(A) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(B) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(C) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(D) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(E) a plan of conversion is adopted by the corporation and becomes effective;

(F) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(G) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (A) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(B) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (A) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(B) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(C) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, or the NASDAQ Global Select Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (C) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1. Definitions. (A) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(B) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(C) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(D) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (A) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(B) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (A) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (A) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(B) The corporation may withhold the remittance described in paragraph (A) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(C) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (A) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(B) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(C) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

Appendix D

Global Corporate & Investment Banking

Merrill Lynch, Pierce, Fenner & Smith Incorporated

November 1, 2015

The Board of Directors

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Members of the Board of Directors:

We understand that Hutchinson Technology Incorporated (“Hutchinson”) proposes to enter into an Agreement and Plan of Merger, dated as of November 1, 2015 (the “Agreement”), among Hutchinson, Headway Technologies, Inc. (“Headway”), a subsidiary of TDK Corporation (‘TDK”) and Hydra Merger Sub, Inc., a wholly owned subsidiary of Headway (“Hydra”), pursuant to which, among other things, Merger Sub will merge with and into Hutchinson (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of Hutchinson (“Hutchinson Common Stock”) will be converted into the right to receive $3.62 in cash (the “Base Consideration”) plus the Additional Consideration (as defined in the Merger Agreement; the Additional Consideration, together with the Base Consideration, the “Consideration”)). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Hutchinson Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Hutchinson;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Hutchinson furnished to or discussed with us by the management of Hutchinson, including certain financial forecasts relating to Hutchinson prepared by the management of Hutchinson (such forecasts, “Hutchinson Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Hutchinson with members of senior management of Hutchinson;

(iv)	reviewed the trading history for Hutchinson Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

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Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Board of Directors

Hutchinson Technology Incorporated

(v)	compared certain financial and stock market information of Hutchinson with similar information of other companies we deemed relevant;

(v)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vi)	considered the response of certain third parties to communications from Hutchinson that conveyed the possibility of Hutchinson entering into a definitive agreement with respect to an acquisition of Hutchinson;

(vii)	reviewed the Agreement; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Hutchinson that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Hutchinson Forecasts, we have been advised by Hutchinson, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Hutchinson as to the future financial performance of Hutchinson. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hutchinson, nor have we made any physical inspection of the properties or assets of Hutchinson. We have not evaluated the solvency or fair value of Hutchinson or Headway under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Hutchinson, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Hutchinson or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Hutchinson or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Hutchinson Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Recycled Paper

Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Board of Directors

Hutchinson Technology Incorporated

expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Hutchinson or in which Hutchinson might engage or as to the underlying business decision of Hutchinson to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Hutchinson in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Hutchinson has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Hutchinson, TDK and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Hutchinson and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury services and products to Hutchinson.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to TDK and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain treasury and foreign exchange trading services and products to TDK.

It is understood that this letter is for the benefit and use of the Board of Directors of Hutchinson (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Recycled Paper

Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Board of Directors

Hutchinson Technology Incorporated

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Hutchinson Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

      INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation	Recycled Paper

Appendix E

SHAREHOLDER VOTING AGREEMENT

SHAREHOLDER VOTING AGREEMENT (this “Agreement”) dated as of November 1, 2015 between Headway Technologies, Inc., a California corporation (“Parent”), and [Shareholder] (collectively, the “Shareholder”).

WHEREAS, as an inducement and an essential condition to Parent and Merger Subsidiary entering into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the “Merger Agreement”) with Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), Parent has requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) that Shareholder beneficially owns (for the purposes of this Agreement, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. During the term of this Agreement, Shareholder hereby agrees to vote with respect to all of the Shares that Shareholder is entitled to vote at the time of any vote or action by written consent (a) to approve and adopt the Merger Agreement, the Plan of Merger and all agreements related to the Merger, (b) to approve an increase in the conversion rate for the Company’s 8.50% Convertible Senior Notes due 2019, (c) to approve any actions related to any of the foregoing, and (d) to vote against any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters referred to in clauses (i) through (iii) (such matters referred to in clauses (a) through (d), collectively, the “Covered Proposals”) at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), such increase in the conversion rate, or such other actions, are submitted for the consideration and vote of the shareholders of the Company. Shareholder agrees not to consent to any of the Covered Proposals referred to in clauses (d)(i) through (iv) of the immediately preceding sentence.

Section 1.02. Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares on the Covered Proposals and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on any Covered Proposal until after the Termination Date. By entering into this Agreement, Shareholder hereby grants a proxy appointing Parent as the Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power with respect to the Covered Proposals in the manner contemplated by Section 1.01 above, as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Section 1.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked on the Termination Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the capacity of Shareholder. This Agreement constitutes a valid and binding Agreement of Shareholder, enforceable against Shareholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Shareholder is married and the Shares, Company Stock Options or restricted stock units set forth on Exhibit A hereto constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or any of Shareholder’s properties or assets, including, without limitation, the Shares or (iii) result in the imposition of any Lien on any asset of Shareholder, except, in the case of clauses (i) through (iii), as would not impair or adversely affect Shareholder’s ability to perform Shareholder’s obligations under this Agreement or render inaccurate Shareholder’s representations made herein.

Section 2.03. Ownership of Shares. Shareholder (together with Shareholder’s spouse if Shareholder is married and the Shares constitute community property under Applicable Law) is the record and beneficial owner of the Shares, free and clear of any Lien (including any restriction on the right to vote or dispose of the Shares except pursuant hereto), except for restrictions imposed by applicable securities laws. Except for this Agreement, none of the Shares is subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Shares.

Section 2.04. Total Shares. Except for the Shares, Company Stock Options and restricted stock units set forth on Exhibit A hereto, Shareholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, or (iii) warrants, calls, options or other rights to acquire from the Company any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company.

Section 2.05. Absence of Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Shareholder, threatened against or affecting Shareholder before or by any Governmental Authority or arbitrator that could reasonably be expected to impair the ability of Shareholder to perform its obligations hereunder on a timely basis.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, the Company or any of their respective Affiliates in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Shareholder in his or her capacity as a Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.01. No Proxy, Transfer or Encumbrance with respect to Shares. During the term of this Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of (except by will or under the laws of intestacy), or enter into any contract, option or other arrangement or understanding with respect to, the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Shares during the term of this Agreement. Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

Section 4.02. Other Offers. The Shareholder shall not, nor shall the Shareholder authorize or direct any of his or her Representatives to, (i) solicit, initiate or take any action to knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal, or (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, or would reasonably be expected to make an Acquisition Proposal. Notwithstanding the foregoing, Shareholder shall be permitted to engage in the activities set forth in Section 6.04 of the Merger Agreement, but only if and to the extent the Company is then permitted to take such actions pursuant to and in accordance with such Section 6.04.

Section 4.03. Disclosure of Information Regarding Shareholder. Shareholder hereby consents to and authorizes the publication and disclosure by Parent or the Company of Shareholder’s identity and holding of Shares, and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent or the Company determines to be required by Applicable Law in any document to be filed with the SEC in connection with the Merger or any of the other transactions contemplated by the Merger Agreement.

Section 4.04. Additional Shares. In the event that Shareholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on Exhibit A hereto will be deemed amended accordingly. Shareholder shall promptly notify Parent of any such event.

Section 4.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Shareholder hereby (i) waives and agrees not to exercise any rights (including under Section 302A.471 or Section 302A.473 of the MBCA) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees (A) not to commence or participate in, and (B) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

Section 4.06. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Shareholder in his capacity as a director or officer of the Company, from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company), and Shareholder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Shareholder acting in his capacity as a director, officer, or other fiduciary of the Company.

Section 4.07. Confidentiality. Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement (including the Merger) may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, prior to the public disclosure thereof by the Company or Parent pursuant to the terms of the Merger Agreement, Shareholder hereby agrees, in his or her capacity as a shareholder of the Company only, not to issue any press release or make any other public statement or disclose or discuss such matters with anyone not a party to this Agreement (other than Shareholder’s counsel and advisors, if any) without the prior written consent of Parent, except as required by Applicable Law.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. Capitalized terms used in this Agreement but not otherwise defined herein shall, unless the context otherwise requires, have the respective meanings ascribed thereto in the Merger Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other party may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest to occur of (a) the Effective Time, or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that the provisions of this Section 5.03 and Sections 5.01, 5.05, 5.07, 5.08, 5.09, 5.13, 5.14 and 5.16 shall survive any termination of this Agreement. Nothing in this Section 5.03 and no termination of this Agreement shall relieve any party hereto from any liability or damages incurred or suffered by the other party to the extent such liabilities or damages were the result of fraud or the intentional and willful breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 5.04. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to direct Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.

Section 5.05. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law rules of such state that would result in the application of any law other than the law of the State of Minnesota.

Section 5.08. Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Minnesota located in the County of Hennepin and the federal courts of the United States of America located in the State of Minnesota solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Minnesota state or federal court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.13 shall be deemed valid and effective service of process on such party.

Section 5.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement, including the irrevocable proxy, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof in any federal court or any Minnesota state court located in Hennepin County in the State of Minnesota, without the requirement of the posting of a bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.13. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Parent, to:

Headway Technologies, Inc.

c/o Hydra Merger Sub, Inc.

682 S. Hillview Drive

Milpitas, California 95035

Attention: Mr. Albert Ong

Facsimile No.: (408) 934-5353

with a copy (which shall not constitute notice) to:

TDK U.S.A. Corporation

455 RXR Plaza

Uniondale, New York 11556

Attention: Jeffrey G. Williams, Esq.

Facsimile No.: (516) 535-2884

and to:

Nixon Peabody LLP

One Embarcadero Center

Suite 1800

San Francisco, California 94111-3600

Attention: Thomas E. Gaynor, Esq.

Facsimile No.: (855) 900-9163

if to Shareholder, to the address set forth in the signature page hereof,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall only be deemed given (a) on the date of delivery if delivered personally, (b) on the date sent by facsimile or electronic mail if sent prior to 5:00 p.m. on a Business Day in the place of receipt (or, if later, the next succeeding Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day carrier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

Section 5.14. No Other Agreement. Shareholder does not make any agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer of the Company or any of its subsidiaries, and nothing in this Agreement (i) will limit or affect any actions or omissions taken by Shareholder in his or her capacity as such a director or officer, as applicable, including in exercising rights under the Merger Agreement, and no such actions or omissions in such capacity shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Shareholder from exercising Shareholder’s fiduciary duties as an officer or director, as applicable, to the Company or its shareholders.

Section 5.15. Consultation with Counsel. Each party acknowledges and represents that, in executing this Agreement, he or she has had the opportunity to seek advice as to its legal rights from legal counsel and that such party has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HEADWAY TECHNOLOGIES, INC.

By:
Name:
Title:

Name:
Address:

SIGNATURE PAGE TO SHAREHOLDER VOTING AGREEMENT

Exhibit A

Class of Capital Stock	Shares Owned (excluding Company Stock Options and restricted stock units)	Shares Subject to Company Stock Options	Shares Subject to Restricted Stock Units
Common Stock, par value $0.01 per share

Appendix F

Make-Whole Table

Conversion Rate	Total Merger Consideration: Base Consideration ($3.62) + any Additional Consideration (up to $0.38)	Additional Shares Associated with Effective Date of Merger on or prior to October 31, 2016*	Adjusted Conversion Rate for Effective Date on or prior to October 31, 2016*	Additional Shares Associated with Effective Date of October 31, 2017*	Adjusted Conversion Rate for Effective Date on October 31, 2017*
266.6667 shares per $1,000 convertible notes	$3.62	70.4762	337.1429 shares per $1,000 convertible notes	46.9841	313.6508 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.63	70.2857	336.9524 shares per $1,000 convertible notes	46.8571	313.5238 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.64	70.0953	336.7620 shares per $1,000 convertible notes	46.7301	313.3968 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.65	69.9048	336.5715 shares per $1,000 convertible notes	46.6031	313.2698 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.66	69.7143	336.3810 shares per $1,000 convertible notes	46.4762	313.1429 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.67	69.5238	336.1905 shares per $1,000 convertible notes	46.3492	313.0159 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.68	69.3333	336.0000 shares per $1,000 convertible notes	46.2222	312.8889 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.69	69.1429	335.8096 shares per $1,000 convertible notes	46.0952	312.7659 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.70	68.9524	335.6191 shares per $1,000 convertible notes	45.9682	312.6349 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.71	68.7619	335.4286 shares per $1,000 convertible notes	45.8412	312.5079 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.72	68.5714	335.2381 shares per $1,000 convertible notes	45.7143	312.3810 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.73	68.3810	335.0477 shares per $1,000 convertible notes	45.5873	312.2540 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.74	68.1905	334.8572 shares per $1,000 convertible notes	45.4603	312.1270 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.75	68.0000	334.6667 shares per $1,000 convertible notes	45.3333	312.0000 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.76	67.8300	334.4967 shares per $1,000 convertible notes	45.2200	311.8867 shares per $1,000 convertible notes

F-1

Conversion Rate	Total Merger Consideration: Base Consideration ($3.62) + any Additional Consideration (up to $0.38)	Additional Shares Associated with Effective Date of Merger on or prior to October 31, 2016*	Adjusted Conversion Rate for Effective Date on or prior to October 31, 2016*	Additional Shares Associated with Effective Date of October 31, 2017*	Adjusted Conversion Rate for Effective Date on October 31, 2017*
266.6667 shares per $1,000 convertible notes	$3.77	67.6600	334.3267 shares per $1,000 convertible notes	45.1066	311.7733 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.78	67.4900	334.1567 shares per $1,000 convertible notes	44.9933	311.6600 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.79	67.3200	333.9867 shares per $1,000 convertible notes	44.8800	311.5467 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.80	67.1500	333.8167 shares per $1,000 convertible notes	44.7666	311.4333 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.81	66.9800	333.6467 shares per $1,000 convertible notes	44.6533	311.3200 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.82	66.8100	333.4767 shares per $1,000 convertible notes	44.5400	311.2067 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.83	66.6400	333.3067 shares per $1,000 convertible notes	44.4266	311.0933 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.84	66.4700	333.1367 shares per $1,000 convertible notes	44.3133	310.9800 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.85	66.3000	332.9667 shares per $1,000 convertible notes	44.2000	310.8667 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.86	66.1300	332.7967 shares per $1,000 convertible notes	44.0866	310.7533 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.87	65.9600	332.6267 shares per $1,000 convertible notes	43.9733	310.6400 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.88	65.7900	332.4567 shares per $1,000 convertible notes	43.8600	310.5267 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.89	65.6200	332.2867 shares per $1,000 convertible notes	43.7467	310.4134 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.90	65.4500	332.1167 shares per $1,000 convertible notes	43.6333	310.3000 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.91	65.2800	331.9467 shares per $1,000 convertible notes	43.5200	310.1867 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.92	65.1100	331.7767 shares per $1,000 convertible notes	43.4067	310.0734 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.93	64.9400	331.6067 shares per $1,000 convertible notes	43.2933	309.9600 shares per $1,000 convertible notes

F-2

Conversion Rate	Total Merger Consideration: Base Consideration ($3.62) + any Additional Consideration (up to $0.38)	Additional Shares Associated with Effective Date of Merger on or prior to October 31, 2016*	Adjusted Conversion Rate for Effective Date on or prior to October 31, 2016*	Additional Shares Associated with Effective Date of October 31, 2017*	Adjusted Conversion Rate for Effective Date on October 31, 2017*
266.6667 shares per $1,000 convertible notes	$3.94	64.7700	331.4367 shares per $1,000 convertible notes	43.1800	309.8467 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.95	64.6000	331.2667 shares per $1,000 convertible notes	43.0667	309.7334 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.96	64.4300	331.0967 shares per $1,000 convertible notes	42.9533	309.6200 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.97	64.2600	330.9267 shares per $1,000 convertible notes	42.8400	309.5067 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.98	64.0900	330.7567 shares per $1,000 convertible notes	42.7267	309.3934 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$3.99	63.9200	330.5870 shares per $1,000 convertible notes	42.6133	309.2800 shares per $1,000 convertible notes
266.6667 shares per $1,000 convertible notes	$4.00	63.7500	330.4167 shares per $1,000 convertible notes	42.5000	309.1667 shares per $1,000 convertible notes

*	The effective date of the merger may fall on a date after October 31, 2106 and before October 31, 2017. If the effective date of the merger occurs during such period, the amount of the conversion rate adjustment for related make-whole conversions will be determined by a straight-line interpolation between the adjustment amounts set forth for the effective dates in the table based on a 365-day year. This means that the adjusted conversion rates after October 31, 2016 and before October 31, 2017, if applicable, will vary from the amounts shown in the table (and will fall within the range of the conversion rates shown for October 31, 2016 and October 31, 2017).

F-3